UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Securities Exchange Act of 1934

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MBIA Inc.

(Name of Registrant as Specified In Its Charter)

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MBIA Inc.	Joseph W. Brown
113 King Street	Executive Chairman
Armonk, NY 10504	Gary C. Dunton
914-273-4545	President & Chief Executive Officer

March 30, 2005

Dear Owners:

We are pleased to invite you to the annual meeting of MBIA shareholders on Thursday, May 5, 2005. The meeting will be held at our office located at 113 King Street, Armonk, New York, at 10:00 a.m.

Our formal agenda for this year’s meeting is to vote on the election of Directors, to approve the Company’s new Annual Incentive Plan for purposes of Section 162(m) of the Internal Revenue Code, to approve the Company’s new Omnibus Incentive Plan, to approve certain amendments to the Company’s Certificate of Incorporation that are intended to enhance shareholders’ rights and to ratify the selection of independent auditors for 2005. After the formal agenda is completed, Gary Dunton will report to you the highlights of 2004 and discuss the outlook for our business in 2005. We will also answer any questions you may have.

Whether or not you plan to attend the meeting, your vote on these matters is important to us. Please complete, sign and return the enclosed proxy card in the envelope provided. Alternatively, you can vote your proxy by telephone or through the Internet by following the instructions on the enclosed proxy card.

We appreciate your continued support on these matters and look forward to seeing you at the meeting.

Very truly yours,

Joseph W. Brown Chairman	Gary C. Dunton Chief Executive Officer

MBIA INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Dear Shareholders:

We will hold the annual meeting of MBIA Inc. (“MBIA” or the “Company”) shareholders at the Company’s offices located at 113 King Street, Armonk, New York, on Thursday May 5, 2005 at 10:00 a.m., New York time in order:

1.	To elect nine directors for a term of one year, expiring at the 2006 Annual Meeting;

2.	To approve the Company’s new Annual Incentive Plan for purposes of Section 162(m) of the Internal Revenue Code;

3.	To approve the Company’s new Omnibus Incentive Plan;

4.	To approve an amendment to Section 8 of the Company’s Certificate of Incorporation, which allows directors to consider several factors in evaluating tender or exchange offers or merger or acquisition proposals by another party, to reduce the supermajority shareholder vote required to amend such section to a simple majority vote;

5.	To approve an amendment to the Company’s Certificate of Incorporation to permit shareholders to act by majority written consent, rather than by unanimous written consent;

6.	To ratify the selection of PricewaterhouseCoopers LLP, certified public accountants, as independent auditors for the Company for the year 2005; and

7.	To transact any other business as may properly come before the meeting.

These items are more fully described in the following pages. You may vote your shares either in person at the meeting or by mailing in the completed proxy card, provided you were a shareholder of record at the close of business on March 11, 2005. You may also vote your shares if you were a shareholder of record at the close of business on March 11, 2005 by telephone or through the Internet by following the instructions on the enclosed proxy card.

Shareholders are reminded that shares cannot be voted unless the signed proxy card is returned, or other arrangements have been made to have the shares represented at the meeting, or unless they vote their shares by telephone or Internet as described on the proxy card.

Sincerely,

Ram D. Wertheim
Secretary

113 King Street

Armonk, New York 10504

March 30, 2005

MBIA INC.

PROXY STATEMENT

Purpose of the Proxy.    This proxy statement and the enclosed proxy card are being mailed to you on or about April 4, 2005 because MBIA’s Board of Directors is soliciting your vote at the 2005 annual meeting of shareholders. MBIA’s Annual Report for the year 2004 is included in this package as well, and together this material should give you enough information to allow you to make an informed vote.

How it Works.    If you owned MBIA stock at the close of business on March 11, 2005, you are entitled to vote. On that date, there were 137,630,961 shares of MBIA common stock (which is our only class of voting stock) outstanding. You have one vote for each share of MBIA common stock you own.

Please fill in your proxy card and send it to us before the date of our annual meeting or vote by telephone or over the Internet. If you do not specify how your proxy is to be voted, it will be voted as recommended by the Board of Directors. You can revoke your proxy at any time before the annual meeting if, for example, you would like to vote in person at the meeting.

If you abstain from voting, or if your shares are held in the name of your broker and your broker does not vote on any of the proposals, your proxy will be counted simply to calculate the number of shares represented at the meeting. It will not be counted as a vote on any proposal.

Voting By Telephone or Via the Internet.    The Company has arranged to allow you to vote your shares of common stock by telephone or via the Internet. You may also vote your shares by mail. Please see the proxy card accompanying this Proxy Statement for specific instructions on how to cast your vote by any of these methods.

In order to vote your shares by telephone or via the Internet, your vote must be received by 4:00 p.m., New York City time, on May 4, 2005. Submitting your vote by telephone or via the Internet will not affect your right to vote in person should you decide to attend the annual meeting.

The telephone and Internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been recorded properly. We have been advised that the Internet voting procedures that have been made available to you are consistent with the requirements of applicable law. If you decide to vote your shares via the Internet, there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies that you will have to bear.

Miscellaneous.    The cost to prepare and mail these proxy materials will be borne by the Company. Proxies may be solicited by mail, in person or by telephone by directors, officers and regular employees of the Company without extra compensation and at the Company’s expense. The Company will also ask bankers and brokers to solicit proxies from their customers and will reimburse them for reasonable expenses. In addition, the Company has engaged MacKenzie Partners of New York to assist in soliciting proxies for a fee of approximately $6,000 plus reasonable out-of-pocket expenses.

A copy of the Company’s Annual Report on Form 10-K to the Securities and Exchange Commission is available on the Company’s website at www.mbia.com or by writing to the Corporate Communications Department, MBIA Inc., 113 King Street, Armonk, New York 10504.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

The Board of Directors supervises the overall affairs of the Company. To assist it in carrying out these responsibilities, the Board has delegated authority to six Committees, described below. The Board of Directors met seven times during 2004. The Board of Directors has and will continue to have regularly scheduled non-management director meetings. The Company’s policy on Board attendance, which is contained in the “MBIA Inc. Corporate Governance Practices” and can be found on the Company’s website, www.mbia.com, requires that each Director attend at least 75% of all Board meetings and Committee meetings of which that Director is a member. All of the Directors met this requirement in 2004. During 2004, four Directors did not attend one meeting of the Board and another Director did not attend one Committee meeting on which that Director served. Otherwise, all Directors attended all of the Board meetings and meetings of Committees on which they served.

Board Committees

Each Board committee has a charter, which can be found on the Company’s website, www.mbia.com. The committees are as follows:

The Executive Committee, which at year-end consisted of Messrs. Brown (Chair), Clapp, Dunton and Kearney, met twice during 2004. This Committee is authorized to exercise powers of the Board during intervals between Board meetings, subject to limitations set forth in the By-Laws of the Company.

The Finance Committee, which at year-end consisted of Messrs. Brown, Chaplin (Chair), Clapp, Dr. Meyer and Mr. Rolls, met twice during 2004. This Committee approves and monitors the Company’s investment policies, activities and portfolio holdings, and reviews investment performance and asset allocation.

The Risk Oversight Committee, which at year-end consisted of Messrs. Brown, Clapp, Kearney (Chair), Dr. Meyer and Ms. Perry, met twice during 2004. This Committee monitors the underwriting process to ensure compliance with guidelines, and reviews proposed changes to underwriting policy and guidelines. It also reviews the Company’s exposure guidelines for the insurance portfolio and the Company’s overall portfolio analyses.

The Compensation and Organization Committee, which at year-end consisted of Mr. Clapp (Chair), Dr. Gaudiani, and Messrs. Kearney and Rolls, met three times during 2004. This Committee reviews and approves overall policy with respect to compensation matters. Every year, the Committee reviews the performance of the Chief Executive Officer and the Executive Chairman and makes recommendations to the Board on their compensation. The Committee approves senior officer compensation and reviews significant organizational changes and executive succession planning.

The Audit Committee, which at year-end consisted of Ms. Johnson, Ms. Perry and Messrs. Chaplin, Lebenthal and Rolls (Chair), met five times during 2004. Ms. Johnson and Mr. Lebenthal retired on December 31, 2004. Mr. Clapp was elected as a member of the Audit Committee effective on January 6, 2005. This Committee reviews the Company’s annual and quarterly financial statements, reviews the reports of the Company’s independent auditor and the performance of those auditors. The Committee also reviews the qualification of the Company’s Internal Audit Department. In accordance with the Audit Committee Charter and the listing standards of the New York Stock Exchange, each of the Audit Committee members is independent. In addition, the Board has designated Mr. Rolls as the “audit committee financial expert” (as defined under applicable Securities and Exchange Commission rules) on the Audit Committee.

The Nominating/Corporate Governance Committee, which at year-end consisted of Mr. Chaplin, Dr. Gaudiani (Chair), Ms. Johnson, Mr. Kearney, and Ms. Perry, met five times during 2004. The Committee is responsible for MBIA’s Corporate Governance Practices, which establish corporate governance guidelines and principles with respect to the role of the Board of Directors, meetings of the Board of Directors, Board structure, policy on Board attendance and committees of the Board. This Committee also makes recommendations to the Board on Director nominees and on the size and composition of the Board. It also recommends guidelines and criteria for the selection of nominees. All members of the Nominating/Corporate Governance Committee are Independent Directors as required by the listing standards of the New York Stock Exchange and the Company’s Corporate Governance Practices.

Process for Director Searches

Potential Director nominees are selected in light of the Board’s needs at the time of recommendation. The Nominating/Corporate Governance Committee has engaged a third-party search firm to assist in identifying and evaluating potential nominees. The Committee assesses potential nominees on various criteria, such as relevant business and other skills and experience, personal character and judgment and diversity of experience. The Committee also considers the ability of potential nominees to devote significant time to Board activities. The independence and financial literacy of potential nominees, as well as their knowledge of and familiarity with the Company’s businesses, are additional considerations in the Committee’s selection process. Potential nominees are reviewed and evaluated first by the third-party search firm, which then forwards all nominees for review and evaluation by the Chair of the Committee and then, at the Chair’s discretion, by the entire Committee, which decides whether to recommend a candidate for consideration by the full Board. Potential nominees are interviewed by each member of the Committee and by the Executive Chairman and the Chief Executive Officer.

The Committee would evaluate potential nominees suggested by shareholders on the same basis as all other potential nominees. Shareholders may recommend a potential nominee by sending a letter to the Company’s Corporate Secretary at MBIA Inc., 113 King Street, Armonk, New York 10504. No potential nominees were recommended by shareholders in 2004.

Director’s Compensation

Independent Directors Retainer Fees.    In 2004, the Company paid Directors who are not Executive Officers an annual retainer fee of $30,000, plus an additional $2,000 for attendance at each Board and Committee meeting. The Company also paid Committee chairs an additional $1,000 per meeting for each meeting they chaired.

For 2005, the Board has approved an increase in the fees paid to Directors as follows: an increase in the annual Board retainer to $40,000, an Annual Committee Chair retainer of $15,000, an Annual Lead Director retainer of $25,000, and a Board and Committee meeting fee of $2,000 per meeting.

Under the Company’s Amended and Restated Deferred Compensation and Stock Ownership Plan for Non-Employee Directors, which was approved by the Board and the shareholders in 2002, an eligible Director may elect to be paid the retainer and meeting fees paid annually either in cash on a quarterly basis with no deferral of income, or to defer receipt of all or a portion of such compensation until a time following termination of such Director’s service on the Board. A Director electing to defer compensation may choose to allocate deferred amounts to either a hypothetical investment account (the “Investment Account”), or a hypothetical share account (the “Share Account”), which have been set up to credit such deferred payments.

Amounts allocated to the Investment Account are credited to a hypothetical money market account earning hypothetical interest based on the Lehman Brothers Government/Corporate Bond Index. Amounts allocated to the Director’s Share Account are converted into units with each such unit representing the right to receive a share of common stock at the time or times distributions are made under the Plan. Dividends are paid as stock units each quarter. Distributions of amounts allocated to the Share Account are made in shares of common stock. No transfers are permitted between the accounts. As of year-end, all of the non-employee Directors elected to participate in this plan.

The following table represents Director account balances under the share account (deferred retainer & meeting fees) as of December 31, 2004. There are no Directors who have deferred their compensation into the hypothetical investment account and therefore, there are no account balances as of December 31, 2004.

	Hypothetical Share Account Balance as of Dec. 31, 2004	Hypothetical Share Account Value as of Dec. 31, 2004
Joseph W. Brown(1)	12,729	$805,498
C. Edward Chaplin	1,911	$120,960
David C. Clapp	10,350	$654,945
Claire L. Gaudiani	11,319	$716,244
Freda S. Johnson	19,335	$1,223,510
Daniel P. Kearney	11,724	$741,885
James A. Lebenthal	19,152	$1,211,948
Laurence H. Meyer	120	$7,574
Debra J. Perry	435	$27,508
John A. Rolls	13,252	$838,576

(1)	This amount represents deferred compensation earned by Mr. Brown while he was a Director and before joining MBIA as Chief Executive Officer.

Independent Directors Restricted Stock Grants.    In addition to the annual cash fees payable to Directors for 2004, the Company also granted non-employee Directors an award of restricted stock with a value of $50,000 under the Restricted Stock Plan for Non-Employee Directors (the “Restricted Stock Plan”), which was approved by the Board and the shareholders in 2002. New directors elected to the Board also receive a one-time grant of restricted stock under the Restricted Stock Plan with a value of $75,000. Ms. Perry and Dr. Meyer received such a grant in 2004.

Shares granted to Directors under the Restricted Stock Plan are subject to restrictions on transferability. The restriction period applicable to a restricted stock award will lapse and the shares of restricted stock will become freely transferable on the earlier of: (i) the death or disability of a participating Director, (ii) a change of control in the Company as defined in the Restricted Stock Plan, (iii) the Company’s failure to nominate a participating Director for re-election, (iv) the failure of the shareholders to elect a participant Director at any shareholders meeting, or (v) the tenth anniversary of the date of the restricted stock grant. Unless otherwise approved by the Compensation and Organization Committee of the Board, if a participating Director leaves the Board for any reason other than the foregoing at any time prior to the date when the restriction period lapses, all unvested shares will revert back to the Company. During the restricted period, a participating Director receives dividends with respect to, and may vote, the restricted shares.

The Compensation and Organization Committee of the Board of Directors has the discretionary authority to determine the Directors to whom restricted stock will be granted and the terms and conditions of such restricted stock, including the number of shares of restricted stock to be granted, the time or times at which the restricted stock will vest, whether any restriction shall be modified or waived after date of grant, and the rights of a participant with respect to the restricted stock following the participant’s termination of service as Director.

In accordance with its authority, the Compensation and Organization Committee of the Board of Directors approved the vesting of all restricted stock held by Ms. Johnson and by Mr. Lebenthal, effective upon their retirement from the Board on December 31, 2004.

Directors’ Compensation Summary.    MBIA’s Directors’ compensation consists of the following components:

2005 Compensation Components	Amount
Board Retainer	$40,000
Committee Chair Retainer	$15,000
Lead Director Retainer	$25,000
Board & Committee Meeting Fee (per meeting)	$2,000
Annual Restricted Stock Grant (value at the time of grant)	$50,000
New Director Restricted Stock Grant (value at the time of grant)	$75,000

Executive Officer Directors.    Messrs. Brown and Dunton, who are also Executive Officers of the Company, do not receive compensation for their services as Directors.

ENHANCEMENTS/CHANGES TO CORPORATE GOVERNANCE PRACTICES

In 2004, the Company’s Nominating/Corporate Governance Committee undertook a review of, and recommended certain changes to, the Company’s Corporate Governance Practices, By-Laws and Certificate of Incorporation, which were designed to further enhance these practices and enhance certain shareholder rights. The Board approved these changes in 2005. As a result, the Company’s Corporate Governance Practices have been amended as follows: a) Directors who are employed full time cannot serve on more than two additional boards and other directors may not serve on more than four additional boards, not including philanthropic boards, b) Directors must participate in relevant training at least once every two years, c) each Director will be evaluated by each other Director every two years via an on-line evaluation, and d) each Director must submit a letter of resignation upon a job change to be evaluated by the Chief Executive Officer and the Nominating/Corporate Governance Committee. In addition, the Company’s By-Laws were amended to limit the size of the Company’s Board to 8-12 Directors, to make them consistent with the Corporate Governance Practices. The Company’s revised Corporate Governance Practices reflecting these changes are attached as Exhibit A to this Proxy Statement and are posted on the Company’s website, www.mbia.com, under Investor Relations/Corporate Governance. In addition to the changes described above to the Corporate Governance Practices and the By-Laws, the Nominating/Corporate Governance Committee recommended, and the Board approved, two amendments to the Certificate of Incorporation, which are being submitted herein for approval by Company shareholders. The Board believes that the proposed amendments to the Certificate of Incorporation and the additional measures described above represent an enhancement of the rights of Company shareholders and an improvement in the Company’s corporate governance practices.

COMPANY STANDARD OF CONDUCT

The Company has adopted a Standard of Conduct that applies to all Directors, Executive Officers and employees. The Standard of Conduct can be found on the Company’s website and is available in print to any shareholder who requests a copy by writing to the Corporate Communications Department, MBIA Inc., 113 King Street, Armonk, New York 10504.

REPORT OF THE COMPENSATION AND ORGANIZATION COMMITTEE

ON EXECUTIVE COMPENSATION

To:         The MBIA Inc. Board of Directors

From:    The Compensation and Organization Committee:

Mr. David C. Clapp, Chair

Dr. Claire L. Gaudiani

Mr. Daniel P. Kearney

Mr. John A. Rolls

MBIA’s Compensation and Organization Committee (the “Committee”) is made up of four independent members of the Board of Directors who are not current or former employees of the Company and are not eligible to participate in any of the programs that it administers.

This report on Executive Compensation by the Committee contains the following topics:

1.	Role of the Compensation and Organization Committee
2.	Guiding Principles of Compensation
3.	2004 Performance Factors
4.	Components of Total Compensation
5.	Compensation of the Chief Executive Officer
6.	Compensation of the Executive Chairman
7.	Succession Planning
8.	Stock Ownership Guidelines
9.	Pension Plans, Benefit Plans and Executive Perquisites
10.	Tax Deductibility of Executive Compensation
11.	Loans and Stock Activity

1.    Role of the Compensation and Organization Committee

We set the overall compensation principles of the Company and evaluate the Company’s entire compensation program at least once a year. As part of our specific responsibilities (i) we review for approval the recommendations of the Chief Executive Officer, Gary Dunton (the “CEO”), for the aggregate level of compensation to be paid to all employees of the Company, (ii) we review the recommendations of the CEO for the individual compensation levels for members of the senior leadership team, which includes the Company’s Executive Policy Committee (as used herein the term “Senior Officers” excludes Gary Dunton and Jay Brown), (iii) we establish and recommend to the Board the compensation level of the CEO and (iv) we establish and recommend to the Board the compensation level payable to the Executive Chairman. The Board approves the Executive Chairman’s, CEO’s and Senior Officers’ compensation levels.

2.    Guiding Principles of Compensation

The fundamental goal of MBIA’s compensation program is to attract, motivate and retain a highly skilled team of executives and employees who will deliver superior performance that builds shareholder value. The Company’s compensation program is significantly linked to shareholder interests as our emphasis is on pay for performance, with individual, operational and corporate performance rewarded on a short-term and long-term basis. Specifically, the principles that guide our compensation program include:

•	Pay for Performance: an employee’s compensation should reflect his or her individual performance and achievement of agreed upon short-term and long-term individual goals, the performance of the employee’s unit and the achievement by the unit of its goals, and the performance of the Company as a whole and the achievement by the Company of its goals.

•	Pay Competitively: compensation should be competitive with organizations with comparable business profiles and similar financial performance.

•	Increase Variable Compensation and Long-Term Incentives: an employee’s variable pay and long-term incentives increase as a percentage of overall compensation as the employee’s overall compensation and responsibility increases.

•	Align Employee and Shareholder Interests: as employees and executives assume greater seniority and responsibility, their compensation should include more long-term incentives that encourage superior performance that builds long-term value for the Company and its shareholders, thereby aligning their interests with the interest of both the Company and its shareholders. The Company currently uses a combination of grants of stock options with grants of restricted stock tied to growth in modified book value (“MBV”) (as described under “Long-Term Incentive Awards” below) to align executive compensation with long-term growth in the value of the business.

3.    2004 Performance Factors

In assessing compensation for 2004, we reviewed the long-term financial and operational objectives of the Company and the specific objectives set in the Company’s 2004 Business Plan at the beginning of 2004 for each of the Company’s businesses. We considered the following significant performance factors with respect to the Company’s overall performance in 2004: Insurance business volume declined with adjusted direct premium for the year being below plan. The Company, however, maintained its underwriting and pricing discipline in the face of tighter credit spreads and increased competition, which contributed to the lower volumes across all of its insurance product lines. The Company’s asset management business exceeded the financial objectives established in its 2004 business plan and had net increases in assets under management and operating income as compared to 2003. The municipal services business substantially met all of its objectives in the 2004 plan and had a small operating profit for 2004. Operating income per share and book value per share (excluding the effects of SFAS 115) each rose 10%, generally in accordance with plan, as a result of the increase in earned premiums reflecting prior years’ strong growth, higher refunding activity and growth in pretax net investment income. Operating return on equity was 13% for the year.

In addition, we noted that the credit quality of the Company’s existing book of business improved from 2003, and it successfully remediated a number of troubled credits. The Company’s Asset Management division was successfully repositioned to concentrate on fixed income asset management, and had a very strong year in terms of both income and assets under management. The Company developed a comprehensive capital plan, including a new share repurchase program, which it successfully began to implement in 2004. The Company strengthened its management and infrastructure, integrated several new senior members into its Executive Policy Committee, completed the planned transition of the CEO and sustained its intense focus on regulatory compliance, transparency and best practices. The Company continued to promote and support diversity and reinvest heavily in its staff through extensive training programs and performance management processes.

The Committee concluded that when both quantitative and qualitative measures are evaluated, 2004 was a successful year for the Company while operating in a challenging business environment.

4.    Elements of Total Compensation

The three components of the Company’s total compensation program are:

•	Annual Fixed Compensation (Annual Salary)

•	Annual Variable Compensation (Annual Bonus)

•	Long-Term Incentive Awards (Restricted Stock Awards tied to growth in Modified Book Value and Stock Options)

Total compensation for a given performance year is comprised of base salary earned during the year, any cash bonus or any bonus paid in restricted stock for the year and the value, calculated at the time of grant, of any long-term incentive awards made with respect to the year. Long-term incentive grants include (i) the present value of stock options, (ii) the current value of restricted stock (for performance years 2004 and forward) and (iii) the future target value of MBV awards (for performance years prior to 2004). Other forms of compensation that are paid in any given year include dividends that are paid on all restricted stock awards, the value of long-term incentive awards that vest and/or are paid that were granted for prior performance years (“LTIP Payouts”) and the value of “All Other” compensation (e.g., company retirement contributions) for the performance year, as reported in the Summary Compensation Table. The following table shows the elements of total compensation for the 2004 performance year and where the corresponding amounts or values can be found in the compensation tables below:

2004 Compensation Elements	Reference to Proxy Tables
Base salary	Summary Compensation Table I under Salary
Annual cash bonus	Summary Compensation Table I under Bonus
Annual restricted stock bonus	Summary Compensation Table I under Restricted Stock Awards
Stock options	Option Grants Table II under footnote (f)
LTI restricted stock	LTI Plan Table IV under footnote (f)
Other forms of compensation	Summary Compensation Table I under LTIP Payout, All Other Compensation and footnote (c) for dividends

•	Fixed Compensation (Salary)

We base our recommendations for the appropriate salary levels or salary increases for the CEO and the Senior Officers on the job content of each position, on competitive salaries for comparable positions, on the executive’s experience and on the actual performance of each executive. In 2004 and the first quarter of 2005, several officers were promoted to Senior Officers (see “Succession Planning” below) and received base salary increases in connection with these promotions. The Company also grants increases from time to time as it deems necessary to remain competitive. In 2005, Mr. Dunton recommended, and the Committee and Board agreed, a salary increase for two of the eleven Senior Officers, to reflect expanded responsibilities, individual contributions and to maintain market competitiveness.

•	Variable Compensation (Bonus)

Senior Officer Bonuses.    The annual bonus component of incentive compensation is designed to compensate our Senior Officers for their annual performance based on both the Company’s performance and their individual performance for the year. Actual bonus grants can range from 0% to 200% of salary, depending on a Senior Officer’s position and performance.

A Senior Officer’s annual bonus is based on the Company’s performance in certain areas, including return on equity, change in earnings per share, change in adjusted book value per share, relative performance to peer group companies, expense management, success in achieving the business plan and strategic goals set for each division, employee development, and the individual Senior Officer’s personal contribution to the achievement of the Company’s goals and of the individual’s specific goals. The weight and effect of any of these factors on the compensation of each Senior Officer varies depending on the individual Officer’s job responsibility.

Based on the Company’s results in 2004, as described under “2004 Performance Factors” above, Mr. Dunton recommended, and the Committee and Board agreed, that the aggregate bonus pool for Senior Officers for the 2004 performance year be set at approximately 75% of the maximum bonus payable based on the bonus range established at the beginning of the year, compared to 90% for the 2003 performance year. The individual bonuses paid to each of the Senior Officers were recommended by Mr. Dunton and approved by the Committee and the Board.

Bonuses for Senior Officers, except for the bonuses paid to Mr. Budnick, were paid in cash. In prior years bonuses for all Senior Officers were paid in a combination of cash and restricted stock. For 2004, Mr. Dunton recommended, and the Committee and Board approved, the payment of bonuses for Senior Officers, except for Mr. Budnick, entirely in cash due to the change from Cash MBV Awards to MBV Restricted Stock awards, as described under “Long-Term Incentive Awards” below.

Mr. Budnick’s bonus for 2004 was paid entirely in shares of restricted stock. The actual number of shares of restricted stock granted to Mr. Budnick was determined by dividing annual bonus by 75% of the closing price of the Company’s stock on the date of grant. The restricted stock vests in full four years after the grant, and is subject to accelerated vesting under certain conditions, including termination of employment without cause, death or disability or a change of control of the Company. The vesting of this restricted stock grant is not tied to any performance measures.

Other Employee Bonus Pools.    Mr. Dunton recommended to the Committee the aggregate size of the Company’s bonus pools for each of the insurance units, the investment management units and the MuniServices unit, excluding from these pools the bonuses paid to the Executive Chairman, the CEO and the Senior Officers.

The size of the pool for each of these units is based both on the Company’s overall performance and on each unit’s performance. Mr. Dunton and the Committee considered the following factors in establishing the bonus pool for each unit: return on equity, absolute return as measured by IRR on new business, growth in reported earnings, growth in adjusted book value per share, the relative performance of peer group companies and the unit’s achievement of its annual goals.

For the 2004 performance year, the Committee approved an aggregate bonus pool for the Company’s insurance business funded at 80% (compared to 90% for the 2003 performance year) of the maximum bonus payable to each employee based on the ranges established at the beginning of the year. The bonus pools for other business units were increased or decreased based on the performance of these units during the year. The aggregate amount of bonuses paid to all employees for 2004 was approximately $39.2 million compared to approximately $46 million for 2003.

•	Long-Term Incentive Awards

The Company’s Long-Term Incentive Plan (the “Plan”) provides participants with long-term incentive awards (“LTI”) linked to both multiple-year financial performance and shareholder value. The Plan authorizes both the annual granting of stock options as well as the payment of compensation in the form of cash or stock that is paid at the end of a multi-year cycle based on the Company attaining certain performance goals. Awards under the Plan are typically granted to employees who have a title of Vice President or higher. The value of individual long-term incentive awards are based on a percentage target of total annual cash (salary plus bonus) compensation as well as an individual’s level of responsibility. The type and nature of LTI awards granted under the Plan have changed over time to reflect the Committee’s view of best practices in the area of long-term executive compensation and the Company’s long-term strategy and business objectives.

From 1987 through 1995, the company used stock options as its only form of LTI. In 1995, the Company started making deferred cash awards that were tied to the growth in the adjusted book value (“ABV”) of the Company’s stock in combination with stock option awards. In 2002, in order to more closely align the pay-out of the long-term incentive award with the Company’s long-term objective of increasing return on equity and growing actual shareholders equity, the Committee adopted MBV (as defined below) as a new performance measure for all deferred cash awards made starting December 2000 and thereafter to replace the previously used measure of ABV. Since 2002, most long-term incentive awards for officers with titles of Vice President and above combined a grant of a target cash award with a three-year payout based on growth in MBV (“Cash MBV Awards”) and a grant of stock options.

The Company’s current MBV is computed by taking the Company’s GAAP book value and adjusting it to eliminate unrealized gains and losses on investments and derivatives, reversing the effects of open market share repurchases made since January 1, 2004, eliminating unearned compensation pertaining to restricted stock awards, adding base dividends declared during the award period and interest on dividends declared during the award period.

In 2004, in connection with its annual review of the Company’s compensation plans, Mr. Dunton recommended and the Committee and the Board approved certain changes to the nature of the LTI awards. Starting with LTI awards for 2004, the Company will no longer award Cash MBV Awards as part of LTI awards. Instead of Cash MBV Awards, the Company will award restricted stock (“MBV Restricted Stock”) that will vest three years after the grant date and that is tied to the achievement of a specified level of growth in MBV per share over the three-year period. The Company believes that awards tied to MBV align employee and shareholder interests because long-term growth in book value, which takes into account both earnings and the performance of the Company’s insured portfolio over time as well as other factors, is an effective measure of shareholder value.

In line with current shifts in senior executive compensation best practices, the Company continues to explore a shift in the mix of the components of its long-term compensation to utilize a greater percentage of restricted stock. Commencing with LTI awards for 2004, the Company shifted the mix of LTI awards. The type and mix of LTI awards for the 2004 performance year were based on title. Officers with a title of Vice President or Director were granted LTI awards solely in the form of MBV Restricted Stock and were not awarded any stock options. Officers with titles of Managing Director and Senior Officers received LTI awards divided approximately 50/50 between stock options and a grant of MBV Restricted Stock. The Company will continue to evaluate the use of stock options as part of LTI awards.

Stock Options.    Stock options give employees the right to purchase shares of the Company’s common stock at the closing price on the date of the grant. Except for the options granted to the CEO and to Mr. Budnick (which vest in the same manner as the options granted to the CEO as described below), each option vests over five years, and is subject to accelerated vesting upon a change of control of the Company. All options expire ten years from the date of the grant. On February 16, 2005, a total of 750,000 options were awarded to employees for the 2004 performance year. While Senior Officers received a comparable number of options in 2005 as they did in 2004, the Company’s total options granted in 2005 deceased from 2004 because the Company eliminated the grant of stock options for officers with a title of Vice President and Director, who were awarded LTI awards solely in the form of MBV Restricted Stock. As a result, Senior Officers’ options granted in 2005 as a percentage of total options granted increased over 2004. The Committee continued its long-term approach of valuing stock options using the Black-Scholes option valuation model. The Company adopted SFAS 123 and 148 in 2002 and expenses the cost of all outstanding and unvested stock options using the same valuation formulas. The Company does not accommodate option repricing or reloads and will not consider accommodating this practice in the future.

MBV Restricted Stock Awards.    Starting with awards made with respect to the 2004 performance year, employees with titles of Vice President and higher were awarded grants of MBV Restricted Stock. Under the terms of the awards, the MBV Restricted Stock will vest three-years after the grant date. The number of shares of MBV Restricted Stock that will vest at the end of the three-year vesting period will depend on growth in MBV over the three-year period. If MBV grows by 30% or more over the three-year period, then 100% of the restricted stock will vest. If MBV growth over the three-year period is lower than 30%, the amount of restricted stock that will vest at the end of the three-year period will be adjusted downward in proportion to the amount by which actual growth in MBV over the three-year period is below 30%. MBV Restricted Stock is subject to accelerated vesting under certain conditions, including termination of employment without cause, death or disability or a change of control of the Company. The company awarded an aggregate of 351,895 shares of MBV Restricted Stock for the 2004 performance year.

The Committee also reviewed the performance criteria for the payment of the MBV Cash Award made in February 2002, which is being paid in the first quarter of 2005, and covers the period from 2002 through 2004. Based on such criteria, the Committee approved an award of 125% of the target payout, after taking into account the modification of the MBV formula described above.

Special Promotion-Related Awards.    The Company grants one-time stock option and/or restricted stock awards to officers who are promoted to become Senior Officers. In 2004 and the first quarter of 2005, the Company granted a total of 345,000 stock options in connection with these promotions. These stock options vest in full five years after the grant and are subject to accelerated vesting under certain conditions, including death or disability and a change of control of the Company. The vesting of these stock options grants is not tied to any performance measures. In addition, the Committee recommended and the Board approved a special one time grant of 35,000 shares of restricted stock (the “Special Grant”) to Mr. Budnick in recognition of his promotion to President of MBIA Insurance Corp. and his substantially expanded responsibilities in that capacity. Under the restrictions applicable to the proposed Special Grant, Mr. Budnick cannot sell or pledge the stock until the earlier of (i) the first date on which MBV growth measured from January 1, 2005 equals or exceeds 50% and (ii) January 1, 2010 (such earlier date, the “MBV Trigger Date”), based on the applicable MBV growth measured as of such MBV Trigger Date. Under the formula, if MBV growth from January 1, 2005 through January 1, 2010 is zero, then none of the Special Grant will vest and if MBV growth is 50%, then 100% of the Special will vest, with intermediate levels of vesting to be determined by linear interpolation (e.g., MBV growth as of January 1, 2010 of 25% will yield 50% vesting, etc.). This Special Grant was contingently granted under the Omnibus Incentive Plan, which is subject to shareholder approval as set forth herein.

5.    Compensation of the Chief Executive Officer

•	Performance Requirements

Mr. Dunton became CEO on May 6, 2004. The CEO’s salary and bonus are based on a number of factors related to the Company’s and the CEO’s performance including return on equity; change in earnings per share; change in adjusted book value per share; internal returns on insurance business written during the year; relative performance to peer group companies; the achievement of the Company’s business plan goals and the CEO’s achievement of his specific goals. In determining Mr. Dunton’s compensation, the Committee gave approximately 70% weight to the achievement of the Company’s financial goals and 30% weight to the achievement of other elements of the Company’s business plan and of his own personal goals.

•	Special Promotion/Retention Grant of Restricted Stock

On May 6, 2004, Mr. Dunton was awarded a special grant of 125,000 shares of restricted stock (the “Special Grant”) in connection with his promotion to Chief Executive Officer. Under the restrictions applicable to the Special Grant, Mr. Dunton cannot sell or pledge the stock until the earlier of (i) the first date on which MBV growth measured from January 1, 2004 equals or exceeds 50% and (ii) January 1, 2009 (such earlier date, the “MBV Trigger Date”), based on the applicable MBV growth measured as of such MBV Trigger Date. Under the formula, if MBV growth from January 1, 2004 through January 1, 2009 is zero, then none of the Special Grant will vest and if MBV growth is 50%, then 100% of the Special Grant will vest, with intermediate levels of vesting to be determined by linear interpolation (e.g., MBV growth as of January 1, 2009 of 25% will yield 50% vesting, etc.).

•	Salary, Bonus and Long-Term Incentive Awards

Salary.    Mr. Dunton’s annual salary was increased from $600,000 to $700,000 effective on March 1, 2003 and remained in effect through May 6, 2004. On May 6, 2004, Mr. Dunton’s salary was increased to $825,000, reflecting an increase in his annual salary in connection with his promotion to Chief Executive Officer. Mr. Dunton’s salary for 2005 will remain at $825,000.

Bonus.    The CEO can receive up to 250% of his salary as a performance-based bonus. In determining the amount of bonus to recommend for Mr. Dunton for 2004 the Committee considered the Company’s financial results for 2004 and the overall performance of the Company during the year, all as described under “2004 Performance Factors” above, and Mr. Dunton’s role in the achievement of the results. In light of these considerations, the Committee recommended and the Board approved a bonus for Mr. Dunton of $1,443,750 for 2004, or 70% of the maximum bonus payable. Mr. Dunton’s bonus was paid entirely in 32,716 shares of restricted stock which was valued at $1,925,000 on the date of grant. The actual number of shares of restricted stock granted to Mr. Dunton was determined by dividing annual bonus by 75% of the closing price of the Company’s stock on the date of grant. The restricted stock vests in full four years after the grant, and is subject to accelerated vesting under certain conditions, including termination of employment without cause, death or disability or a change of control of the Company.

Long-Term Incentive Awards.    The Committee also recommended a long-term incentive award for Mr. Dunton for 2004 comprised of an MBV Restricted Stock grant, which was valued at $2,100,000 on the day of the grant, and a stock option grant for Mr. Dunton of 200,000 options, which was valued at $3,666,980 on the day of the grant. The MBV Restricted Stock granted to Mr. Dunton has the same terms as the MBV Restricted Stock described above. The stock options granted to Mr. Dunton vest in full five years after the grant and are subject to accelerated vesting under certain conditions, including death or disability and a change of control of the Company. The vesting of these stock options grants is not tied to any performance measures.

For the 2004 performance year, Mr. Dunton’s total compensation, which consists of salary, bonus and the value of long-term incentives at grant (excluding his one-time May 2004 Special Grant), was $8.5 million, down 6% from his 2003 total compensation of $9.0 million.

6.    Compensation of the Executive Chairman

•	Performance Requirements

Mr. Brown was the Company’s Chief Executive Officer until May 6, 2004 and its Executive Chairman for the remainder of 2004. The Executive Chairman can receive up to 300% of his salary as a performance-based bonus. Mr. Brown’s bonus in both capacities is based on a number of factors related to the Company’s and his performance including return on equity; change in earnings per share; change in adjusted book value per share; internal returns on insurance business written during the year; relative performance to peer group companies; the achievement of the Company’s business plan goals and the Executive Chairman’s achievement of his specific goals, including the transition with Mr. Dunton. In determining Mr. Brown’s compensation, the Committee gave approximately 70% weight to the achievement of the Company’s financial goals and 30% weight to the achievement of other elements of the Company’s business plan and of his own personal goals.

•	Special Grant of Restricted Stock

On May 6, 2004, Mr. Brown was awarded a special grant of 200,000 shares of restricted stock (the “Special Grant”) in recognition of his contributions to the Company’s success for the period through December 2003 and as an inducement for his commitment to continue his employment with the Company for up to three additional years as Executive Chairman. This grant was provided in lieu of making additional LTI awards during the 2004-2007 period which he serves as Executive Chairman. Under the restrictions applicable to the Special Grant, Mr. Brown cannot sell or pledge the stock until the earlier of (i) the first date on which MBV growth measured from January 1, 2004 equals or exceeds 50% and (ii) January 1, 2009 (such earlier date, the “MBV Trigger Date”), but on no event before the end of Mr. Brown’s employment period, based on the applicable MBV growth measured as of such MBV Trigger Date. Under the formula, if MBV growth from January 1, 2004 through January 1, 2009 is zero, then none of the Special Grant will vest and if MBV growth is 50%, then 100% of the Special Grant will vest, with intermediate levels of vesting to be determined by linear interpolation (e.g., MBV growth as of January 1, 2009 of 25% will yield 50% vesting, etc.).

•	Salary and Bonus

Salary.    Mr. Brown’s annual salary was increased from $750,000 to $900,000 effective on January 1, 2004 and remained in effect through May 6, 2004. In connection with his becoming Executive Chairman with a reduced time commitment, Mr. Brown’s annual salary was reduced to $720,000 on May 6, 2004 for the remainder of his employment as Executive Chairman. In light of the ongoing successful executive transition,

Mr. Brown requested approval from the Board of Directors to reduce his time commitment to the Company for 2005 from four to three days a week and, in connection therewith, to reduce his base salary for 2005 from $720,000 to $540,000. The Company’s Board of Directors approved Mr. Brown’s request in January 2005.

Bonus.    The Committee noted Mr. Brown’s contribution both as Chief Executive Officer and as Executive Chairman and the ongoing successful transition with Mr. Dunton. The Committee also took into account the Company’s financial results for 2004 and the overall performance of the Company during the year, all as described under “2004 Performance Factors” above. The Committee recommended and the Board approved a cash bonus for Mr. Brown of $1,512,000, or 70% of the maximum bonus payable.

Long-Term Incentive Awards.    As noted above, under his Employment Agreement entered into on May 6, 2004 in his role as Executive Chairman, Mr. Brown will not receive any further LTI awards.

The Committee also reviewed Mr. Brown’s 2001 modified book value award (the “2001 MBV Award”) of $2,000,000, which will only be payable if the Company’s stock trades at $70 or above for ten consecutive trading days at some point before December 31, 2006. The Committee approved the conversion of the 2001 MBV Award into 33,990 shares of restricted stock, which have a value equal to $2,000,000 based on the closing price of the stock as of the date of conversion. This restricted stock will continue to have the same restrictions applicable to the 2001 MBV award at the time of grant. Under these restrictions, Mr. Brown cannot sell or pledge the stock until the first day after a consecutive ten-day period that ends on or before December 31, 2006 and during which the stock has traded at $70 or above on each day of the ten-day period. If this price target has not been met on or before December 31, 2006, all of the restricted stock is forfeited.

All restricted stock granted to Mr. Brown is subject to immediate vesting upon the occurrence of certain events including the termination of Mr. Brown’s employment without cause, Mr. Brown’s death or disability or a change of control of the Company. In addition, unless any restricted stock granted to Mr. Brown has already vested, it is subject to forfeiture upon Mr. Brown’s voluntary termination of employment or termination for cause.

7.    Senior Officer Succession Planning

As part of their annual succession planning review process, the Committee and the Board reviewed succession plans for all of the Senior Officer positions with the CEO.

On May 6, 2004, the Board implemented the previously announced succession plan and appointed Mr. Dunton as CEO and Mr. Brown as Executive Chairman. Neil G. Budnick, who was the Company’s Chief Financial Officer, was appointed President of MBIA Insurance Corp., responsible for new business development in the global public and structured finance markets. Mr. Nick Ferreri, who was previously managing director of global public finance in MBIA’s Insured Portfolio Management Division responsible for the surveillance of all public finance transactions insured by MBIA globally, was appointed as Chief Financial Officer.

In addition, during 2004, Mr. Richard Weill, Mr. John Caouette, Mr. Thacher Brown and Mr. Bob Wheeler retired as Senior Officers of the Company. They were replaced by Mr. Mitchell Sonkin, an external hire, Mr. Christopher Weeks, who was previously managing director of CDOs and Structured Secondary Markets, Mr. Clifford Corso, who was previously the Company’s Chief Investment Officer and head of fixed-income asset management, and Ms. Andrea Randolph, who was previously director of infrastructure and operations in the Information Technology Group, respectively. In addition, in February 2005, Mr. John Pizzarelli left the company as head of its Global Public Finance Division and was replaced by Mr. Tom McLoughlin, who was previously head of the transportation group within the division.

The Committee will continue to work with the CEO to identify other appropriate candidates as needed in the future, both internal and external, to ensure continued effective succession planning, including for the CEO.

8.    Stock Ownership and Stock Option Exercise Guidelines

The Company has stock ownership guidelines to help increase senior management stock ownership and more closely align senior management’s interests with those of shareholders.

Under these guidelines, the CEO is expected to own Company stock with a value equal to approximately five times his annual salary, and the other Senior Officers are expected to own Company stock with a value of approximately three or four times their annual salary, depending on their job and title. This includes stock owned in retirement plans and also the value of restricted stock. The CEO and the other Senior Officers either currently own, or are expected within five years of becoming Senior Officers to own, sufficient stock to comply with the stock ownership guidelines. All of the Senior Officers listed in the “Summary Compensation Table” currently comply with these stock ownership guidelines.

The Company also has guidelines for the exercise of stock options and the sale of restricted stock by Senior Officers and others. Under the guidelines applicable to stock option exercises, Senior Officers are expected not to exercise stock options until the third year before the expiration of the stock options. Under the guidelines applicable to the sale of restricted stock that becomes vested, Senior Officers are expected not to sell restricted stock that becomes vested until after they comply with the applicable stock ownership guidelines (net of any sales needed to pay taxes upon vesting). All exercise and sale of stock options by Senior Officers during 2004 related to 10-year options with less than three years to expiration and no senior officer sold restricted stock except to pay taxes.

9.    Pension Plans, Benefit Plans and Executive Perquisites

The Company offers the CEO, the Executive Chairman and Senior Officers the same benefits offered to the general employee population. This includes participation in the Company’s healthcare benefits, where the Company shares in the cost of employee health insurance coverage with the amount of an employee’s contribution rising in proportion to the employee’s base salary; and participation in the Company’s qualified and non-qualified retirement plans.

The Company’s retirement program includes two qualified defined contribution plans and a non-qualified retirement plan. The Company does not maintain any defined benefit retirement plans. The qualified retirement plans include (i) a pension plan whereby the Company contributes each year an amount equal to ten percent of earned salary and annual bonus and (ii) a 401k plan whereby plan participants can contribute up to ten percent of earned salary and annual bonus on a pre-tax basis, and the Company will match participants’ contributions on a dollar-for-dollar basis up to five percent of earned salary and annual bonus. All employees, including Senior Officers, receive the same Company contribution percentages. The Company’s non-qualified deferred compensation and excess benefit retirement plan provides plan participants with benefits that are in excess of those amounts possible within the qualified plans or otherwise do not meet IRS requirements, and therefore, do not qualify for favorable tax treatment to the Company. Participant contributions to this plan are tax deferred until the time of distribution.

With respect to executive perquisites, the CEO, the Executive Chairman and Senior Officers are provided with (i) supplemental disability insurance in order to bring the income replacement benefit to a level comparable to that of other employees, which is an income benefit equivalent to 70% of base salary and (ii) Company paid annual executive physical exams. Except as set forth above, the Company does not provide any executive perquisites to its Senior Officers. The Company also does not provide any executive perquisites in connection with any severance or retirement agreements.

10.    Tax Deductibility of Executive Compensation

Based on currently prevailing authority, including proposed Treasury regulations issued in December 1995, and in consultation with outside tax and legal experts, the Committee has determined that it is unlikely that the Company would pay any amounts of executive compensation in 2004 or 2005 that would result in the loss of a federal income tax deduction under Section 162(m) of the Internal Revenue Code of 1986, as amended.

11.    Loans and Stock Activity

The Company does not have any program in place to provide loans to Senior Officers of the Company. No senior officer has an outstanding loan with the Company.

To the knowledge of the Company, all stock or stock option activity by Senior Officers and Directors required to be disclosed has been reported to the SEC when required to be disclosed.

Date: March 11, 2005

This report of the Compensation and Organization Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

MBIA INC.

I. SUMMARY COMPENSATION TABLE

					Long-Term Compensation
		Annual Compensation			Awards		Payouts
Name & Principal Position	Year	Salary ($)	Bonus ($)(a)	Other Annual Compensation ($)(b)	Restricted Stock Awards ($)(c)	Securities Underlying Options (#)(d)	LTIP Payouts ($)(e)	All Other Compensation ($)(f)
Gary C. Dunton	2004	779,247	0	0	1,925,000	200,000	1,863,445	344,403
Chief Executive Officer	2003	700,000	0	0	2,000,000	200,000	1,965,600	744,392
and Former President	2002	600,000	0	0	1,300,000	200,000	1,000,000	246,715
Joseph W. Brown	2004	779,769	1,512,000	0	0	0	0	416,965
Executive Chairman and	2003	750,000	2,000,000	0	3,020,855	304,000	0	1,366,866
Former Chairman and	2002	750,000	0	0	1,600,000	375,000	1,685,000	421,036
Chief Executive Officer
Neil G. Budnick	2004	589,455	0	0	1,200,000	55,000	1,043,530	307,758
Vice President	2003	575,000	500,000	0	550,000	55,000	1,103,602	587,794
President of MBIA Insurance Corp. and Former Vice President and Chief Financial Officer	2002	525,000	295,000	0	590,000	75,000	527,850	200,989
Clifford D. Corso Vice President and	2004	356,090	450,000	0	0	67,000	180,360	122,275
Chief Investment Officer
Ruth M. Whaley	2004	375,000	430,000	0	0	30,000	559,033	111,692
Vice President and	2003	375,000	350,000	0	225,000	30,000	573,299	118,255
Chief Risk Officer	2002	375,000	225,000	0	300,000	30,000	326,400	128,322
Richard L. Weill (g)	2004	262,500	750,000	0	0	0	2,951,743	67,823
Former Vice President	2003	525,000	900,000	0	1,000,000	55,000	1,103,602	859,876
	2002	525,000	295,000	0	956,900	55,000	561,850	206,071
John B. Caouette (h)	2004	517,260	775,000	0	0	0	3,865,697	196,390
Former Vice President	2003	525,000	600,000	0	0	55,000	1,103,602	1,778,903
	2002	525,000	295,000	0	0	75,000	549,950	800,124

(a)	For each performance year, bonuses were paid in the first quarter of the following year. See footnote (c) regarding the payment of bonuses in the form of restricted stock.
(b)	No Executive Officer received other annual compensation during 2004 in excess of $50,000 required to be shown in this column. Mr. Brown reimbursed the Company $104,468 for his personal use of a corporate aircraft in which the Company owns a fractional interest.
(c)	Amounts shown for Messrs. Dunton and Budnick include restricted stock granted as part of the annual bonus awarded on February 16, 2005 for the 2004 performance year and paid in 32,716 and 20,394 shares of restricted stock, respectively. For all awards, the shares were valued at the closing price on the date of the awards. Dividends are paid on all restricted stock at the same rate payable to all common shareholders and thus are not reflected in the amounts reported. Aggregate holdings of restricted stock as of December 31, 2004 are as follows:

	Number of Shares/Units	Value ($)	Dividends Paid in 2004 ($)
Gary C. Dunton	243,262	15,393,619	163,095
Joseph W. Brown	449,744	28,459,800	311,084
Neil G. Budnick	47,871	3,029,277	42,472
Clifford D. Corso	12,000	759,360	15,388
Ruth M. Whaley	23,614	1,494,294	21,057
Richard L. Weill	65,951	4,173,379	57,706
John B. Caouette	53,771	3,402,629	46,616

(d)	For each performance year, options were granted in the first quarter of the following year. On February 16, 2005, Messrs. Dunton, Budnick, Corso and Ms. Whaley were awarded 200,000, 100,000, 30,000 and 30,000 stock options, respectively, for the 2004 performance year.
(e)	For 2004, the amounts shown for Messrs. Dunton, Budnick, Corso and Ms. Whaley represent the distribution of the 2000 MBV awards on March 1, 2004, which represents 120% of the target payout. With respect to Mr. Weill for 2004, the amount shown represents a distribution of the 2000 MBV award ($1,043,530) and the 2001 and 2002 MBV, both adjusted for performance as included in his retirement arrangement. With respect to Mr. Caouette for 2004, the amount shown represents a distribution of the 2000 MBV award ($1,043,530) and the 2001, 2002 and 2003 MBV with the 2001 and 2002 awards adjusted for performance as included in his retirement arrangement. On February 28, 2005, Messrs. Dunton, Budnick, Corso and Ms. Whaley received distributions of the 2001 MBV Award in the following amounts, which represents 125% of the target payout: $2,200,000, $1,125,000, $225,000 and $625,000, respectively.
(f)	The amounts shown consists of (i) contributions to the Company’s money purchase pension plan and 401(k) plan and our non-qualified retirement plan (MBIA credits amounts to this plan that it is precluded from contributing to the pension and 401(k) plans because of Internal Revenue Code limitations) and (ii) premiums paid on behalf of such employees under a supplemental disability insurance policy. The Company did not make any executive life insurance payments on behalf of these executives in 2004. Amounts paid or contributed in 2004 and 2005 for the 2004 performance year are as follows:

	Contributions to Pension and 401k Plans ($)	Premiums for Supplemental Disability Policy ($)
Gary C. Dunton	333,450	10,954
Joseph W. Brown	416,965	0
Neil G. Budnick	298,418	9,340
Clifford D. Corso	120,913	1,362
Ruth M. Whaley	108,750	2,942
Richard L. Weill	58,125	9,698
John B. Caouette	180,863	15,527

The Company maintains qualified defined contribution retirement plans and a non-qualified deferred compensation and excess benefit retirement plan. The Company’s non-qualified deferred compensation and excess benefit retirement plan provides plan participants with benefits that are in excess of those amounts permitted by the IRS within the qualified plans or otherwise cannot be credited under the qualified plans because of IRS requirements. Participant contributions to this plan are tax deferred until the time of distribution. The Company does not maintain a qualified or non-qualified defined benefit plan. The amounts shown in the following table represent non-qualified retirement plan balances as of December 31, 2004.

Non-qualified Deferred Compensation Plan Balances ($)
Gary C. Dunton	2,311,942
Joseph W. Brown	2,259,019
Neil G. Budnick	2,773,309
Clifford D. Corso	694,324
Ruth M. Whaley	1,129,140
Richard L. Weill	3,722,432
John B. Caouette	2,219,400

(g)	Retired on June 30, 2004
(h)	Retired on December 24, 2004

MBIA INC.

II. OPTION GRANTS IN 2004

Individual Grants

Name	Number of Securities Underlying Options Granted (a)(f)	Percent of Total Options Granted to Employees in 2004(b)	Exercise Price Per Share ($/Sh)	Expiration Date	Grant Date Present Value ($)(c)
Gary C. Dunton	200,000	19%	64.8400	Feb 10, 2014	4,435,056	(d)
Joseph W. Brown	0	0%	NA	NA	0
Neil G. Budnick	55,000	5%	64.8400	Feb 10, 2014	1,219,640	(d)
Clifford D. Corso	7,000	1%	64.8400	Feb 10, 2014	155,227	(d)
	60,000	6%	55.6000	June 9, 2014	1,140,912	(e)
Ruth M. Whaley	30,000	3%	64.8400	Feb 10, 2014	665,258	(d)
Richard L. Weill	0	0%	NA	NA	0
John B. Caouette	0	0%	NA	NA	0

(a)	These options represent awards made on February 10, 2004 for the 2003 performance year and an award made to Mr. Corso on June 9, 2004 in connection with his appointment as Head of Asset Management. The options granted on February 10, 2004 to Messrs. Dunton, Budnick and Corso and Ms. Whaley have a ten-year term and vest (other than Mr. Dunton) as follows: year 1—0%; year 2—40%; year 3—60%; year 4—80%; year 5—100% (subject to certain acceleration provisions if there occurs a change in control of the Company or upon the death or disability of the employee). With respect to Mr. Dunton’s award, if at any time during years 1 to 9 the stock has traded at $90 per share for ten consecutive trading days (the “Trading Target”), the options would immediately vest in full but no sooner than the third anniversary date. If the Trading Target is not met in years 1 to 9, then the options would vest in full on the ninth anniversary date. With respect to Mr. Corso’s award on June 9, 2004, the options have a ten-year term and have a five-year cliff vest. There were no option grants made to Messrs. Weill and Caouette in 2004.
(b)	Percentages are based on the total number of options granted to all employees in 2004 (1,057,515).
(c)	The fair value is based upon the Black-Scholes option valuation model. Black-Scholes is a mathematical model used to estimate the theoretical price an individual would pay for a traded option. The actual value an executive may realize will depend on the excess of the stock price over the exercise price. There is no assurance the value realized will be at or near the value estimated by Black-Scholes.
(d)	The fair value of each option is $22.1753 based on the following assumptions: (i) an exercise price of $64.84, (ii) an option term of 6.58 years, (iii) a future dividend yield of 1.778%, (iv) a risk-free interest rate of 3.991% and (v) an estimated stock price volatility of 0.3393. The value of the options granted to Mr. Dunton has not been adjusted to reflect the additional restrictions on his options.
(e)	The fair value of each option is $18.6537 based on the following assumptions: (i) an exercise price of $55.60, (ii) an option term of 6.56 years, (iii) a future dividend yield of 1.766%, (iv) a risk-free interest rate of 3.700% and (v) an estimated stock price volatility of 0.3384.
(f)	The following table shows stock options granted to Messrs. Dunton, Budnick, Corso and Ms. Whaley on February 16, 2005 for the 2004 performance year.

Name	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in 2005 as of Feb. 28, 2005	Exercise Price Per Share ($/Sh)	Expiration Date	Grant Date Present Value($)
Gary C. Dunton	200,000	27%	58.8400	Feb 16, 2015	3,666,980
Joseph W. Brown	0	0%	NA	NA	0
Neil G. Budnick	100,000	13%	58.8400	Feb 16, 2015	1,833,490
Clifford D. Corso	30,000	4%	58.8400	Feb 16, 2015	550,047
Ruth M. Whaley	30,000	4%	58.8400	Feb 16, 2015	550,047
Richard L. Weill	0	0%	NA	NA	0
John B. Caouette	0	0%	NA	NA	0

The options granted to Mr. Corso and Ms. Whaley have the same vesting terms as the Feb. 10, 2004 options described in footnote (a) above. The options granted to Messrs. Dunton and Budnick vest in full five years after the grant date and are described more fully in the Report of the Compensation and Organization Committee. The fair value of each option estimated by the Black-Scholes option valuation model is $18.33 based on the following assumptions: (i) an exercise price of $58.84, (ii) an option term of 6.55 years, (iii) a future dividend yield of 2.357%, (iv) a risk-free interest rate of 4.010% and (v) an estimated stock price volatility of 0.3311. The value of the options granted to Messrs. Dunton and Budnick have not been adjusted to reflect the different vesting schedule. Percentages are based on the total number options granted in 2005 to employees as of February 28, 2005, which includes the options granted on February 16, 2005. There were no option grants made to Messrs. Weill and Caouette in 2005.

MBIA INC.

III. AGGREGATED OPTION EXERCISES IN 2004 AND 2004 YEAR-END OPTION VALUES (a)

	Number of Securities Underlying Options Exercised (b)	Value Realized ($) (c)	Number of Securities Underlying Options at December 31, 2004		Value of Unexercised In-the-Money Options at December 31, 2004 ($) (d)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Gary C. Dunton	0	$0	577,155	645,000	$12,089,246	$8,251,475
Joseph W. Brown	0	0	1,446,000	1,054,000	29,197,548	19,005,235
Neil G. Budnick	36,780	1,428,563	382,260	176,600	7,561,194	2,336,548
Clifford D. Corso	0	0	16,273	79,469	304,634	709,554
Ruth M. Whaley	3,156	116,280	236,420	90,000	4,662,839	1,210,020
Richard L. Weill	80,370	2,826,329	158,335	109,600	3,606,972	2,210,908
John B. Caouette	0	0	375,510	121,600	7,569,713	2,336,548

(a)	Does not include options granted on February 16, 2005 for the 2004 performance year.
(b)	All of these options had expiration dates no later than three years from the date of exercise. Mr. Budnick and Ms. Whaley exercised these options on an option net settlement basis resulting in the issuance to Mr. Budnick and Ms. Whaley of 11,835 and 1,020 shares of the Company’s stock, respectively (they did not receive any cash proceeds from the exercise of these options). Under the option net settlement procedure, the Company withholds a sufficient number of shares to pay the option exercise price due the Company and any related withholding taxes based on the closing price. The employee receives the net after-tax proceeds in Company shares.
(c)	The “Value Realized” is equal to the fair market value on the date of exercise, less the exercise price, multiplied by the number of shares acquired.
(d)	These values are based on $63.28 per share, the closing fair market value of the shares underlying the options on December 31, 2004, less the exercise price, times the number of options.

MBIA INC.

IV. LONG-TERM INCENTIVE PLAN—AWARDS IN LAST FISCAL YEAR

Name	Number of Shares or Units (f)		Performance Period Until Payout	Threshold	Target (e)	Maximum
Gary C. Dunton	NA		Three years	$462,500	$1,850,000	$3,700,000
	125,000	(a)	Five years	NA	NA	NA
Joseph W. Brown	NA		NA	0	0	0
	28,739	(b)	Two years	NA	NA	NA
	127,000	(c)	Five years	NA	NA	NA
	200,000	(d)	Five years	NA	NA	NA
Neil G. Budnick	NA		Three years	250,000	1,000,000	2,000,000
Clifford D. Corso	NA		Three years	45,000	180,000	360,000
Ruth M. Whaley	NA		Three years	131,250	525,000	1,050,000
Richard L. Weill	NA		NA	0	0	0
John B. Caouette	NA		Three years	231,250	925,000	1,850,000

The long-term incentive plan table includes two different types of performance-based long-term incentive awards granted in 2004. Under the heading of “Number of Shares or Units”, the number of shares shown represent performance-based restricted stock awards as described in footnotes (a)-(d). For all stock awards, the shares were valued at the closing price on the date of the awards. Dividends are paid on all restricted stock at the same rate payable to all common shareholders and thus are not reflected in the amounts reported. Under the heading of “Target”, the amounts shown represent performance-based long-term cash awards tied to MBV growth over three years (MBV Award) as described in footnote (e).

(a)	The award shown for Mr. Dunton represents a long-term incentive award on May 6, 2004 of 125,000 shares of restricted stock with a value of $7,162,500 in connection with his appointment as CEO. The terms of vesting or forfeiture of the May restricted stock granted to Mr. Dunton are described more fully in the Report of the Compensation and Organization Committee.
(b)	The award shown represents Mr. Brown’s 2000 MBV Award of $1,863,445 which was converted into 28,739 shares of restricted stock on February 10, 2004 based on the closing price of the stock as of the date of conversion. Under the restrictions applicable to these shares, Mr. Brown cannot sell or pledge the stock until the first day after a consecutive ten-day period that ends on or before December 31, 2005 and during which the stock has traded at $70 or above on each day of the ten-day period. If this price target has not been met on or before December 31, 2005, all of the stock is forfeited.
(c)	The award shown represents a grant to Mr. Brown on February 10, 2004, of 127,000 shares of restricted stock for the 2003 performance year with a value of $8,234,680, in lieu of receiving stock options and MBV awards. Under the restrictions applicable to this award, Mr. Brown cannot sell or pledge this award until the May 2007 shareholder’s meeting. The amount of the award is based on MBV growth from January 1, 2004 through January 1, 2009. Under the formula, if MBV appreciation is zero, then no restricted stock will vest and if MBV appreciation is at least 50% then 100% of the award will vest, with intermediate levels of vesting to be determined by linear interpolation.
(d)	The award shown represents a grant to Mr. Brown on May 6, 2004, of a long-term incentive award of 200,000 shares of restricted stock with a value of $11,460,000 in connection with his appointment as Executive Chairman. The May 6, 2004 one-time award was in lieu of Mr. Brown receiving any future long-term incentive awards. The terms of vesting or forfeiture of the May 6, 2004 performance-based restricted stock award to Mr. Brown are described more fully in the Report of the Compensation and Organization Committee.
(e)	The MBV Awards were made on February 10, 2004 for the 2003 performance year, with the payout, if any, occurring in early 2007. The target award is based on a projected 13.5% growth in the modified book value per share of the Company’s stock, subject to the threshold level which requires 8% growth and the maximum level which requires 18% growth.

(f)	Beginning with the 2004 performance year, the Company replaced the MBV Award with a new performance-based restricted stock award tied to MBV growth over three years, as described more fully in the Report of the Compensation and Organization Committee. The following table shows the new long-term incentive awards made to Messrs. Dunton, Budnick, Corso and Ms. Whaley on February 16, 2005, with respect to the 2004 performance year. In addition to a year-end grant, Mr. Budnick received a special award on February 16, 2005 of 35,000 shares of restricted stock with a value of $2,059,400 in recognition of his promotion to President of MBIA Insurance Corp. as described in the Report of the Compensation and Organization Committee. The award shown for Mr. Brown represents his previously awarded 2001 MBV grant of $2,000,000, which was converted into 33,990 shares of restricted stock based on the closing price of the stock as of the date of conversion. The vesting or forfeiture of this award is described in the Report of the Compensation and Organization Committee

Name	Number of Shares or Units	Performance Period Until Payout
Gary C. Dunton	35,690	Three years
Joseph W. Brown	33,990	Two years
Neil G. Budnick	21,244	Three years
	35,000	Five years
Clifford D. Corso	7,988	Three years
Ruth M. Whaley	7,988	Three years
Richard L. Weill	0	NA
John B. Caouette	0	NA

MBIA INC.

V. EQUITY COMPENSATION PLAN INFORMATION TABLE

	(a)	(b)	(c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	10,164,751	$45.97	900,273
Equity compensation plans not approved by security holders	—	—	—

Total	10,164,751	$45.97	900,273

CHANGE OF CONTROL ARRANGEMENTS

In 1999, the Company entered into key employee protection agreements with certain of its Executive Officers including Messrs. Brown, Dunton, Budnick, Whaley, Caouette and Weill. Under these agreements, the Executive Officers are entitled to receive certain severance benefits upon the occurrence of a change of control, if the Company terminates their employment without cause, or if they terminate their employment for “good reason.” The key employee protection agreements with Messrs. Caouette and Weill are no longer in effect due to their retirement. These benefits include the payment of severance equal to three times their annual base salary, the payment of a pro rata annual bonus, an immediate vesting of their unvested stock options, the lifting of any restrictions on restricted stock, the accelerated payment of any MBV Awards and continued health, life and pension benefits. Each agreement also provides for a tax gross-up to be made to a covered executive in the event that payments to a covered executive are subject to the excise tax on ‘parachute payments’ imposed under Section 4999 of the Internal Revenue Code of 1996, as amended.

EXECUTIVE EMPLOYMENT ARRANGEMENTS

In May 2004, the Company entered into new agreements with Messrs. Brown and Dunton in connection with the implementation of the Company’s succession plan pursuant to which Mr. Dunton was promoted to Chief Executive Officer of the Company and Mr. Brown agreed to remain with the Company as its Executive Chairman.

Under the terms of Mr. Brown’s agreement, Mr. Brown has agreed to serve as Executive Chairman at the discretion of the Board until the date of the Company’s May 2007 annual shareholders meeting (or May 31, 2007, if earlier). The agreement provided for an annualized base salary of $720,000 for Mr. Brown during his employment period. However, in light of the ongoing successful executive transition, at Mr. Brown’s request, the Board approved a reduction of Mr. Brown’s time commitment to the Company for 2005 from four to three days a week together with a corresponding reduction in his base salary for 2005 from $720,000 to $540,000. Mr. Brown’s agreement provides for special vesting and exercisability of his outstanding stock options and certain of his equity-based and long-term incentive awards in the event that Mr. Brown remains employed with the Company through May 2007 or in the event that Mr. Brown is involuntarily or constructively terminated by the Company prior to May 2007. In addition, in the event that Mr. Brown is involuntarily or constructively terminated by the Company prior to May 2007, Mr. Brown will be entitled to receive the salary and bonus compensation that he otherwise would have been entitled to receive under the agreement if he remained employed through May 2007. Under the terms of Mr. Brown’s agreement, Mr. Brown agreed to be bound by certain non-competition and non-solicitation covenants in favor of the Company for two years following his termination of employment.

Under the terms of Mr. Dunton’s agreement, Mr. Dunton is entitled to special vesting and exercisability of his outstanding stock options in the event that he is involuntarily or constructively terminated by the Company. Under the terms of Mr. Dunton’s agreement, Mr. Dunton agreed to be bound by certain non-competition and non-solicitation covenants in favor of the Company for two years following his termination of employment.

Copies of Mr. Dunton’s and Mr. Brown’s agreements were filed as exhibits to the Company’s form 8-K on May 7, 2004.

RETIREMENT ARRANGEMENTS

In 2004, two of the named Executive Officers, John B. Caouette and Richard L. Weill, retired from the Company. The following is a description of the retirement arrangements between the Company and Messrs. Caouette and Weill, respectively.

The Company has entered into two agreements with John B. Caouette setting forth certain terms and conditions relating to Mr. Caouette’s retirement from the Company, effective on December 24, 2004 (“Separation Date”). The Agreements provide that Mr. Caouette will receive any vested benefits to which he was entitled under the Company’s standard benefit plans. In addition, Mr. Caouette will be entitled to receive his 2004 cash bonus in a lump sum payment in March 2005 plus an amount equal to his 2004 pension contribution, but will not receive any new equity or incentive awards for 2004.

All of Mr. Caouette’s outstanding restricted stock units and stock options will continue to vest in accordance with the terms of the original grant and Mr. Caouette will have five years from Separation Date to exercise any vested options. All outstanding options will expire on the fifth anniversary of the Separation Date. If at any time before the end of the five-year period, the Company’s stock price trades at a price of at least $90 for a period of ten consecutive trading days, all outstanding options will become exercisable for a period of one year and lapse thereafter.

In addition, Mr. Caouette will receive a lump sum payment of $2,822,167, in respect of his long-term incentive compensation awards granted for calendar years 2001, 2002 and 2003.

Mr. Caouette has released the Company from all legal claims and has agreed to preserve the Company’s confidential information. Through December 24, 2005, Mr. Caouette has agreed not to direct any business away from the Company and not to compete with the Company or solicit Company employees to leave the employ of the Company.

The Company has also entered into an agreement with Richard L. Weill setting forth certain terms and conditions relating to Mr. Weill’s retirement from the Company, effective on June 30, 2004 (“Separation Date”). The Agreement provided that Mr. Weill will receive any vested benefits to which he was entitled under the Company’s standard benefit plans. In addition, Mr. Weill received his 2004 cash bonus in a lump sum payment of $750,000.

All of Mr. Weill’s outstanding restricted stock and stock options will continue to vest in accordance with the terms of the original grant, and Mr. Weill will have five years from Separation Date to exercise any vested options. All outstanding options will expire on the fifth anniversary of the Separation Date. If at any time before the end of the five-year period, the Company’s stock price trades at a price of at least $90 for a period of ten consecutive trading days, all outstanding options will become exercisable for a period of one year and lapse thereafter.

In addition, Mr. Weill received lump sum payments of $1,092,000 and $816,213 in respect of his long-term incentive compensation awards granted for calendar years 2001 and 2002, respectively.

Mr. Weill has released the Company from all legal claims and has agreed to preserve the Company’s confidential information. Through June 30, 2006, Mr. Weill has agreed not to direct any business away from the Company and not to compete with the Company or solicit Company employees to leave the employ of the Company.

	1999	2000	2001	2002	2003	2004
MBIA Inc Common Stock	100.00	142.31	156.19	129.57	177.84	193.05
S&P 500 Index	100.00	90.90	80.10	62.41	80.30	89.02
S&P Financial Index	100.00	125.66	114.41	97.66	127.95	141.87

REPORT OF THE AUDIT COMMITTEE

To:         The MBIA Inc. Board of Directors

From:    The Audit Committee:

Mr. John A. Rolls, Chair

Mr. C. Edward Chaplin

Mr. David Clapp

Ms. Debra J. Perry

The Audit Committee is composed of four outside Directors who are not employees or officers of the Company. In the business judgment of the Board, these Directors are free of any relationship that would interfere with their independent judgment as members of this Committee. In the third quarter of 2004, the Audit Committee undertook a review of its existing charter in light of recent developments and changing market practices with respect to the role of the Audit Committee. As a result of this review, the Audit Committee decided to revise its charter. The Committee adopted, and the Board approved, a revised Audit Committee Charter on March 10, 2005. A copy of the revised Audit Committee Charter is attached as Exhibit B hereto and is available on the Company’s website.

This report of the Audit Committee covers the following topics:

1.	Respective Roles of the Audit Committee, Company Management and the Independent Auditors

2.	2004 Activities

3.	Limitations of the Audit Committee

1.	Respective Roles of the Audit Committee, Company Management and the Independent Auditors

We are appointed by the Board of Directors of the Company to assist the Board of Directors in monitoring (1) the integrity of the financial statements of the Company and of other material financial disclosures made by the Company, (2) the qualifications and independence of the Company’s independent auditor, (3) the performance of the Company’s internal audit function and independent auditor and (4) the Company’s compliance with legal and regulatory requirements. We also recommend to the Board of Directors the selection of the Company’s outside auditors.

The function of the Audit Committee is oversight. The management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements. Management and the Company’s internal audit department are responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.

The independent auditors, PricewaterhouseCoopers LLP (PwC), are responsible for performing an independent audit of the consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and expressing an opinion with respect to the fair presentation of the consolidated financial statements in accordance with accounting standards generally accepted in the United States of America.

2.    2004 Activities

In performing our oversight role for 2004, we have:

•	considered and discussed the audited financial statements with management and the independent auditors;

•	discussed and reviewed all communication with the auditors, as required by Statement on Auditing Standards No. 61, “Communications with Audit Committees.” We have received a letter from the auditors as required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” In connection with this requirement, PwC has not provided to the Company any information technology consulting services relating to financial information systems design and implementation;

•	considered the other non-audit services by the Company’s auditors and concluded that such services were not incompatible with maintaining their independence.

Based on the reviews and discussions we describe in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to below and in the Charter, we recommended to the Board of Directors that the Company’s audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

In addition, in the first quarter of 2005, we approved certain changes to our existing charter. A copy of the revised Audit Committee Charter is attached to this Proxy Statement as Exhibit B and is also available on the Company’s website.

3.    Limitations of the Audit Committee

As members of the Audit Committee, we are not employees of the Company nor are we professionally engaged in, nor experts in the practices of, auditing or accounting. Nor are we experts with respect to determining auditor independence. We rely on the information, representations, opinions, reports or statements, including financial statements and other financial data prepared or presented by officers or employees of the Company, its legal counsel, independent accountants or other persons with professional or expert competence. Therefore, we do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that PwC is in fact “independent.” Furthermore, the Audit Committee has not conducted independent procedures to ensure that management has maintained appropriate accounting and financial reporting principles or internal controls designed to assure compliance with accounting standards and applicable laws and regulations.

Date: March 15, 2005

This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The Company paid PwC a total of $4,126,000 and $2,945,000, respectively, for professional services rendered for the years ended December 31, 2004 and 2003, broken down as follows (in thousands):

	2004	2003
Audit	$3,356	$1,685
Audit Related	$96	$419
Tax	$666	$760
All Other	$8	$81

Total	$4,126	$2,945

Audit fees were for professional services rendered in connection with the audits of the consolidated financial statements of the Company, statutory and subsidiary audits, the issuance of comfort letters, Sarbanes-Oxley Section 404 work, procedures performed in connection with the income tax provision, and assistance with the review of documents filed with the SEC.

Audit Related fees were for assurance and related services performed in connection with audits of the employee benefit plans and the Company’s charitable foundation, and consultations concerning financial accounting and reporting standards.

Tax fees were for services related to tax compliance, the preparation of certain tax returns and claims for refund, tax planning, and tax advice including assistance with and representation in tax audits and appeals.

All Other fees were for an on-line accounting research service.

One hundred percent of the Audit Related, Tax and All Other services for the year ended December 31, 2004 were approved by the Audit Committee.

PwC did not provide the Company with any information technology services relating to financial systems design and implementation for 2004.

Pursuant to its Charter, the Audit Committee has responsibility for the pre-approval of all audit and permitted non-audit services to be performed for the Company by the independent auditors. The Audit Committee has adopted a policy for the approval of non-audit related services. At the beginning of the year, the Audit Committee reviews and approves any proposed audit and non-audit related services for the year and the associated costs. The Audit Committee also reviews at its meetings other audit and non-audit services proposed to be provided by the independent auditors. The Committee has delegated to the Chair the authority to grant pre-approvals if the Chair deems it necessary or appropriate to consider a pre-approval request without a meeting of the full Committee. Pre-approvals by the Chair are reviewed with the Committee at its next regularly scheduled meeting.

In considering the pre-approval of proposed audit or non-audit services by the independent auditors, management reviews with the Audit Committee a description of, and the budget for, the proposed service and the reasons that the independent auditors are being requested to provide the services, including any possible impact on the independence of the independent auditors. Additional Committee approval is required if the pre-approved services exceed the pre-approved budgeted amount for the services.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The table below contains certain information about the only beneficial owners known to the Company as of March 11, 2005 of more than 5% of the outstanding shares of Common Stock.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percent % of Class
Wellington Management Company, LLP(1) 75 State Street Boston, MA 02109	19,766,780	14.046
FMR Corp.(2) 82 Devonshire Street Boston, MA 02109	8,501,933	6.042
Ariel Capital Management, LLC(3) 200 East Randolph Drive Suite 2900 Chicago, IL 60601	7,440,790	5.2

(1)	This information as to the beneficial ownership of shares of Common Stock is based on the February 14, 2005 Schedule 13G/A filed by Wellington Management Company, LLP with the Securities and Exchange Commission (“SEC”). Such filing indicates that Wellington does not have sole voting power or sole dispositive power with respect to any of these shares.
(2)	This information as to the beneficial ownership of shares of Common Stock is based on the February 14, 2005 Schedule 13G/A filed by FMR Corp. with the SEC. Such filing indicates that FMR has sole voting power with respect to 512,113 of such shares and has sole dispositive power with respect to all of such shares.
(3)	This information as to the beneficial ownership of shares of Common Stock is based on the February 14, 2005 Schedule 13G/A filed by Ariel with the SEC. Such filing indicates that Ariel has sole voting power with respect to 6,137,081 of such shares and has sole dispositive power with respect to 7,353,528 of such shares.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth, as of March 11, 2005, the beneficial ownership of shares of Common Stock of each Director, each Senior Officer named in the Summary Compensation Table above, and all Directors and Executive Officers of the Company, as a group.

Name	Shares of Common Stock Beneficially Owned	Shares Acquirable Upon Exercise of Options (2)	Total Shares Beneficially Owned (3)
Directors
Joseph W. Brown (1) (4)	1,046,438	1,446,000	2,492,438
C. Edward Chaplin (4)	6,165	—	6,165
David C. Clapp (4)	23,723	—	23,723
Gary C. Dunton (1)	302,334	599,655	901,989
Claire L. Gaudiani (4)	18,104	—	18,104
Daniel P. Kearney (4)	16,644	—	16,644
Laurence H. Meyer (4)	1,747	—	1,747
Debra J. Perry (4)	2,030	—	2,030
John A. Rolls (4)	37,944	—	37,944
Executive Officers (1)
Neil G. Budnick	128,687	430,060	558,747
Clifford D. Corso	25,115	20,473	45,588
Ruth M. Whaley	42,320	260,420	302,740
All of the above and other Executive Officers as a group	1,692,000	3,301,003	4,993,003

(1)	This number includes shares held by the Executive Officers under the Company’s exempt 401(k) Plan and includes restricted shares and stock units awarded annually to certain of the Executive Officers.
(2)	This column indicates the number of shares that are presently exercisable or will become exercisable on or before May 5, 2005 under the Company’s stock option program.
(3)	The percentage of shares of common stock beneficially owned by all Directors and Executive Officers as a group is 3.7% of the shares of common stock outstanding.
(4)	This number includes (a) common stock equivalent deferral units held under the Company’s Deferred Compensation and Stock Ownership Plan for Non-Employee Directors, (b) Common Stock units awarded under the Restricted Stock Compensation Plan and (c) restricted stock awarded under the Restricted Stock Plan for Non-Employee Directors. (See the discussion of these plans under “The Board of Directors and its Committees”).

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Ownership of and transactions in the Company’s stock by Executive Officers and Directors of the Company are required to be reported to the Securities and Exchange Commission in accordance with Section 16 of the Securities Exchange Act of 1934. To the best of the Company’s knowledge, such required filings were made on a timely basis.

PROPOSALS FOR SHAREHOLDER APPROVAL RECOMMENDED BY THE BOARD

PROPOSAL 1: ELECTION OF DIRECTORS

All of MBIA’s directors are elected at each annual shareholders’ meeting for a one-year term. Shareholders will elect nine directors at the 2005 meeting to serve a term expiring at the 2006 annual meeting.

Following is information about each nominee, including biographical data for at least the last five years. Should one or more of these nominees become unavailable to accept the nomination or election as Director (an event not now anticipated), all proxies received will be voted for such other persons as the Board may recommend, unless the Board reduces the number of directors.

Joseph W. Brown	Mr. Brown has served as a Director of the Company since 1990 and previously served as a Director from December of 1986 through May of 1989. Mr. Brown joined the Company as Chief Executive Officer in January 1999 and became Chairman of the Company in May 1999. He became Executive Chairman on May 6, 2004. Prior to that he was Chairman of the Board of Talegen Holdings, Inc. from 1992 through 1998. Prior to joining Talegen, Mr. Brown had been with Fireman’s Fund Insurance Companies as President and Chief Executive Officer. Mr. Brown also serves as a director of Safeco Corporation. Age 56.

C. Edward Chaplin	Mr. Chaplin has served as Director of the Company since 2002. Mr. Chaplin is Senior Vice President and Treasurer of Prudential Financial Inc., responsible for Prudential’s capital and liquidity management, corporate finance, and banking and cash management. He is also a member of the Financial Controls Committee of Prudential, a management group supervising capital commitments, balance sheet and legal entity structure, and a member of the Investment Oversight Committee of Prudential’s pension plans. In addition, Mr. Chaplin is a member of the Disclosure Committee of Prudential which reviews public disclosure documents. Mr. Chaplin has been with Prudential since 1983 and is a member of the Board of Trustees of Newark School of the Arts, as well as a board member and Treasurer of the Executive Leadership Council, a business group promoting workplace diversity. He is also a Chartered Financial Analyst. Age 48.

David C. Clapp	Mr. Clapp has served as Director of the Company since 1994. Mr. Clapp retired as a General Partner of Goldman, Sachs & Co. (investment bank) in 1994. From 1990 until late 1994, he was Partner-in-Charge of the Municipal Bond Department at Goldman Sachs & Co. Mr. Clapp is a member of the boards of the Hazelden Foundation, Kent School, Scenic Hudson Inc. and Bard College. He is past Chairman of the Municipal Securities Rulemaking Board, Chairman Emeritus of the Board of Trustees of the Museum of the City of New York and Chair of the New York Arthritis Foundation. Age 67.

Gary C. Dunton	Mr. Dunton served as a Director of the Company from 1996 until early 1998 rejoining the Board in 1999. Mr. Dunton, who joined MBIA in early 1998, is President and Chief Executive Officer of the

Company, a position to which he was named on May 6, 2004. He was named President in 1999 and Chief Operating Officer in 2000. Prior to joining MBIA, he was President of the Family and Business Insurance Group, USF&G Insurance, with which he had been associated since 1992. Prior to joining USF&G, he was responsible for Aetna Life & Casualty Standard Commercial Lines business. Age 49.

Claire L. Gaudiani	Dr. Gaudiani has served as a Director of the Company since 1992. Dr. Gaudiani has been a Professor at New York University since 2004. From 2000 to 2004, she was a Senior Research Scholar at the Yale Law School. From 1988 until June 2001, Dr. Gaudiani was President of Connecticut College. Dr. Gaudiani has also been President and CEO of the New London Development Corporation from 1997 to 2004 and continues on that Board. She also serves as a director of The Bank of Southern Connecticut and The Henry Luce Foundation Inc. Age 60.

Daniel P. Kearney	Mr. Kearney has served as a Director of the Company since 1992. Mr. Kearney is currently a Financial Consultant and retired as Executive Vice President of Aetna Inc. (insurance company) in February 1998. Prior to joining Aetna in 1991, he served as President and Chief Executive Officer of the Resolution Trust Corporation Oversight Board from 1989 to 1991. From 1988 to 1989, Mr. Kearney was a Principal at Aldrich, Eastman & Waltch, Inc., a pension fund advisor. Mr. Kearney was a Managing Director at Salomon Brothers Inc. (investment bank) in charge of the Mortgage Finance and Real Estate Finance departments from 1977 to 1988. He serves as a Director of Fiserv, Inc., MGIC Investors Corporation and the Joyce Foundation. Age 65.

Laurence H. Meyer	Dr. Meyer was elected to the Board in August 2004 in accordance with the Board’s power under the Company’s By-Laws to fill interim vacancies on the Board. Dr. Meyer is currently Vice Chairman of Macroeconomic Advisers, which he joined in 2002. He is also a distinguished scholar at the Center for Strategic and International Studies and a board member for the National Bureau of Economic Research. Dr. Meyer also serves as senior adviser to the G-7 Group and is a fellow of the National Association of Business Economists. He was a member of the Board of Governors of the Federal Reserve System from 1996 to 2002. From 1969 to 1996, Dr. Meyer was a professor of economics and a former Chairman of the Economics Department at Washington University in St. Louis. Age 61.

Debra J. Perry	Ms. Perry has served as a Director of the Company since 2004. Ms. Perry worked at Moody’s Corporation from 1992 to 2004. Between 2001 and 2004, Ms. Perry was a Senior Managing Director in the Global Ratings and Research Unit of Moody’s Investors Service, Inc. where she oversaw the Americas Corporate Finance, Leverage Finance and Public Finance departments, which are responsible for ratings of all non-financial corporations in the Americas and for tax-exempt securities in the United States. From 1999 to 2001, Ms. Perry served as Chief Administrative Officer and Chief Credit Officer of Moody’s Corporation responsible for the credit policy, technology, human resources and communications functions. Prior to that, from 1996 to 1999, Ms. Perry was a Group Managing Director for Finance, Securities and Insurance rating groups. Ms. Perry is a member of the Board of Directors of Conseco, Inc. Age 53.

John A. Rolls	Mr. Rolls has served as a Director of the Company since 1995. Mr. Rolls has been President and Chief Executive Officer of Thermion Systems International since 1996. From 1992 until 1996, he was President and Chief Executive Officer of Deutsche Bank North America. Prior to joining Deutsche Bank, he served as Executive Vice President and Chief Financial Officer of United Technologies from 1986 to 1992. He is a Director of Bowater, Inc., Fuel Cell Energy, Inc. and Thermion. Age 63.

The Board has designated Mr. Clapp as the “Lead Director.” As “Lead Director” Mr. Clapp will serve as acting Chairman of the Board in any Board meetings in which Mr. Brown does not participate. In addition, Mr. Clapp will preside at non-management director meetings. Shareholders wishing to communicate with our independent directors may do so by contacting Mr. Clapp. He can be contacted by regular mail sent to David C. Clapp, 85 Broad Street, 2nd Floor, New York, New York 10004.

The Company’s Board of Directors has determined in accordance with the independence standards set forth in the Company’s Corporate Governance Practices, a copy of which is attached hereto as Exhibit A, that each Director named below is an Independent Director and that none of the Directors named below has any material relationships with the Company. Such Independent Directors are: C. Edward Chaplin, David C. Clapp, Claire L. Gaudiani, Daniel P. Kearney, Laurence H. Meyer, Debra J. Perry and John A. Rolls. In addition, each of the Directors named in the foregoing sentence meets the definition of “Independent Director” set forth in the New York Stock Exchange Corporate Governance Listing Standards. These Independent Directors constitute a significant majority of the Company’s Board, consistent with the policy set out in the Company’s Corporate Governance Practices.

The Board is continuing to search for one to two additional new Directors and is considering several potential candidates. If suitable candidates are found after the mailing of this proxy and before the 2005 annual shareholders meeting, the Board plans to elect them to the Board in accordance with its power under the Company’s By-Laws to fill interim vacancies on the Board.

Ms Freda S. Johnson and Mr. James A Lebenthal resigned from the Board effective December 31, 2004, as indicated in the 2004 Proxy Statement.

Dr. Meyer was recommended as a nominee to serve on the Board through a third-party search firm retained by the Nominating/Corporate Governance Committee to identify potential nominees to the Board. The recommendation was based on his credentials and extensive experience and knowledge of economics. Dr. Meyer met with the members of the Nominating/Corporate Governance Committee, who recommended that his candidacy be considered by the full Board. Dr. Meyer also met with the Executive Chairman and the Chief Executive Officer. The full Board approved Dr. Meyer’s nomination and, after attending and observing a meeting of the Board, Dr. Meyer accepted the nomination.

The Board of Directors recommends unanimously that you vote FOR this proposal to re-elect nine incumbent Directors. Vote is necessary to elect Directors.

Vote required: Directors are elected by a plurality of the votes cast.

PROPOSAL 2: APPROVAL OF ADOPTION OF THE MBIA INC. ANNUAL INCENTIVE PLAN FOR PURPOSES OF SECTION 162(m) OF THE INTERNAL REVENUE CODE

Introduction.

At the 2002 annual meeting of shareholders of the Company, the shareholders approved the MBIA Annual and Long-Term Incentive Plan (the “2002 Incentive Plan”), an amended version of the MBIA 1996 Incentive Plan, to allow for the payment of performance-based compensation to certain executive officers of the Company that would be exempt from the deduction limitation contained in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The 2002 Incentive Plan established certain performance criteria (the “Performance Criteria”) for the payment of Performance-Based Compensation.

In order to continue its policy of providing the Company’s key employees the opportunity to earn competitive levels of incentive compensation based primarily on the performance of the Company, the Board of Directors approved the MBIA Inc. Annual Incentive Plan (effective as of January 1, 2006) (the “Annual Plan”), subject to the approval of the Company’s shareholders. The Annual Plan supercedes the 2002 Incentive Plan and will no longer cover long-term incentive awards as those awards will be made under the 2005 Omnibus Incentive Plan, subject to shareholder approval thereof. The Annual Plan has been designed to enable the Company to pay performance-based compensation that would be exempt from the limitations contained in such Section 162(m). The Company is seeking shareholder approval of the Annual Plan, effective January 1, 2006.

Description of the Annual Plan.

The principal features of the Annual Plan are summarized below. The description below is subject to the terms of the Annual Plan, which is contained in its entirety as Exhibit C hereto.

Eligibility.

The Annual Plan authorizes the Compensation and Organization Committee of the Board of Directors (the “Compensation Committee “) to award incentive compensation to officers and other key employees of the Company and its subsidiaries, including all of the Company’s executive officers. The number of eligible participants in the Annual Plan will vary from year to year at the discretion of the Compensation Committee.

Incentive Compensation.

The Annual Plan authorizes the payment of annual bonuses based upon the attainment of performance targets related to corporate, divisional, unit or individual objectives established by the Compensation Committee.

Performance Criteria.

The Committee will establish the performance objectives that must be attained in order for the Company to pay bonuses under the Annual Plan. The Company believes that various factors influence its overall performance and that different key employees have a direct impact on different aspects of its business. Further, the Company believes that, to be effective, any incentive plan must provide the Compensation Committee latitude to make awards that reward performance measured against a wide array of performance objectives.

Accordingly, unless the Compensation Committee determines at the time of grant not to qualify the award as performance-based compensation under Section 162(m), the performance objectives for awards made under the Annual Plan will be based upon one or more of the following criteria: (i) revenue growth, (ii) earnings before interest, taxes, depreciation and amortization (iii) operating income, (iv) pre- or after-tax income, (v) cash flow, (vi) cash flow per share, (vii) net earnings, (viii) earnings per share, (ix) return on equity, (x) return on invested capital or risk adjusted return on allocated capital, (xi) return on assets, (xii) economic value added (or an equivalent metric), (xiii) share price performance, (xiv) total shareholder return, (xv) improvement in or attainment of expense levels, (xvi) improvement in or attainment of working capital levels, (xvii) book value, modified book value or adjusted book value per share, (xviii) adjusted gross premium and adjusted direct premium, (xix) net present value or projected net income after cost of capital, (xx) the credit quality and performance of the insured portfolios of the Company’s insurance subsidiaries, (xxi) the amount of assets under management of the Company’s investment management business, and (xxii) improvement in capital structure.

Form of Payment.

The Compensation Committee will determine whether a bonus under the Annual Plan is payable in cash, in shares of Common Stock or in any combination thereof. The Compensation Committee will have the right to impose whatever conditions it deems appropriate with respect to the award of shares of Common Stock, including conditioning the vesting of such shares on the performance of additional service.

Any shares awarded under the Annual Plan will be issued under the terms of the 2005 Omnibus Incentive Plan, subject to shareholder approval thereof.

Payment of Awards.

If any of the performance criteria established by the Compensation Committee with respect to a particular award is satisfied for the relevant performance period, the Compensation Committee may authorize payment to the participant of an annual bonus in an amount not to exceed $5,000,000. The Compensation Committee has the discretion to pay a bonus amount which is less than the maximum payable under the Annual Plan. A participant who is not an employee of the Company or one of its subsidiaries on the last day of the performance period for which the award is payable may receive a pro-rated bonus payment, based on the full period of performance, unless the Compensation Committee determines that the participant will not receive any bonus payment.

Administration.

The Compensation Committee will at all times be comprised of at least two directors each of whom is an “outside director” for purposes of Section 162(m). The Compensation Committee will administer and interpret the Annual Plan. With respect to any award to an executive officer intended to qualify for the performance-based compensation exception to Section 162(m), the Annual Plan will be interpreted in a manner which is consistent with the requirements of Section 162(m).

Subject to the express provisions of the Annual Plan, the Compensation Committee will have the authority to select the officers and employees eligible to participate in the Annual Plan, to establish the performance objectives for each performance period, and to reduce the amount that may be paid to any participant from the maximum amount otherwise payable pursuant to the Annual Plan. Prior to making any payment with respect to any performance-based compensation under the Annual Plan, the Compensation Committee will be required to certify (i) that the performance objectives have been attained and (ii) the amount payable to such executive officer.

Amendment and Termination.

The Board or the Compensation Committee may at any time amend, terminate or suspend the Annual Plan, without shareholder approval, except if shareholder approval is required for payments that are made under the Annual Plan to qualify for treatment as performance-based compensation under Section 162(m). The Annual Plan will not be effective with respect to calendar years ending after December 31, 2010, unless otherwise extended by action of the Board.

Federal Income Tax Consequences.

Payments made under the Annual Plan will be taxable to the recipients thereof when paid and the Company or the subsidiary of the Company which employs or employed the recipient will generally be entitled to a Federal income tax deduction in the calendar year for which the amount is paid.

Award Table.

The size of future bonus compensation under the Annual Incentive Plan cannot be precisely determined at this time. The following table illustrates the annual bonus payments that were made with respect to the 2004 performance year under the Company’s Annual and Long-Term Incentive Plan.

ANNUAL BONUS PAYMENTS MADE IN FEBRUARY 2005 AND IN FEBRUARY 2004 AND 2003 UNDER THE MBIA ANNUAL AND LONG-TERM INCENTIVE PLAN

Name and Position	Annual Bonus for 2004	Annual Bonus for 2003 (3)
Gary C. Dunton, CEO (1)	$1,925,000	$2,000,000
Joseph W. Brown	$1,512,000	$2,000,000
Neil G. Budnick (2)	$1,200,000	$1,050,000
Clifford D. Corso	$450,000	$709,360
Ruth M. Whaley	$430,000	$575,000
Richard L. Weill	$750,000	$1,900,000
John B. Caouette	$775,000	$1,600,000
Executive Group	$9,990,000	$10,812,485
Non-Executive Director Group	N/A	N/A
Non-Executive Officer Employee Group	N/A	N/A

(1)	For performance years 2004 and 2003, the annual bonus paid was in the form of restricted stock.
(2)	For performance year 2004, the annual bonus paid was in the form of restricted stock.
(3)	Annual bonus consisted of a mix of cash and restricted stock, except for Mr. Brown’s bonus, which was all cash and Mr. Dunton, which was all restricted stock.

Vote Necessary to Approve the Annual Incentive Plan

The approval of the Annual Incentive Plan requires the affirmative vote of a majority of all shares of Common Stock of the Company in person or represented by proxy and entitled to vote at the Annual Meeting of Shareholders. Abstention from voting on the proposal will have the same effect as voting against the proposal. Broker non-votes will have no effect on the outcome.

The Board of Directors has adopted and recommends unanimously that you vote FOR approval of the Annual Incentive Plan.

PROPOSAL 3: APPROVAL OF ADOPTION OF THE MBIA INC. 2005 OMNIBUS INCENTIVE PLAN

Introduction.

The Compensation and Organization Committee of our Board (the “Compensation Committee”) recommended, and on February 24, 2005 the Board of Directors adopted, subject to shareholder approval, the MBIA Inc. 2005 Omnibus Incentive Plan (the “Omnibus Plan”). The Omnibus Plan authorizes 6,000,000 new shares that can be used for any type of award under the Omnibus Plan, including stock options, performance shares, performance units, restricted stock, restricted stock units and dividend equivalents. For awards other than options, any shares issued will count against the share limit as two shares for every one share issued. For awards other than options, any shares issued will count against the share limit as two shares for every one share issued.

The Omnibus Plan also authorizes the grant of dollar, or other local currency, denominated performance awards that may be paid in cash or in shares under the Omnibus Plan. The Company’s 2000 Stock Option Plan, which provided solely for the grant of stock options, authorized 4,900,000 shares (7,350,000 split adjusted) for issuance, of which 727,964 shares remained available for issuance on February 25, 2005. In practice, the Company had granted over the past five years (Jan. 1, 2000 through Dec. 31, 2004) a total of 5.5 million options and 1.2 million restricted shares, with an average annual usage of approximately 1.1 million options and 243,000 shares.

The shares remaining available for grant under the MBIA Inc. 1987 Stock Option Plan, the MBIA Inc. 2000 Stock Option Plan, the MBIA Inc. Annual and Long-Term Incentive Plan (Effective as of January 1, 2002), and the MBIA Inc. Restricted Stock Plan for Non-Employee Directors (the “Prior Plans”) will not be available to make future grants of any type of awards under the Omnibus Plan. Upon shareholder approval of the Omnibus Plan, no new grants will be made under the Prior Plans.

The following summary of the Omnibus Plan is qualified in its entirety by reference to the complete text of the Omnibus Plan, which is attached to this proxy statement as Exhibit D.

Shares Available for Issuance.

Subject to adjustment upon the occurrence of certain events described below, a maximum of 6,000,000 shares may be issued under the Omnibus Plan. To satisfy awards under the Omnibus Plan, we may use authorized but unissued shares or shares in our treasury. Any shares issued in connection with options under the Omnibus Plan will count against this share limit as one share for every one share covered by the option.

Shares subject to awards under the Omnibus Plan or any of the Prior Plans that lapse, are forfeited or cancelled or are settled without the issuance of stock, in each case, after the effective date of the Omnibus Plan will be available for awards under the Omnibus Plan.

In addition to aggregate share limits, the Omnibus Plan establishes individual limits that provide that no participant may receive in any three-year period:

•	stock options on more than 1,000,000 shares; or

•	a vested right to performance shares (and any performance-based restricted stock or restricted stock unit awards) related to more than 500,000 shares.

Additionally, no participant may receive performance units with a target value of more than $5,000,000 in any three-year period, pro-rated for periods of less than or greater than three years.

If the Compensation Committee determines that any stock dividend, stock split, share combination, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase shares at a price substantially below fair market value, or other similar corporate event affects the shares such that an adjustment is required in order to preserve the benefits intended under the Omnibus Plan, then the Compensation Committee has discretion to make equitable adjustments in the number and kind of shares which thereafter may be awarded under the Omnibus Plan (including making appropriate adjustments in the individual award limits referred to above), the number and kind of shares subject to outstanding options and awards, and the respective grant or exercise prices and/or, if appropriate, to provide for the payment of cash to a participant who has an outstanding option or award.

Eligible Participants

The Omnibus Plan authorizes the Compensation Committee to grant awards to officers and other key employees of the Company and its subsidiaries, including all of the Company’s executive officers, as well as directors of the Company who are not employees of the Company or any of its subsidiaries. The number of eligible participants in the Omnibus Plan will vary from year to year at the discretion of the Compensation Committee.

Administration.

The Omnibus Plan will be administered by the Compensation Committee. The Compensation Committee will have the sole and complete authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the operation of the Omnibus Plan as it shall deem advisable, and to interpret the terms and provisions of the Omnibus Plan. The Compensation Committee may delegate to the Chief Executive Officer the power to make awards to officers who are not “insiders” subject to Section 16(b) of the Securities Exchange Act of 1934, subject to such limitations as the Compensation Committee may establish.

Subject to the express terms of the Omnibus Plan, the Compensation Committee has broad discretion as to the specific terms and conditions of each award and any rules applicable thereto, including but not limited to the effect thereon of the death, retirement or other termination of employment or service of the participant. Awards may not be assigned or transferred, except by will or the laws of descent and distribution, to the participant’s immediate family and to other permitted transferees under rules established by the Compensation Committee.

The Compensation Committee may make grants to any of our non-employee directors, eligible employees or any of the employees of our subsidiaries who the Compensation Committee determines to have the capacity to contribute to our success. It is anticipated that the Compensation Committee will make these determinations based on each individual’s present and potential contribution to our success.

Performance Shares or Units and Restricted Stock or Units.

As discussed above, the Omnibus Plan affords the Compensation Committee discretion to grant performance shares and performance units, the payment of which is conditioned upon meeting one or more specified performance goals. The Omnibus Plan permits the Compensation Committee to establish performance goals based on the following criteria, whether in absolute terms or relative to performance at other companies: revenue growth; earnings before interest, taxes, depreciation and amortization; operating income, pre- or after-tax income; cash flow; cash flow per share; net earnings; earnings per share; return on equity; return on invested capital or risk adjusted return on allocated capital; return on assets; economic value added (or an equivalent metric); share price performance; total shareholder return; improvement in or attainment of expense levels; improvement in or attainment of working capital levels; book value, modified book value or adjusted book value per share; adjusted gross premium and adjusted direct premium; net present value of projected net income after cost of capital; the credit quality and performance of the insured portfolios of the Company’s insurance subsidiaries; the amount of assets under management of the Company’s investment management business; improvement in capital structure; and such other criteria as may be determined by the Compensation Committee. The Compensation Committee also has the discretion to condition payment of amounts in respect of performance shares and performance units on such factors in addition to the performance goals as it shall determine on the grant date.

The Compensation Committee will determine the value of each performance share and unit, the number of such shares and units for each performance cycle, the duration of each performance cycle (generally, not less than two years) and the number of performance shares and units that have been earned based on performance relative to the performance goals discussed above. Performance shares and units may also be deemed earned upon the occurrence of certain events, such as a change in control. A participant’s rights with respect to performance shares, performance units, restricted stock and restricted stock units upon such participant’s termination of employment or service will be determined by the Compensation Committee at the time of grant and set forth in the participant’s award agreement.

Payment of earned performance share and unit awards may, at the discretion of the Compensation Committee, be distributed in the form of cash, shares of our stock or a combination thereof. The Compensation Committee shall also have the authority to adjust the applicable performance goals as it deems equitable to reflect unusual or non-recurring events affecting MBIA or changes in tax law or accounting principles or other factors that it deems appropriate.

Shares of restricted stock may not be sold, assigned, transferred, pledged or otherwise encumbered until the restrictions have lapsed. Subject to the forfeiture and transfer restrictions applicable to the award, a participant will have all of the rights of a shareholder in respect of any award of restricted stock. The Compensation Committee may permit a participant who receives a restricted stock unit award to receive currently or on a deferred basis dividends or dividend equivalents and/or other cash payments in addition to or in lieu of such award. The Compensation Committee has authority to determine the length of the restriction period, the conditions under which restricted stock and restricted stock units may be forfeited, as well as the other terms and conditions of such awards, including the establishment of performance goals for the grant of such awards based on one or more of the performance criteria described above for performance shares and units. Restricted stock units may be paid, at the discretion of the Compensation Committee, in cash or shares or a combination of both. The restriction period applicable to any time-vesting award of restricted stock or restricted stock units will generally lapse no earlier than the third anniversary of the date of grant. The lapse of such period may accelerate upon the occurrence of certain events specified in the Omnibus Plan, such as a change in control or such other events described in the applicable award agreement.

The Compensation Committee may permit or require participants who receive performance shares, performance units, restricted stock or restricted stock units to defer receipt of such awards upon the terms and conditions the Compensation Committee establishes from time to time.

Stock Options.

Options granted under the Omnibus Plan will be non-statutory stock options. The exercise price of any stock option granted may not be less than 100% of the fair market value of the underlying shares at the time of grant, except in the case of awards granted as replacements for awards that are assumed, converted or substituted in connection with a merger or acquisition. The Compensation Committee is not permitted to subsequently reduce the exercise price or otherwise reprice options after they have been granted.

The Compensation Committee has broad discretion as to the terms and conditions upon which options shall be exercisable, but under no circumstances may an option have a term exceeding ten years from the date of grant. Options will become exercisable in accordance with the vesting schedule provided in the participant’s option agreement (generally, over not less than three years). A participant’s rights with respect to options upon such participant’s termination of employment or service will be determined by the Compensation Committee at the time of grant and set forth in the participant’s option agreement.

An option holder may satisfy the exercise price in cash or its equivalent, by exchanging shares owned by the optionee for at least six months, by a combination thereof, or to the extent permitted by the Compensation Committee, either through an arrangement with a broker approved by the Company (or through an arrangement directly with the Company) whereby payment of the exercise price is accomplished with the proceeds of the sale of stock, or through net settlement in stock.

Dividend Equivalents.

Under the Omnibus Plan, the Compensation Committee may grant to participants the right, known as a dividend equivalent, to receive payments in cash or in shares of MBIA stock, based on dividends with respect to shares of MBIA stock. Dividend equivalents may be granted in connection with other awards, in addition to other awards, or unrelated to other awards.

Change in Control.

Except as provided below, if the Company experiences a “change in control” (as defined in the Omnibus Plan), each option and each award of restricted stock and each restricted stock unit grant will be treated as fully vested and will no longer be subject to forfeiture and transfer restrictions. Additionally, each option will be canceled in exchange for an amount equal to the excess, if any, of the price paid in the change in control transaction over the exercise price or base value of such award, and each award of restricted stock and each restricted stock unit scheduled to vest solely based on continued employment or service for a fixed period of time will similarly be canceled in exchange for an amount equal to the price paid in the change in control transaction. All outstanding performance shares and performance units will be canceled in exchange for a payment equal to a pro rata portion of the performance shares or the value of the performance units earned as of the date of the change in control, based on performance achieved in respect of the relevant performance goals and the portion of the performance cycle that has been completed. All outstanding restricted stock and restricted stock units scheduled to vest upon the achievement of performance goals shall become vested and/or shall pay out pro rata based on the performance achieved as of the date of the change in control. Any portion of an award of performance shares, performance units, performance-based restricted stock or performance-based restricted stock units that relates to the uncompleted portion of the performance cycle and therefore does not become earned or vested as of the date of the change in control shall be converted into an equivalent valued award of restricted stock or restricted stock units of the employer following the change in control (subject to such new employer’s approval), which will vest solely based on continued employment or service through the end of the performance cycle to which the award had previously been subject. If the new employer does not approve the award described in the preceding sentence, then the entire value of the award will become fully vested and/or paid out upon the change in control. All payments related to a change in control will generally be made in cash, unless the Compensation Committee permits payment to be made in shares of the surviving corporation having an equivalent value.

For purposes of the Omnibus Plan, “change in control” means:

•	an acquisition of 25% or more of voting shares by a person other than the Company, its subsidiaries or its employee benefit plans;

•	a change in a majority of the members of the Company’s Board over the course of 24 months without the approval of the board members at the beginning of such period; and

•	a merger, reorganization or similar transaction (including a sale of substantially all assets), where the Company’s shareholders immediately prior to such transaction do not control a majority of the voting power of the surviving entity immediately after the transaction.

However, if the Compensation Committee (as constituted before the change in control) determines that each of the following conditions are satisfied, there will be no acceleration of the vesting, or lapsing of restrictions, of any options, time-vesting restricted stock, or time-vesting restricted stock units, and there will be no payment made in respect of such awards by reason of the change in control:

•	all outstanding awards will be honored or assumed by the new employer or one of its affiliated companies;

•	the honored or assumed awards will have substantially equivalent economic value, at the time of the change in control, to the awards in respect of our stock;

•	the honored or assumed awards will relate to securities that are or will shortly be publicly traded on an established United States securities market;

•	the terms and conditions (such as vesting and exercisability) of the honored or assumed awards are at least equal to or better than the terms of the awards related to our stock; and

•	the honored or assumed awards provide that, upon the involuntary termination of the award recipient’s employment without cause within 24 months following the change in control, the awards will be deemed vested or exercisable, as the case may be.

Term of the Omnibus Plan.

No award may be granted under the Omnibus Plan after the tenth anniversary of the date that the plan is approved by shareholders. The Omnibus Plan may be amended or terminated at any time by the Board, except that no amendment may adversely affect existing awards and no amendment may be made without shareholder approval if the amendment would materially increase benefits to participants, materially increase the number of shares that may be issued under the Omnibus Plan or the individual award limits (except in the case of adjustments permitted in the event of a stock dividend, stock split, recapitalization or certain other corporate transactions) or materially modify the requirements for participation, or if such approval is necessary to comply with any tax or regulatory requirement, including any approval requirement which is imposed by the rules of the NYSE, that the Compensation Committee determines to be applicable.

Description of Federal Income Tax Consequences under the Omnibus Plan.

The following discussion summarizes the Federal income tax consequences of the Omnibus Plan based on current provisions of the Internal Revenue Code, which are subject to change. The summary does not cover any foreign, state or local tax consequences of participation in the Omnibus Plan.

Performance shares.

When payment is made to a participant in respect of earned performance shares granted under the Omnibus Plan, the participant will have taxable ordinary income in an amount equal to the amount of cash and the fair market value of any shares of our stock that such participant receives in payment on such award. We will receive a Federal income tax deduction in an amount equal to the amount paid to the participant, unless the amount is paid by a subsidiary or affiliate that is not part of our consolidated Federal return, in which case, the subsidiary or affiliate, as the case may be, will receive the deduction.

Restricted stock.

Unless a participant makes the election described below, a grant of restricted stock will not result in taxable income to the participant or a deduction to us (or the unconsolidated subsidiary or affiliate employing the participant) in the year of grant. The value of such restricted stock will be taxable to a participant as ordinary income in the year in which the restrictions lapse. Alternatively, a participant may elect to treat as income in the year of grant the fair market value of the restricted stock on the date of grant, provided the participant makes the election within 30 days after the date of such grant. If such an election were made, the participant would not be allowed to deduct at a later date the amount included as taxable income if the participant should forfeit the shares of restricted stock. The amount of ordinary income recognized by a participant is deductible by us (or the unconsolidated subsidiary or affiliate employing the participant) in the year such income is recognized by the participant, provided such amount constitutes reasonable compensation to the participant. If the election described above is not made, then prior to the lapse of restrictions, dividends paid on the shares subject to such restrictions will be taxable to the participant as additional compensation in the year received, and we (or the unconsolidated subsidiary or affiliate employing the participant) will be allowed a corresponding deduction.

Non-Statutory Options.

When an optionee exercises an option, the excess of the fair market value of the shares on the date of exercise over the exercise price will be ordinary income to the optionee and will be allowed as a deduction for Federal income tax purposes to us (or the unconsolidated subsidiary or affiliate employing the participant). When an optionee disposes of shares acquired by the exercise of the option, any amount received in excess of the market value of the shares on the date of exercise will be treated as long- or short-term capital gain, depending upon the holding period of the shares. If the amount received upon disposition of the shares is less than the market value of the shares on the date of exercise, the loss will be treated as long- or short-term capital loss, depending upon the holding period of the shares. If permitted by the Compensation Committee, an optionee transfers an option by gift, the optionee will still have ordinary income upon the exercise of the option by the transferee equal to the excess of the fair market value of the shares on the date of exercise over the option price. The transfer of an option by gift may also result in a gift tax liability to the optionee depending on the fair market value of the option at the time of such transfer. If the option is exercisable at the time of the transfer the gift will occur at the time of transfer. The Internal Revenue Service has ruled that if the option is not exercisable at the time of transfer, the gift will be deemed to occur on the date the option becomes exercisable.

Performance Units and Restricted Stock Units.

Generally, when a participant receives payment with respect to earned performance units or restricted stock units granted under the Omnibus Plan, the amount of cash and the fair market value of the shares received will be ordinary income to such participant, and we (or the unconsolidated subsidiary or affiliate employing the participant) will be allowed a corresponding deduction for Federal income tax purposes.

Dividend Equivalents.

Generally, when a participant receives payment with respect to dividend equivalents, the amount of cash and the fair market value of any shares received will be ordinary income to such participant. We will receive a Federal income tax deduction in an amount equal to the amount paid to the participant, unless the amount is paid by a subsidiary or affiliate that is not part of our consolidated Federal return, in which case, the subsidiary or affiliate, as the case may be, will receive the deduction.

Deferred Compensation Limitations.

No awards will be granted, deferred, paid out or modified under the Omnibus Plan in a manner that would result in the imposition of a penalty tax under Section 409A of the Internal Revenue Code.

Award Table.

While neither the exact number of individuals who will participate, nor the type or size of awards that will be approved by the Compensation Committee under the Omnibus Plan can be precisely determined, the Compensation Committee has historically approved awards at the Vice President level and above. It is anticipated that this practice will continue under the new Omnibus Plan. The following table illustrates the awards that were made in February 2005 under the Company’s 2000 Stock Option Plan and the Annual and Long-Term Incentive Plan.

AWARDS MADE IN FEBRUARY 2005 UNDER

THE MBIA INC. 2000 STOCK OPTION PLAN AND

THE MBIA ANNUAL AND LONG-TERM INCENTIVE PLAN AND AWARDS MADE IN MAY 2004 UNDER THE MBIA INC. RESTRICTED STOCK PLAN FOR NON-EMPLOYEE DIRECTORS

Name and Position	Restricted Shares	Stock Options
Gary C. Dunton, CEO (1)	35,690	200,000
Joseph W. Brown	33,990	0
Neil G. Budnick (2)	56,244	100,000
Clifford D. Corso	7,988	30,000
Ruth M. Whaley	7,988	30,000
Richard L. Weill	0	0
John B. Caouette	0	0
Executive Group	153,202	560,000
Non-Executive Director Group	7,420	N/A
Non-Executive Officer Employee Group	258,025	130,000

(1)	The number of restricted shares shown for Mr. Dunton does not include 32,716 restricted shares granted as the annual bonus award for the 2004 performance year. This bonus award is reported under the bonus table in the Annual Incentive Plan proposal.

Depending on the vesting date value of the 125,000 shares of restricted stock that were granted to Mr. Dunton in May 2004, a portion of such shares may be issued under the 2005 Omnibus Incentive Plan, subject to shareholder approval thereof.

(2)	The number of restricted shares shown for Mr. Budnick does not include 20,394 restricted shares granted as the annual bonus award for the 2004 performance year. This bonus award is reported under the bonus table in the Annual Incentive Plan proposal. Mr. Budnick was also contingently awarded 35,000 shares of restricted stock (included above) in February 2005 under the 2005 Omnibus Incentive Plan, subject to shareholder approval of the Plan.

Vote necessary to approve the Omnibus Incentive Plan

The approval of the Omnibus Incentive Plan requires the affirmative vote of a majority of all shares of Common Stock of the Company in person or represented by proxy and entitled to vote at the Annual Meeting of Shareholders. Abstention from voting on the proposal will have the same effect as voting against the proposal. Broker non-votes will have no effect on the outcome.

The Board of Directors has adopted and recommends unanimously that you vote FOR approval of the Omnibus Incentive Plan.

PROPOSAL 4: AMEND SECTION 8 OF CERTIFICATE OF INCORPORATION TO REMOVE SUPERMAJORITY VOTE REQUIRED TO AMEND SECTION 8

Section 8 of the Company’s Certificate of Incorporation (“Certificate of Incorporation”) describes the factors (set forth below) that the Board is authorized to consider in evaluating any offer of another party to (a) make a tender or exchange offer for any equity security of the Corporation, (b) merge or consolidate the Company into or with another corporation, or (c) purchase or otherwise acquire all or substantially all of the properties and assets of the Company. The Section provides that the affirmative vote of at least 80% of the holders of the voting power of all shares entitled to vote in the election of directors is required to amend or repeal, or to adopt any provision inconsistent with Section 8.

This latter provision is known as a supermajority voting requirement because a lesser percentage of shareholder votes are generally specified in applicable State law and in the By-Laws of the Company to amend other provisions of the Certificate of Incorporation. The Board of Directors has approved an amendment to the Certificate of Incorporation to reduce to a simple majority the percentage of all voting power required to amend or repeal Section 8 of the Certificate of Incorporation. The Board believes that this amendment would enhance shareholder rights by making possible for a simple majority of shareholders to act to amend Section 8 to eliminate and/or change the factors that the Board is authorized to consider in the event of a proposed tender offer, merger or acquisition involving the Company as described above.

If shareholders approve the amendment, Section 8 of the Certificate of Incorporation would be amended and restated to read as follows:

The Board of Directors of the Corporation, when evaluating any offer of another party to (a) make a tender or exchange offer for any equity security of the Corporation, (b) merge or consolidate the Corporation into or with another corporation, or (c) purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation, shall, in connection with the exercise of its judgment in determining what is in the best interests of the Corporation as a whole, be authorized to give due consideration to such factors as the Board of Directors determines to be relevant, including, without limitation:

(i)	the interests of the Corporation’s shareholders;

(ii)	whether the proposed transaction might violate federal or state laws;

(iii)	the form and amount of consideration being offered in the proposed transaction, not only in relation to the then current market price for the outstanding capital stock of the Corporation, but also in relation to (1) the market price for the capital stock of the Corporation over a period of years, (2) the estimated price that might be achieved in a freely negotiated sale of the Corporation as a whole or in part or through orderly liquidation, (3) the premiums over market price paid for the securities of other corporations in similar transactions, (4) current political, economic and other factors bearing on securities prices, and (5) the Corporation’s then current value (including its financial condition and the unrealized value of its properties and assets determined over a period of years), its long-term plans and its future prospects as an independent going concern; and

(iv)	the social, legal, environmental and economic effects on (1) policy holders, employees, clients, suppliers and other affected persons, firms and corporations, (2) the communities and economic regions in which the Corporation and its subsidiaries operate or are located and (3) any of the businesses and properties of the Corporation or of any of its subsidiaries.

In connection with such evaluation, the Board of Directors is authorized to conduct such investigations and to engage in such legal proceedings as the Board of Directors may determine.

Notwithstanding anything to the contrary contained in this Amended and Restated Certificate of Incorporation, the By-Laws of the Corporation or otherwise (and notwithstanding the fact that a lesser percentage may be specified by law, this Amended and Restated Certificate of Incorporation or the By-Laws of the Corporation), the affirmative vote of the holders of at least a majority of the voting power of all of the shares of the Corporation then entitled to vote generally in the election of Directors shall be required to amend or repeal, or adopt any provision inconsistent with, this Section 8.

Vote Necessary to Approve the Amendment

The approval of the proposed amendment to Section 8 of the Certificate of Incorporation requires the affirmative vote of 80% of all shares of Common Stock of the Company in person or represented by proxy and entitled to vote at the Annual Meeting of Shareholders. Abstention from voting on the proposal will have the same effect as voting against the proposal. Broker non-votes will have no effect on the outcome.

The Board of Directors unanimously recommends a vote FOR approval of the amendment of Section 8 of the Company’s Certificate of Incorporation set forth above.

PROPOSAL 5: AMEND CERTIFICATE OF INCORPORATION TO PERMIT SHAREHOLDERS TO ACT BY MAJORITY WRITTEN CONSENT

The Company’s Certificate of Incorporation does not presently permit Company shareholders to act by majority written consent. Connecticut state law allows shareholders of Connecticut corporations to take any action that may be taken at a meeting of shareholders by consent in writing, setting forth the action to be taken, signed by shareholders holding a majority of the voting power of the shares entitled to vote thereon, only if so provided in the Certificate of Incorporation. Otherwise, shareholders can only vote by unanimous written consent. Since the Company’s Certificate of Incorporation does not explicitly permit shareholders to act by majority written consent, the Company’s shareholders may only act by unanimous written consent. The Board of Directors has approved an amendment to Section 4 of the Certificate of Incorporation permitting Company shareholders to act on the basis of majority written consent, except that directors may be elected by action of shareholders without a meeting of shareholders only by unanimous written consent or pursuant to a plan of merger. The Board believes that this amendment would enhance shareholder rights by make it possible for shareholders to act by majority written consent without a meeting.

If shareholders approve the amendment, Section 4 of the Certificate of Incorporation would be amended by the addition of the following paragraph:

Any action that may be taken at a meeting of shareholders may be taken without a meeting by consent in writing, setting forth the action to be taken, signed by persons holding a majority of the voting power of the shares entitled to vote thereon, except that directors may be elected by action of shareholders without a meeting of shareholders only by unanimous written consent or pursuant to a plan of merger. If action is proposed to be taken by written consent of less than all of the shareholders, notice in writing of such proposed action shall be given to each shareholder who would be entitled to vote thereon not less than 20 nor more than 50 days before the date any such consents are to become effective.

Vote Necessary to Approve the Amendment

The approval of the proposed amendment to Section 4 of the Certificate of Incorporation requires the affirmative vote of a majority of all shares of Common Stock of the Company in person or represented by proxy and entitled to vote at the Annual Meeting of Shareholders. Abstention from voting on the proposal will have the same effect as voting against the proposal. Broker non-votes will have no effect on the outcome.

The Board of Directors unanimously recommends a vote FOR approval of the amendment of the Company’s Certificate of Incorporation to permit shareholders to act by majority written consent.

PROPOSAL 6: SELECTION OF INDEPENDENT AUDITORS

Since its founding in 1986, MBIA has used PricewaterhouseCoopers LLP (PwC) as its independent auditor. From 1974 to 1986, PwC served the same role for MBIA’s predecessor organization, the Municipal Bond Insurance Association. During 2004, PwC examined the accounts of the Company and its subsidiaries and also provided tax advice and other services to the Company in connection with its Securities and Exchange Commission filings. In accordance with its practice of periodically rotating audit engagement partners, in 2004 PwC assigned a new audit engagement partner and audit manager to oversee PwC’s audit of MBIA’s financial statements.

Upon recommendation of the Audit Committee, the Board has appointed PwC as the independent auditors of the Company for 2005, subject to shareholder approval.

We expect that one or more representatives of PwC will be available at the Annual Meeting to make a statement, if desired, and to answer questions from those shareholders present.

Vote Necessary to Hire PwC as Auditors

The approval to hire PricewaterhouseCoopers LLP as independent auditors for the Company requires the affirmative vote of a majority of all shares of Common Stock of the Company in person or represented by proxy and entitled to vote at the Annual Meeting of Shareholders. Abstention from voting on the proposal will have the same effect as voting against the proposal. Broker non-votes will have no effect on the outcome.

The Board of Directors recommends unanimously that you vote FOR this proposal to hire PricewaterhouseCoopers LLP as independent auditors for the Company.

OTHER MATTERS/SHAREHOLDER PROPOSALS

The Board knows of no other business to be brought before the meeting other than what is set forth above. If other matters are introduced at the meeting, the individuals named as proxies on the enclosed proxy card are also authorized to vote upon such matters using their own discretion.

Shareholder proposals intended for inclusion in the proxy materials for the Company’s 2006 Annual Meeting of Shareholders must be received by the Company’s Secretary no later than December 4, 2005, which is 120 days prior to the anniversary of the mailing date for this proxy statement. Under the terms of the Company’s By-Laws, shareholders who wish to present an item of business at the 2006 Annual Meeting must provide notice to the Secretary of the Company at the Company’s principal executive offices not less than 60 days nor more than 90 days prior to the Annual Meeting (or if the Company does not publicly announce its annual meeting date 70 days in advance of such meeting date, by the close of business on the tenth day following the day on which notice of the Meeting date is mailed to shareholders or publicly made).

If the Company does not receive notice of an item of business to be presented at the Annual Meeting before February 18, 2006 (45 days prior to the anniversary of the mailing date of this year’s proxy statement), then the Company retains discretion to vote proxies for or against any such item as the Board of Directors sees fit.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

The Securities and Exchange Commission permits companies to send a single copy of their annual report and proxy statement to any household at which two or more shareholders reside if it appears that they are members of the same family. Each shareholder residing in the same household, however, will continue to receive a separate proxy card or voting instruction form. This procedure, referred to as “householding,” is intended to reduce the volume of duplicate information that shareholders receive and reduce mailing and printing costs. A number of brokerage firms have instituted householding. Only one copy of this proxy statement and the attached annual report will be sent to certain beneficial shareholders who share a single address, unless any shareholder residing at that address gave contrary instructions.

If you are a beneficial shareholder, you may revoke your consent to householding for future mailings by checking the appropriate box on the proxy card or voting instruction form that you receive from the broker, bank, trustee or nominee in whose name your shares are registered. If you received a householded mailing this year and would like to have additional copies of our annual report and/or proxy statement mailed to you, please write to the Corporate Communications Department, MBIA Inc., 113 King Street, Armonk, New York 10504. Copies of these documents are also available on the Company’s website at www.mbia.com.

ByOrder of the Board of Directors,

RamD. Wertheim
Secretary

Exhibit A

MBIA INC. BOARD

CORPORATE GOVERNANCE PRACTICES

The following are MBIA Inc.’s corporate and governance practices for its Board of Directors. Such practices are subject to Connecticut Business Corporation Act and the By-Laws of MBIA Inc. as shall be amended from time to time.

A.	THE ROLE OF THE BOARD OF DIRECTORS

1.	Direct the Affairs of the Corporation for the Benefit of Shareholders

The primary responsibility of a director is to oversee the affairs of the corporation in the best interests of the stockholders, while day-to-day operation of the corporation is the responsibility of management. The directors and the management have a primary responsibility to the shareholders of the corporation in carrying out their duties, but each also must consider the fiduciary responsibility of the corporation to the beneficiaries of the insurance policies issued by its insurance subsidiaries. Additionally, the directors should be sensitive to the needs of stakeholders such as the employees, customers, creditors, suppliers and the community in evaluating the affairs of the corporation.

2.	Advise and Participate in Long-Range Strategy Development

Board members provide advice to management on matters relating to the corporation’s business at board meetings and in other less formal settings, such as telephone calls and small meetings.

Long-range strategic issues should be discussed as a matter of course at regular board meetings, but that, given the complexity of the organization and the level of change in the industry, it is important to hold periodic multi-day off-site meetings devoted solely to discussion of strategic issues. The frequency of such off-site meetings will vary with changes in the business environment and the organization, but it is the current view of the Board that such meetings should be held approximately every two years, subject to the needs of management or the Board.

3.	Review and Approve Financial Goals/Performance

The Board reviews and approves the three-year rolling operating plan and its specific goals at the start of the fiscal year. The plan will contain quarterly financial performance that will be reviewed several times per year versus results. The Board also believes it is important to establish and evaluate longer-term objectives so as not to overly emphasize short term performance.

4.	Ethical Business Environment/Compliance with Legal and Regulatory Mandates

The long-term success of the corporation is dependent upon the maintenance of an ethical business environment that focuses on adherence to both the letter and the spirit of regulatory and legal mandates. The Audit Committee receives reports from internal and external auditors on these matters, as well as other reports from management, as appropriate. The Board receives reports from the Audit Committee and from management periodically. The Board expects that Board and committee agendas and materials and other information will flow to the Board and will be established with legal/regulatory requirements in mind.

5.	CEO Performance Evaluation

CEO performance should be evaluated annually.

The evaluation process is led by the Chairman of the Compensation and Organization Committee who solicits information from all directors. In addition, the Compensation and Organization Committee reviews the CEO’s salary, variable compensation and other compensation against market standards. The Compensation and Organization Committee recommends the appropriate level of such items to the Board for approval in the absence of the CEO, at the same meeting as the CEO evaluation discussion takes place.

The evaluation of the CEO should be a comprehensive process, based on both qualitative and quantitative factors, including actual performance of the business, accomplishment of long-term business and financial goals, positioning of the corporation for the future, development of management, stewardship of the enterprise and effective Board communication and interaction.

6.	Succession Planning/Compensation of Key Executive Officers

The Board and the Compensation and Organization Committee share these responsibilities. The Board has delegated responsibility to the Compensation and Organization Committee to review and advise on management succession issues. The Compensation and Organization Committees annually reviews the performance and commensurate compensation of the senior team and makes recommendations to the full board. The Board has an established practice of having the CEO review with the Compensation and Organization Committee every other year, the abilities of key senior managers, the CEO’s views on management succession and the CEO’s views on the program for management development. The Compensation and Organization Committee then reports to the Board. Appointments to the CEO’s senior management team are reviewed by the Compensation and Organization Committee of the Board.

To the extent permitted by law, the Compensation and Organization Committee establishes, amends, modifies and administers compensation and benefit plans for the corporation. It also sets general parameters of compensation levels and benefits for all employees and recommends compensation and benefits for officers on the CEO’s senior management team to the Board, which approves it. Shareholders must have an opportunity to vote on all equity compensation plans.

7.	The Board shall conduct an annual performance appraisal of itself.

B.	MEETINGS OF THE BOARD OF DIRECTORS

1.	Chairman of the Board and CEO

The Chairman of the Board and CEO is a combined position. However, the Board can determine whether both positions can be held by the same individual, depending on what it believes is in the best interest of the corporation.

2.	Lead Director

For executive sessions of the Board in the absence of the Chairman and CEO, the Board shall choose one of the independent directors to lead such sessions. The lead or “presiding” director shall be identified in the Annual Proxy Statement.

3.	Frequency of Meetings

The Board should meet frequently, given the size and complexity of the business, regulatory mandates for director review of various matters, and the changing industry environment. The number of scheduled Board meetings should vary with circumstances and that special meetings should be called as necessary. As a general matter a meeting schedule of five to six times per year, as determined by the Board and Management, is appropriate. While the Board recognizes that directors discharge their duties in a variety of ways, including personal meetings and telephone contact with management and others regarding the business and affairs of the corporation, it is the responsibility of individual directors to make themselves available to attend both scheduled and special Board and committee meetings on a consistent basis with the expectation that each director shall have attended at least 75% of such meetings.

4.	Executive Sessions

Independent directors should meet in executive session regularly and that some of the executive sessions should be with the CEO, who is an inside director, and some should be in the absence of the CEO and any other inside directors or management officials. It is the intent of the Board to hold executive sessions in conjunction with most Board meetings. It is the policy of the Board for independent directors to meet in executive session, in the absence of the CEO, at least one time annually.

All of the committees may meet in executive session, as circumstances warrant. At the committee’s discretion, the CEO or other members of management may be requested to meet with the committee during these executive sessions. At least once a year, the Audit Committee meets in executive session with the outside auditors, outside the presence of management.

5.	Attendance of Non-Directors at Meeting

The CEO’s senior team will be present and participate as required in all Board meetings. The CEO should have discretion to invite members of management to the meetings of the Board.

6.	Agendas and Presentations

The CEO should establish the agenda for each Board and Committee meeting, taking into account suggestions of Board members. Board members are encouraged to suggest the inclusion of particular items on such agendas, and the CEO, from time to time, should ask directors for their suggestions or opinions on possible agenda items. As with the agenda, the CEO should determine the form of each presentation to the Board and the person to make such presentation. However, it is important that line and support unit managers make presentations to the Board from time to time, to permit the Board to meet these officers in person.

7.	Information Flow

The Board should receive information that would be important to understanding presentations, discussions and issues covered at each meeting, in writing and sufficiently in advance of the meeting to permit appropriate review.

8.	Orientation of New Directors

A newly elected director within 6 months of election to the Board, should meet with the CEO, the President, the Chief Financial Officer, and the Nominating/Corporate Governance Committee and selected senior managers to obtain information about the corporation and to review carefully all relevant public information about the corporation.

9.	Board Effectiveness Review

It is appropriate annually to review its own effectiveness, including its corporate governance policies and practices. The Nominating/Corporate Governance Committee will generally assume this responsibility and report to the Board the results of its analysis and any recommendations following each such review. All directors are free to make suggestions on improvement of the Board’s practices at any time and are encouraged to do so.

10.	The directors should have access to management and independent advisers.

C.	BOARD STRUCTURE

1.	Majority of Independent Directors

The Board shall consist of a significant majority of independent directors. Independent director means a director who:

•	is not a member of management or an employee and has not been a member of management or an employee within the last 5 years;

•	has no close family or similar relationship with a member of key management;

•	is not a lawyer, adviser or consultant to the corporation or its subsidiaries and does not have any personal service contracts with the corporation or its subsidiaries;

•	does not have any other relationship with the corporation or its subsidiaries either personally or through his or her employer which, in the opinion of the Board, would adversely affect the director’s ability to exercise his or her independent judgment as a director;

•	is not a current or has not been for 5 years a former employee of the independent auditor;

•	is not a current or has not been for 5 years an employee of any company whose compensation committee includes an officer of MBIA;

•	is not an immediate family member of either of the two previous categories.

Because the corporation is a major financial institution, outside directors or companies they are affiliated with will sometimes have a business relationship with the corporation or its subsidiaries. Directors and companies with which they are affiliated are not given special treatment in these relationships. The Board believes that the existence of a business relationship is not, in and of itself, sufficient to disqualify a director from being considered an independent director. The materiality of the relationships and the director’s own ability to exercise independent judgment should be evaluated, and external criteria for independence, such as those promulgated by the Securities and Exchange Commission, should be considered.

To help maintain the independence of the Board, all directors are expected to deal at arm’s length with the corporation and its subsidiaries and to disclose circumstances material to the director which might be perceived as a conflict of interest. The corporation shall disclose publicly compliance with the requirement that a majority of its Board is comprised of independent directors.

2.	Size of the Board

Currently, the Board has 9 members. The size of the Board will be increased or decreased to reflect the workload of the Board and the availability of qualified directors but will stay within the range of 8 to 12 members.

3.	Director Retirement Age/Term Limits

The Board has established a retirement policy for directors, which it feels is appropriate for current circumstances. Under that policy, no person who has attained the age of 70 years shall be nominated to be a director. The Board may grant waivers regarding this policy. Periodically the Nominating/Corporate Governance Committee will review the retirement policy to help assure that it remains appropriate in light of the corporation’s needs. The Nominating/Corporate Governance Committee shall regularly review incumbent directors and the strengths and weaknesses of the Board as a whole.

4.	Director Appointments

Directors should be nominated for board approval by the Nominating/Corporate Governance Committee, consisting entirely of outside directors. The board expects the Nominating/Corporate Governance Committee to consider the views of the CEO in making appointments. However, it is the Nominating/Corporate Governance Committee’s responsibility to make director recommendations to the full Board for submission to the shareholders at the annual meeting.

Directors should be individuals with substantial accomplishments, who have been associated with institutions noted for excellence, and who have broad experience and the ability to exercise sound business judgment. In selecting directors, the Board generally seeks a combination of active or former senior business executives of major complex businesses (from different industry sectors), leading academics, and individuals with substantial records of business achievement or government service or other leadership roles in the not-for-profit sector. Board selections should reflect sensitivity to diversity. Directors who change their primary job responsibilities are required to offer to resign from the board, but should not necessarily be required to resign. Such an offer of resignation will be reviewed by the Nominating/Corporate Governance Committee, with a recommendation from the CEO.

5.	Service of Former MBIA Management on the Board

Retired officers of MBIA should not serve on its Board. However, upon retiring from the company, the Board may defer any management resignation from the Board for a period of time as it deems appropriate.

6.	Director Evaluation

The Nominating/Corporate Governance Committee should review incumbent directors as part of the annual nomination process and in the context of the committee’s overall review of the strengths and weaknesses of the Board as a whole. The committee will review each individual incumbent director with respect to a variety of factors, including his or her attendance, participation in the work of the Board and overall contribution to the Board. As part of this review, at least once every two years, each Director shall be required to provide an evaluation of each other Director in the manner prescribed by the Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee will take appropriate action to effect changes in incumbent directors if, in the opinion of the committee after discussion with the CEO, any director is not contributing to the work of the Board.

7.	Director Compensation

The level of director compensation should generally be competitive with that paid to directors of similar sized and situated corporations in the United States. The Nominating/Corporate Governance Committee is responsible for making recommendations to the full Board with respect to director compensation. The full Board approves director compensation and benefits programs.

8.	Stock Ownership

Within four years of first being elected, a director is expected to own at least a value equal to five times their annual base retainer fee worth of shares in the corporation, including shares owned pursuant to the Deferred Compensation and Stock Ownership Plan for Non-Employee Directors or under the restricted stock compensation plan.

9.	Other Directorships

In order to ensure that Directors can dedicate an appropriate amount of time to their responsibilities as directors, Directors can only serve on two additional boards as long as they are employed on a full time basis or otherwise on four additional boards (in each case not including philanthropic boards).

10.	Director Training.

Each Director is required to participate in relevant training programs at least once every two years, which may include training in topics related to corporate governance or in topics that are otherwise relevant to the Company’s business.

D.	COMMITTEES OF THE BOARD

1.	Number and Types of Committees

Committees should be created and disbanded depending on the particular needs of the board, issues facing the corporation, and regulatory/legal requirements. The current standing committees of the Board are the Executive Committee, the Finance Committee, the Risk Oversight Committee, the Compensation and Organization Committee, the Audit Committee, and the Nominating/Corporate Governance Committee. The CEO is responsible for making recommendations to the Nominating/Corporate Governance regarding the committee structure, but directors are free to make suggestions of committees at any time and are encouraged to do so. The Board also expects that the committee structure would be one of the matters considered by the Nominating/Corporate Governance from time to time as part of its review of overall Board effectiveness. Any Audit Committee member who serves on 3 other audit committees must be approved by the Board. This status must be disclosed in the Annual Proxy Statement. Audit Committee members may receive only director fees as compensation. Their director fees may be greater than those of other board members to compensate them for the significant time and effort of serving on the committee. Board members associated with major stockholders may not chair or be a member of the Audit Committee. Major stockholders are defined as owning 20% of the corporation’s equity. The charters of the Audit, Compensation and Organization and Nominating/Corporate Governance Committees are included at the end of the Principles.

2.	Assignment and Rotation of Committee Members/Outside Directors on Certain Committees

The CEO should recommend committee appointments to Nominating/Corporate Governance Committee, which will then submit recommendations for approval to the full Board. The Board expects that assignments should be rotated periodically. The Audit Committee, the Compensation and Organization Committee and the Committee on Directors should be comprised solely of outside directors.

3.	Committee Meetings

In consultation with each committee Chairman, the CEO will recommend a yearly committee meeting schedule for all standing committees and agendas for each meeting. The schedule and meeting content are expected to assure that the committees meet regularly and as needed to accomplish their responsibilities.

4.	Committee Reports

A report of each committee meeting will be presented to the full Board at the Board meeting subsequent to each committee meeting.

Exhibit B

MBIA Inc.

Audit Committee Charter

Purpose of the Audit Committee

The Audit Committee is appointed by the Board of Directors of MBIA Inc. (the “Company”) to assist the Board of Directors in monitoring (1) the integrity of the financial statements of the Company and of other material financial disclosures made by the company (2) the qualifications and independence of the Company’s independent auditor, (3) the performance of the Company’s internal audit function and independent auditor and (4) the Company’s compliance with legal and regulatory requirements.

In addition, the Audit Committee shall prepare the report of the Audit Committee required to be included in the Company’s annual proxy statement under the rules of the U.S. Securities and Exchange Commission (the “SEC”).

While the Audit Committee has the responsibilities and powers set forth in this Charter, the function of the Audit Committee is oversight. The management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements. Management and the Company’s internal audit department are responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent accountants are responsible for planning and carrying out proper annual audits and quarterly reviews of the Company’s financial statements.

In fulfilling their responsibilities under this Charter, it is recognized that the members of the Audit Committee are not full-time employees of the Company and, accordingly, it is not the duty or responsibility of the Committee or its individual members to conduct auditing or accounting reviews or procedures or to certify the Company’s financial statements or the independent auditors’ work. Each member of the Audit Committee shall be entitled to rely on the information, opinions, reports or statements, including financial statements and other financial data prepared or presented by officers or employees of the Company, its legal counsel, independent accountants or other persons with professional or expert competence.

Committee Composition and Membership

The Audit Committee shall consist of at least three members, each of whom the Board of Directors deems (1) independent as defined under applicable SEC and New York Stock Exchange (“NYSE”) rules and (2) qualified to perform the functions of an audit committee member pursuant to the requirements of the NYSE. At least one member of the Audit Committee must be a financial expert as defined by the SEC.

No director may serve as a member of the Audit Committee if he or she serves on the audit committee of more than two other public companies, unless the Board of Directors determines that such simultaneous service would not impair the ability of such director to effectively serve on the Audit Committee. Members of the Audit Committee shall serve at the pleasure of the Board of Directors and for such terms as the Board of Directors shall determine.

Committee Meetings, Reports and Authority

The Audit Committee shall meet as often as it determines, but not less frequently than quarterly. In the course of performing its functions, the Audit Committee shall make regular reports to the Board of Directors.

To perform its functions, the Audit Committee shall have the independent authority (1) to retain independent legal, accounting or other advisors to advise the Audit Committee and (2) to receive appropriate funds as determined by the Audit Committee from the Company for payment of compensation to the outside legal, accounting or other advisers employed by the Audit Committee. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel, independent auditor or other advisers to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee and to provide such information as the Audit Committee may deem necessary or reasonable.

The Audit Committee may form and delegate authority to subcommittees consisting of one or more members of the Committee, which may also include other members of the Board of Directors as may be designated by the Board of Directors, when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittees to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting. Pre-approvals of permitted non-audit services are subject to the de minimis exceptions described in Section 10(A)(i)(l)(B) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Audit Committee is directly responsible for the appointment, compensation and oversight of the work of the independent auditors, including the resolution of any disagreements between management and the independent auditors regarding financial reporting. The independent auditors will report directly to the Audit Committee.

The Audit Committee shall be responsible for all matters for which the NYSE or the SEC requires an audit committee to assume responsibility from time to time and shall have the powers necessary to fulfill such responsibilities.

In performing its functions, the Audit Committee shall undertake those tasks and responsibilities that, in its judgment, would most effectively contribute to and implement the purposes of the Audit Committee. The following functions are some of the common recurring activities of the Committee in carrying out its oversight responsibility.

Financial Statement and Disclosure Matters

1.	Review and discuss with management and the independent auditor the Company’s annual audited financial statements and the report of the independent auditor required by Section 10A(k) of the Exchange Act, including disclosures made in Management’s Discussion and Analysis of Financial Condition and Results of Operations as well as any major issues as to the adequacy of the Company’s internal controls (including management’s internal control report prepared in accordance with the SEC’s rules under Section 404 of the Sarbanes-Oxley Act) and any special audit steps adopted in light of significant deficiencies and/or material weaknesses.

2.	Review any analysis prepared by management or the independent auditor of significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including an analysis of the effect of alternative GAAP methods on the Company’s financial statements and a description of any transactions as to which management obtained Statement on Auditing Standards No. 50 letters.

3.	Review with management and the independent auditor the effect of regulatory and accounting initiatives, as well as off-balance sheet structures on the Company’s financial statements.

4.	Review with management and the independent auditor the Company’s quarterly financial statements including disclosures made in Management’s Discussion and Analysis of Financial Condition and Results of Operations prior to the filing of its Form 10-Q, including the results of the independent auditor’s review of the quarterly financial statements.

5.	Review earnings and other material press releases related to accounting or financial matters (paying particular attention to any use of “pro forma,” or “adjusted” non-GAAP information), and review financial information and earnings guidance delivered to analysts and rating agencies to the extent such information is different from the information provided to the Audit Committee.

6.	Review major changes to the Company’s auditing and accounting principles and practices as suggested by the independent auditor, internal auditors or management.

Oversight of the Company’s Relationship with its Independent Auditor

7.	Have the sole and direct responsibility and authority for the appointment, compensation, retention and oversight of the work of each independent auditor engaged by the Company and its subsidiaries for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for the Company, and each such independent auditor shall report directly to the Committee.

8.	Review annually the experience and qualifications of the senior members of the independent auditor team and the internal quality control procedures of the independent auditor. Assure that rotation of both the lead partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit occurs every five years.

9.	Obtain and review at least annually a report by the independent auditor describing (1) such auditor’s internal quality control procedures and (2) material issues, if any, raised in its most recent quality control or peer review or by inquiries or investigations by governmental or professional authorities within the previous five years and the steps taken to deal with such issues.

10.	Subject to the de minimis exceptions of Section 10A(i) of the Exchange Act and the SEC rules promulgated thereunder, have sole authority to approve the retention of the independent auditor for any permitted non-audit service and the fee for such service.

11.	Obtain and review, at least annually, a report from the independent auditor regarding such auditor’s independence and all relationships between the independent auditor and the Company, discuss such reports with the auditor, consider whether the provision of non-audit services is compatible with maintaining the auditor’s independence and, if deemed necessary by the Audit Committee, recommend that the Board of Directors take appropriate action to satisfy itself of the independence of the auditor.

12.	Terminate the independent auditor, such responsibility being solely that of the Audit Committee.

13.	Review with the independent auditor any significant consultation the engagement team had had with its national office; speaking directly to the independent auditor’s national office, if necessary.

14.	Meet with independent auditor prior to the audit to review the scope, planning and staffing of the audit, acknowledging that it is the auditor’s responsibility to plan the scope, nature and timing of work to support its audit opinion.

15.	Obtain from the independent auditor assurance that the audit was conducted in a manner consistent with Section 10A of the Exchange Act and no action under Section 10A(b) of the Securities Exchange Act of 1934 has been initiated.

16.	Obtain reports from management and the Company’s senior internal auditing executive that the Company and the Company’s domestic and foreign subsidiaries and affiliates are in conformity with applicable legal requirements and the Company’s code of ethical conduct, including disclosure of insider and affiliated party transactions.

17.	Discuss with the independent auditor (out of the presence of management if necessary) the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

18.	Review with management and the independent auditor any correspondence with regulators or governmental agencies and any employee complaints or published reports that raise material issues regarding the Company’s financial statements or accounting policies.

19.	Maintain procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

20.	Review with the independent auditor any problems or difficulties the auditor may have encountered and any management letter provided by the auditor and management’s response to that letter. Such review should include any difficulties encountered during the course of the audit work, including any restrictions on the scope of activities or access to required information, and any disagreements with management. The review should also include a discussion of the responsibilities, budget and staffing.

Performance of the Company’s Internal Audit Function and Independent Auditor

21.	Review the reports of the Company’s internal auditor and management’s response thereto.

22.	Review the Company’s internal Audit Plan annually to ensure that it identifies and addresses major areas of risk.

23.	Review the Company’s financial reporting processes and the appropriateness of the Company’s accounting principles, and consider any significant changes proposed to either those processes or principles.

24.	Review the Company’s code of ethical conduct and its system of monitoring adherence to that code and advise the Board regarding compliance with applicable laws and regulations and with the Company’s code of ethical conduct.

25.	Review the internal controls of the Company and the qualifications, activities and organizational structure of the Company’s internal Audit Department and review the appointment and replacement of the senior internal auditing executive made by the Company. Meet at least quarterly separately in executive session with the independent auditors, the Chief Financial Officer and the senior internal auditing executive. In addition, meet separately in executive session with any other officer or employee of the Company or the Company’s outside counsel in connection with fulfilling the Audit Committee’s responsibilities.

Compliance with Legal and Regulatory Requirements

26.	Review with the Company’s General Counsel all legal compliance matters and any legal matter that could have a material impact on the Company’s financial statements, the Company’s compliance policies and any material reports or inquiries received from regulators or government agencies.

27.	Review the adequacy of this Charter at least annually and make any recommended changes to the Board of Directors for consideration and approval.

28.	Conduct special investigations and engage special legal, accounting or other consultants to help advise the Audit Committee in connection with such investigations. The results of these investigations are to be reported to the full Board.

29.	Review the findings of examinations conducted by any regulatory agencies and report the results of such findings to the full Board.

Other Responsibilities

30.

Periodically review and discuss with management the Company’s guidelines and policies with respect to the process by which the Company undertakes risk assessment and risk management, with respect to risks that are not subject to the review and discussion by the Risk Committee or by any other Board committee, including discussion of the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures; and meet periodically with management to review the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

31.	Review the Company’s Antifraud Plan annually, including the identification of potential fraud risk, fraud protection and fraud detection methods.

32.	Set the hiring policies of the Company for employees or former employees of the independent auditors.

33.	Review and discuss with the CEO and CFO the procedures undertaken in connection with the CEO and CFO certifications for Form 10-Ks and Form 10-Qs, including their evaluation of the Company’s disclosure controls and procedures and internal controls.

34.	Undertake and review with the Board of Directors an annual performance evaluation of the Audit Committee, which shall compare the performance of the Audit Committee with the requirements of this Charter and set forth the goals and objectives of the Audit Committee for the upcoming year. The performance evaluation by the Audit Committee shall be conducted in such manner as the Board deems appropriate.

35.	Perform such other duties as may be delegated to the Audit Committee by the Board or as may be consistent with this Charter or the Company’s By-Laws.

Exhibit C

MBIA INC.

ANNUAL INCENTIVE PLAN

(Effective as of January 1, 2006)

SECTION 1. PURPOSE

The purposes of the Plan are to enable the Company and its Subsidiaries to attract, retain, motivate and reward the best qualified executive officers and key employees by providing them with the opportunity to earn competitive compensation directly linked to the Company’s performance. Effective January 1, 2006, this Plan supercedes and shall replace the Company’s Annual and Long-Term Incentive Plan.

SECTION 2. DEFINITIONS

Unless the context requires otherwise; the following words as used in the Plan shall have the meanings ascribed to each below, it being understood that masculine, feminine and neuter pronouns are used interchangeably and that each comprehends the others.

(a) “Board” means the Board of Directors of the Company.

(b) “Committee” means the Compensation & Organization Committee of the Board or such other committee of the Board as the Board shall designate from time to time, consisting of two or more members, each of whom is an “independent” director under New York Stock Exchange Listing requirements, a “Non-Employee Director” within the meaning of Rule 16b-3, as promulgated under the Act, and an “outside director” within the meaning of section 162(m) of the Code and the Treasury Regulations promulgated thereunder.

(c) “Company” means MBIA Inc.

(d) “Covered Employee” shall have the meaning set forth in Section 162(m).

(e) “Omnibus Plan” means the MBIA Inc. 2005 Omnibus Incentive Plan.

(f) “Participant” means (i) each executive officer of the Company and (ii) each other employee of the Company or a Subsidiary whom the Committee designates as a participant under the Plan.

(g) “Performance Period” means each calendar year or another period as designated by the Committee, so long as such period does not exceed one year.

(h) “Plan” means the MBIA Inc. Annual Incentive Plan, as set forth herein and as may hereafter be amended from time to time.

(i) “Section 162(m)” means Section 162(m) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

(j) “Subsidiary” means any corporation in which the Company owns, directly or indirectly, stock representing more than 50% of the voting power of all classes of stock entitled to vote.

SECTION 3. ADMINISTRATION

The Committee shall administer and interpret the Plan, provided that, in no event, shall the Plan be interpreted in a manner which would cause any award intended to be qualified as performance-based compensation under Section 162(m) to fail to so qualify. The Committee shall establish the performance objectives for any calendar year in accordance with Section 4 and certify whether such performance objectives have been obtained. Any determination made by the Committee under the Plan shall be final and conclusive. The Committee may employ such legal counsel, consultants and agents (including counsel or agents who are employees of the Company or a Subsidiary) as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel or consultant or agent and any computation received from such consultant or agent. All expenses incurred in the administration of the Plan, including, without limitation, for the engagement of any counsel, consultant or agent, shall be paid by the Company. No member or former member of the Board or the Committee shall be liable for any act, omission, interpretation, construction or determination made in connection with the Plan other than as a result of such individual’s willful misconduct.

SECTION 4. BONUSES

(a) Performance Criteria. Within 90 days after each Performance Period begins (or such other date as may be required or permitted under Section 162(m)), the Committee shall establish the performance objective or objectives that must be satisfied in order for a Participant to receive a bonus award for such Performance Period. Unless the Committee determines at the time of grant not to qualify the award as performance-based compensation under Section 162(m), any such performance objectives will be based upon the relative or comparative achievement of one or more of the following criteria, as determined by the Committee for the Performance Period: (i) revenue growth, (ii) earnings before interest, taxes, depreciation and amortization (iii) operating income, (iv) pre- or after-tax income, (v) cash flow, (vi) cash flow per share, (vii) net earnings, (viii) earnings per share, (ix) return on equity, (x) return on invested capital or risk adjusted return on allocated capital, (xi) return on assets, (xii) economic value added (or an equivalent metric), (xiii) share price performance, (xiv) total shareholder return, (xv) improvement in or attainment of expense levels, (xvi) improvement in or attainment of working capital levels, (xvii) book value, modified book value or adjusted book value per share, (xviii) adjusted gross premium and adjusted direct premium, (xix) net present value or projected net income after cost of capital, (xx) the credit quality and performance of the insured portfolios of the Company’s insurance subsidiaries, (xxi) the amount of assets under management of the Company’s investment management business, (xxii) improvement in capital structure, and (xxiii) such other criteria as may be determined by the Committee. Performance Goals may be established on a Company-wide basis or with respect to one or more business units, divisions, Subsidiaries, or products; and in either absolute terms or relative to the performance of one or more comparable companies or an index covering multiple companies.

(b) Maximum Amount Payable. If the Committee certifies in writing that any of the performance objectives established for the relevant Performance Period under Section 4(a) has been satisfied, each Participant who is employed by the Company or one of its Subsidiaries on the last day of the Performance Period for which the bonus is payable shall be entitled to receive an annual bonus in an amount not to exceed $5,000,000. If a Participant’s employment terminates for any reason (including, without limitation, his death, disability or retirement under the terms of any retirement plan maintained by the Company or a Subsidiary) prior to the last day of the Performance Period for which the bonus is payable, the maximum bonus payable to such Participant under the preceding sentence shall be multiplied by a fraction, the numerator of which is the number of days that have elapsed during the Performance Period in which the termination occurs prior to and including the date of the Participant’s termination of employment and the denominator of which is the total number of days in the Performance Period.

(c) Negative Discretion. Notwithstanding anything else contained in Section 4(b) to the contrary, the Committee shall have the right, in its absolute discretion, (i) to reduce or eliminate the amount otherwise payable to any Participant under Section 4(b) based on individual performance or any other factors that the Committee, in its discretion, shall deem appropriate and (ii) to establish rules or procedures that have the effect of limiting the amount payable to each Participant to an amount that is less than the maximum amount otherwise authorized under Section 4(b).

(d) Affirmative Discretion. Notwithstanding any other provision in the Plan to the contrary (including, without limitation, the maximum amounts payable under Section 4(b)), but subject to the maximum number of shares available for issuance under the Omnibus Plan, (i) the Committee shall have the right, in its discretion, to grant any annual bonus in cash, in shares of the Company’s Common Stock or in any combination thereof, to any Participant who is not a Covered Employee for the year in which the amount paid would ordinarily be deductible by the Company for federal income tax purposes in an amount up to the maximum bonus payable under Section 4(b), based on individual performance or any other criteria that the Committee deems appropriate and (ii) in connection with the hiring any person who is or becomes a Covered Employee, the Committee may provide for a minimum bonus amount in any Performance Period, regardless of whether performance objectives are attained.

SECTION 5. PAYMENT

Except as otherwise provided hereunder, payment of any bonus amount determined under Section 4 shall be made to each Participant as soon as practicable after the Committee certifies that one or more of the applicable performance objectives have been attained (or, in the case of any bonus payable under the provisions of Section 4(d), after the Committee determines the amount of any such bonus).

SECTION 6. FORM OF PAYMENT

The Committee shall determine whether any bonus payable under the Plan is payable in cash, in shares of Common Stock or in any combination thereof. Awards of shares under this Plan may be issued under the Omnibus Plan in forms including, without limitation, Restricted Stock and Restricted Stock Units. The Committee shall have the right to impose whatever conditions it deems appropriate with respect to the award of shares of Common Stock, including conditioning the vesting of such shares on the performance of additional service.

SECTION 7. GENERAL PROVISIONS

(a) Effectiveness of the Plan. The Plan shall be effective with respect to calendar years beginning on or after January 1, 2006 and ending on or before December 31, 2010, unless the term hereof is extended by action of the Board.

(b) Amendment and Termination. Notwithstanding Section 6(a), the Board or the Committee may at any time amend, suspend, discontinue or terminate the Plan; provided; however, that no such action shall be effective without approval by the shareholders of the Company to the extent necessary to continue to qualify the amounts payable hereunder to Covered Employees as performance-based compensation under Section 162(m).

(c) Designation of Beneficiary. Each Participant may designate a beneficiary or beneficiaries (which beneficiary may be an entity other than a natural person) to receive any payments which may be made following the Participant’s death. Such designation may be changed or canceled at any time without the consent of any such beneficiary. Any such designation, change or cancellation must be made in a form approved by the Committee and shall not be effective until received by the Committee. If no beneficiary has been named, or the designated beneficiary or beneficiaries shall have predeceased the Participant, the beneficiary shall be the Participant’s spouse or, if no spouse survives the Participant, the Participant’s estate. If a Participant designates more than one beneficiary, the rights of such beneficiaries shall be payable in equal shares, unless the Participant has designated otherwise.

(d) No Right of Continued Employment. Nothing in this Plan shall be construed as conferring upon any Participant any right to continue in the employment of the Company or any of its Subsidiaries.

(e) No Limitation on Corporate Actions. Nothing contained in the Plan shall be construed to prevent the Company or any Subsidiary from taking any corporate action which is deemed by it to be appropriate or in its best interest, whether or not such action would have an adverse effect on any awards made under the Plan. No employee, beneficiary or other person shall have any claim against the Company or any Subsidiary as a result of any such action.

(f) Non-alienation of Benefits. Except as expressly provided herein, no Participant or beneficiary shall have the power or right to transfer, anticipate, or otherwise encumber the Participant’s interest under the Plan. The Company’s obligations under this Plan are not assignable or transferable except to (i) a corporation which acquires all or substantially all of the Company’s assets or (ii) any corporation into which the Company may be merged or consolidated. The provisions of the Plan shall inure to the benefit of each Participant and the Participant’s beneficiaries; heirs, executors, administrators or successors in interest.

(g) Withholding. Any amount payable to a Participant or a beneficiary under this Plan shall be subject to any applicable federal, state and local income and employment taxes and any other amounts that the Company or a Subsidiary is required by law to deduct and withhold from such payment.

(h) Severability. If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.

(i) Governing Law. The Plan shall be construed in accordance with and governed by the laws of the State of New York, without reference to the principles of conflict of laws.

(j) Headings. Headings are inserted in this Plan for convenience of reference only and are to be ignored in a construction of the provisions of the Plan.

Exhibit D

THE MBIA INC. 2005

OMNIBUS INCENTIVE PLAN

SECTION 1. PURPOSE

The purposes of The MBIA Inc. 2005 Omnibus Incentive Plan (the “Plan”) are to promote the interests of MBIA Inc. and its shareholders by (i) attracting and retaining executive personnel and other key employees and directors of outstanding ability; (ii) motivating executive personnel and other key employees and directors by means of performance-related incentives, to achieve longer-range performance goals; and (iii) enabling such individuals to participate in the long-term growth and financial success of MBIA Inc.

SECTION 2. DEFINITIONS

(a) Certain Definitions. Capitalized terms used herein without definition shall have the respective meanings set forth below:

“Act” means the Securities Exchange Act of 1934, as amended.

“Affiliate” means, with respect to any person, any other person controlled by, controlling or under common control with such person.

“Award” means any grant or award made pursuant to Sections 5 through 8, inclusive.

“Award Agreement” means an agreement between the Company and a Participant, setting out the terms and conditions relating to an Award granted under the Plan.

“Board of Directors” means the Board of Directors of the Company.

“Cause” means (i) the willful failure by the Participant to perform substantially his duties as an Employee of the Company (other than due to physical or mental illness) after reasonable notice to the Participant of such failure, (ii) the Participant’s engaging in serious misconduct that is injurious to the Company or any Subsidiary in any way, including, but not limited to, by way of damage to their respective reputations or standings in their respective industries, (iii) the Participant’s having been convicted of, or entered a plea of nolo contendere to, a crime that constitutes a felony or (iv) the breach by the Participant of any written covenant or agreement with the Company or any Subsidiary not to disclose or misuse any information pertaining to, or misuse any property of, the Company or any Subsidiary or not to compete or interfere with the Company or any Subsidiary.

“Change in Control” shall be deemed to have occurred if:

(i) any person (within the meaning of Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), including any group (within the meaning of Rule 13d-5(b) under the Exchange Act), but excluding any of the Company, any Subsidiary or any employee benefit plan sponsored or maintained by the Company or any Subsidiary, acquires “beneficial ownership” (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined Voting Power (as defined below) of the Company’s securities; or

(ii) within any 24-month period, the persons who were directors of the Company at the beginning of such period (the “Incumbent Directors”) shall cease to constitute at least a majority of the Board or the board of directors of any successor to the Company; provided, however, that any director elected to the

Board, or nominated for election, by a majority of the Incumbent Directors then still in office shall be deemed to be an Incumbent Director for purposes of this subclause (ii); or

(iii) upon the consummation of a merger, consolidation, share exchange, division, sale or other disposition of all or substantially all of the assets of the Company which has been approved by the shareholders of the Company (a “Corporate Event”), and immediately following the consummation of which the stockholders of the Company immediately prior to such Corporate Event do not hold, directly or indirectly, a majority of the Voting Power of (x) in the case of a merger or consolidation, the surviving or resulting corporation, (y) in the case of a share exchange, the acquiring corporation or (z) in the case of a division or a sale or other disposition of assets, each surviving, resulting or acquiring corporation which, immediately following the relevant Corporate Event, holds more than 25% of the consolidated assets of the Company immediately prior to such Corporate Event.

“Change in Control Price” means the highest price per share of Common Stock offered in conjunction with any transaction resulting in a Change in Control (as determined in good faith by the Committee if any part of the offered price is payable other than in cash) or, in the case of a Change in Control occurring solely by reason of a change in the composition of the Board, the highest Fair Market Value of the Common Stock on any of the 30 trading days immediately preceding the date on which a Change in Control occurs.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means the Compensation & Organization Committee of the Board or such other committee of the Board as the Board shall designate from time to time, consisting of two or more members, each of whom is an “independent” director under New York Stock Exchange Listing requirements, a “Non-Employee Director” within the meaning of Rule 16b-3, as promulgated under the Act, and an “outside director” within the meaning of section 162(m) of the Code and the Treasury Regulations promulgated thereunder.

“Common Stock” or “Stock” means the common stock of the Company, par value $1.00 per share.

“Company” means MBIA Inc., a Connecticut corporation, and any successor thereto.

“Designated Beneficiary” means the beneficiary designated by the Participant, in a manner determined by the Committee, to receive amounts due the Participant in the event of the Participant’s death. In the absence of an effective designation by the Participant, Designated Beneficiary shall mean the Participant’s estate.

“Disability” means, unless another definition is incorporated into the applicable Award Agreement, Disability as specified under the Company’s long-term disability insurance policy and any other termination of a Participant’s employment under such circumstances that the Committee determines to qualify as a Disability for purposes of this Plan, provided that if a Participant is a party to an employment or individual severance agreement with an Employer that defines the term “Disability” then, with respect to any Award made to such Participant, “Disability” shall have the meaning set forth in such agreement.

“Dividend Equivalent” means the right, granted under Section 8 of the Plan, to receive payments in cash or in shares of Common Stock, based on dividends with respect to shares of Common Stock.

“Eligible Director” means a director of the Company who is not an employee of the Company or any Subsidiary.

“Effective Date” means the date, following adoption of this Plan by the Board of Directors, on which this Plan is approved by a majority of the votes cast at a duly constituted meeting of the shareholders of the Company.

“Employee” means any officer or employee of the Company or any Subsidiary (as determined by the Committee in its sole discretion).

“Employer” means the Company and any Subsidiary, and, in the discretion of the Committee, may also mean any business organization that is an Affiliate (i.e., an Affiliate corporation 40% of whose outstanding voting securities are owned by a Subsidiary).

“Fair Market Value” means, on any date, the closing price of the Common Stock as reported on the consolidated tape of the New York Stock Exchange (or on such other recognized quotation system on which the trading prices of the Common Stock are quoted at the relevant time) on such date. In the event that there are no Common Stock transactions reported on such tape (or such other system) on such date, Fair Market Value shall mean the closing price on the immediately preceding date on which Common Stock transactions were so reported.

“New Employer” means, after a Change in Control, a Participant’s employer, or any direct or indirect parent or any direct or indirect majority-owned subsidiary of such employer.

“Option” means a stock option granted under Section 7. Options granted under the Plan are not intended to qualify as incentive stock options under section 422 of the Code.

“Participant” means an Employee or Eligible Director who is selected by the Committee to receive an Award under the Plan.

“Performance Cycle” means the period of years selected by the Committee during which performance is measured for the purpose of determining the extent to which an award of Performance Shares, Performance Units, performance-based Restricted Stock or performance-based Restricted Stock Units has been earned or vested, which shall not be less than 2 years.

“Performance Goals” means the objectives established by the Committee for a Performance Cycle pursuant to Section 5(c) for the purpose of determining the extent to which an award of Performance Shares, Performance Units, performance-based Restricted Stock or performance-based Restricted Stock Units has been earned or vested.

“Performance Share” means an award granted pursuant to Section 5 of the Plan of a contractual right to receive a share of Common Stock (or the cash equivalent thereof) upon the achievement, in whole or in part, of the applicable Performance Goals.

“Performance Unit” means a dollar-denominated unit (or a unit denominated in the Participant’s local currency) granted pursuant to Section 5 of the Plan, payable upon the achievement, in whole or in part, of the applicable Performance Goals.

“Prior Plans” means the MBIA Inc. 1987 Stock Option Plan, the MBIA Inc. 2000 Stock Option Plan, the MBIA Inc. Annual and Long-Term Incentive Plan (effective as of January 1, 2002), and the MBIA Inc. Restricted Stock Plan for Non-Employee Directors.

“Restriction Period” means the period of time selected by the Committee during which a grant of Restricted Stock and Restricted Stock Units, as the case may be, is subject to forfeiture and/or restrictions on transfer pursuant to the terms of the Plan.

“Restricted Stock” means shares of Stock contingently granted to a Participant under Section 6 of the Plan.

“Restricted Stock Unit” means a stock-denominated unit contingently awarded under Section 6 of the Plan.

“Retirement” means, unless another definition is incorporated into the applicable Award Agreement, a termination of the Participant’s employment at or after Participant reaches age 55 with at least eight years of service.

“Subsidiary” means any business entity in which the Company owns, directly or indirectly, fifty percent (50%) or more of the total combined voting power or in which the Company has, either directly or indirectly, a material equity interest and which the Committee has designated as a “Subsidiary” for purposes of this definition.

“Termination of Service” means the date upon which a non-employee director ceases to be a member of the Board.

“Voting Power” when used in the definition of Change in Control shall mean such specified number of the Voting Securities as shall enable the holders thereof to cast such percentage of all the votes which could be cast in an annual election of directors and “Voting Securities” shall mean all securities of a company entitling the holders thereof to vote in an annual election of directors.

(b) Gender and Number. Except when otherwise indicated by the context, words in the masculine gender used in the Plan shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.

SECTION 3. POWERS OF THE COMMITTEE

(a) Eligibility. Each Employee and Eligible Director who, in the opinion of the Committee, has the capacity to contribute to the successful performance of the Company, is eligible to be a Participant in the Plan.

(b) Power to Grant and Establish Terms of Awards. The Committee shall have the discretionary authority, subject to the terms of the Plan, to determine the Employees and Eligible Directors, if any, to whom Awards shall be granted, the type or types of Awards to be granted, and the terms and conditions of any and all Awards including, without limitation, the number of shares of Stock subject to an Award, the time or times at which Awards shall be granted, and the terms and conditions of applicable Award Agreements. The Committee may establish different terms and conditions for different types of Awards, for different Participants receiving the same type of Award, and for the same Participant for each type of Award such Participant may receive, whether or not granted at the same or different times.

(c) Administration. The Plan shall be administered by the Committee. The Committee shall have sole and complete authority and discretion to adopt, alter and repeal such administrative rules, guidelines and practices governing the operation of the Plan as it shall from time to time deem advisable, and to interpret the terms and provisions of the Plan. The Committee’s decisions (including any failure to make decisions) shall be binding upon all persons, including the Company, shareholders, Employers, each Participant and each Designated Beneficiary, and shall be given deference in any proceeding with respect thereto.

(d) Delegation by the Committee. The Committee may delegate to the Chief Executive Officer of the Company the power and authority to make Awards to Participants who are not “insiders” subject to Section 16(b) of the Act, pursuant to such conditions and limitations as the Committee may establish.

(e) Participants Based Outside the United States. To conform with the provisions of local laws and regulations, or with local compensation practices and policies, in foreign countries in which the Company or any of its Subsidiaries or Affiliates operate, but subject to the limitations set forth herein regarding the maximum number of shares issuable hereunder and the maximum award to any single Participant, the Committee may (i) modify the terms and conditions of Awards granted to Participants employed outside the United States (“Non-US Awards”), (ii) establish subplans with modified exercise procedures and such other modifications as may be necessary or advisable under the circumstances (“Subplans”), and (iii) take any action which it deems advisable to obtain, comply with or otherwise reflect any necessary governmental regulatory procedures, exemptions or approvals with respect to the Plan. The Committee’s decision to grant Non-US Awards or to establish Subplans is entirely voluntary, and at the complete discretion of the Committee. The Committee may amend, modify or terminate any Subplans at any time, and such amendment, modification or termination may be made without prior notice to the Participants. The Company, Subsidiaries, Affiliates and members of the Committee shall not incur any liability of any kind to any Participant as a result of any change, amendment or termination of any Subplan at any time. The benefits and rights provided under any Subplan or by any Non-US Award (i) are wholly discretionary and, although provided by either the Company, a Subsidiary or Affiliate, do not constitute regular or periodic payments and (ii) are not to be considered part of the Participant’s salary or compensation under the Participant’s employment with the Participant’s local employer for purposes of calculating any severance, resignation, redundancy or other end of service payments, vacation, bonuses, long-term service awards, indemnification, pension or retirement benefits, or any other payments, benefits or rights of any kind. If a Subplan is terminated, the Committee may direct the payment of Non-US Awards (or direct the deferral of payments whose amount shall be determined) prior to the dates on which payments would otherwise have been made, and, in the Committee’s discretion, such payments may be made in a lump sum or in installments.

SECTION 4. MAXIMUM AMOUNT AVAILABLE FOR AWARDS

(a) Number. Subject in all cases to the provisions of this Section 4, the maximum number of shares of Stock that are available for Awards shall be 6,000,000 shares of Stock. Any shares issued under the Plan in connection with Options shall be counted against this limit as one share for every one share covered by such Option; for Awards other than Options, any shares issued shall be counted against this limit as two shares for every one share issued. Following the Effective Date, no new Awards shall be granted under the Prior Plans and any shares authorized but unissued under the Prior Plans shall be canceled. Shares of Stock may be made available from Stock held in treasury or authorized but unissued shares of the Company not reserved for any other purpose. Awards may be granted under the Plan in order to cover shares issuable in connection with awards made under the MBIA Annual Incentive Plan (the “Annual Plan”) and any other plans, arrangements or agreements of the Company, as in effect from time to time. Shares issued under the Plan in connection with awards that are assumed, converted or substituted pursuant to a merger or an acquisition will not count against the share reserve under this Section 4.

(b) Canceled, Terminated, or Forfeited Awards, etc. If, after the Effective Date, any Award granted hereunder or any award granted under any of the Prior Plans expires or is terminated unexercised, any shares of Stock covered by such lapsed, canceled or expired portion of such Award or Prior Plan award shall become available for new grants under this Plan, provided that any such shares previously subject to Options shall be counted as one share for every one share covered by such Option and any such shares previously subject to awards other than Options shall be counted as two shares for every one share under such initial award.

(c) Individual Award Limitations. No Participant may receive a vested right to more than 500,000 shares of stock in respect of Performance Shares and performance-based Restricted Stock and Restricted Stock Units under the Plan in any three-year period. No Participant may receive Options on more than 1 million shares of Stock under the Plan in any three-year period. No Participant may receive Performance Units under the Plan in any three-year period with a value of more than $5 million, pro rated for Performance Cycles greater than or less than three years (or the equivalent of such amount denominated in the Participant’s local currency).

(d) Adjustment in Capitalization. In the event that the Committee shall determine that any stock dividend, stock split, share combination, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Stock at a price substantially below fair market value, or other similar corporate event affects the Stock such that an adjustment is required in order to preserve, or to prevent the enlargement of, the benefits or potential benefits intended to be made available under this Plan, then the Committee shall, in its sole discretion, and in such manner as the Committee may deem equitable, adjust any or all of (i) the number and kind of shares which thereafter may be awarded or optioned and sold under the Plan, including, without limitation, the individual limitations described in Section 4(c) above and any limits on the types of Awards that may be made under the Plan, (ii) the number and kind of shares subject to outstanding Options and other Awards, and (iii) the grant, exercise or conversion price with respect to any Award. In addition, the Committee may, if deemed appropriate, make provision for cash payment to a Participant or a person who has an outstanding Option or other Award. Unless the Committee shall otherwise determine, following any such adjustment, the number of shares subject to any Option or other Award shall always be a whole number.

SECTION 5. PERFORMANCE SHARES AND PERFORMANCE UNITS

(a) Generally. The Committee shall have the authority to determine the Participants who shall receive Performance Shares and Performance Units, the number of Performance Shares and the number and value of Performance Units each Participant receives for each or any Performance Cycle, and the Performance Goals applicable in respect of such Performance Shares and Performance Units for each Performance Cycle. Any adjustments to such Performance Goals shall be approved by the Committee. The Committee shall determine the duration of each Performance Cycle (the duration of Performance Cycles may differ from each other), and there may be more than one Performance Cycle in existence at any one time. Performance Shares and Performance Units shall be evidenced by an Award Agreement that shall specify the number of Performance Shares and the number and value of Performance Units awarded to the Participant, the Performance Goals applicable thereto, and such other terms and conditions not inconsistent with the Plan as the Committee shall determine. No shares of Stock will be issued at the time an Award of Performance Shares is made, and the Company shall not be required to set aside a fund for the payment of Performance Shares or Performance Units.

(b) Earned Performance Shares and Performance Units. Performance Shares and Performance Units shall become earned, in whole or in part, based upon the attainment of specified Performance Goals or the occurrence of any event or events, including a Change in Control, as the Committee shall determine, either at or after the grant date. In addition to the achievement of the specified Performance Goals, the Committee may, at the grant date, condition payment of Performance Shares and Performance Units on such conditions as the Committee shall specify. The Committee may also require the completion of a minimum period of service (in addition to the achievement of any applicable Performance Goals) as a condition to the vesting of any Performance Share or Performance Unit Award.

(c) Performance Goals. At the discretion of the Committee, Performance Goals may be based on any or all of the following Performance measures: (i) revenue growth, (ii) earnings before interest, taxes, depreciation and amortization, (iii) operating income, (iv) pre- or after-tax income, (v) cash flow, (vi) cash flow per share, (vii) net earnings, (viii) earnings per share, (ix) return on equity, (x) return on invested capital or risk adjusted return on allocated capital, (xi) return on assets, (xii) economic value added (or an equivalent metric), (xiii) share price performance, (xiv) total shareholder return, (xv) improvement in or attainment of expense levels, (xvi) improvement in or attainment of working capital levels, (xvii) book value, modified book value or adjusted book value per share, (xviii) adjusted gross premium and adjusted direct premium, (xix) net present value of projected net income after cost of capital, (xx) the credit quality and performance of the insured portfolios of the Company’s insurance subsidiaries, (xxi) the amount of assets under management of the Company’s investment management business, (xxii) improvement in capital structure, and (xxiii) such other criteria as may be determined by the Committee. Performance Goals may be established on a Company-wide basis or with respect to one or more business units, divisions, Subsidiaries, or products; and in either absolute terms or relative to the performance of one or more comparable companies or an index covering multiple companies. When establishing Performance Goals for a Performance Cycle, the Committee may exclude any or all

“extraordinary items” as determined under U.S. generally accepted accounting principles and as identified in the financial statements, notes to the financial statements or management’s discussion and analysis in the annual report, including, without limitation, the charges or costs associated with restructurings of the Company or any Employer, discontinued operations, extraordinary items, capital gains and losses, dividends, share repurchase, other unusual or non-recurring items, and the cumulative effects of accounting changes. The Committee may also adjust the Performance Goals for any Performance Cycle as it deems equitable in recognition of unusual or non-recurring events affecting the Company, changes in applicable tax laws or accounting principles, or such other factors as the Committee may determine (including, without limitation, any adjustments that would result in the Company paying non-deductible compensation to a Participant).

(d) Special Rule for Performance Goals. If, at the time of grant, the Committee intends a Performance Share Award or Performance Unit (or a performance-based Award of Restricted Stock or Restricted Stock Units) to qualify as “other performance-based compensation” within the meaning of Section 162(m)(4) of the Code, the Committee must establish Performance Goals for the applicable Performance Cycle no later than the 90th day after the Performance Cycle begins (or by such other date as may be required under Section 162(m) of the Code).

(e) Negative Discretion. Notwithstanding anything in this Section 5 to the contrary, the Committee shall have the right, in its absolute discretion, (i) to reduce or eliminate the amount otherwise payable to any Participant under Section 5(h) based on individual performance or any other factors that the Committee, in its discretion, shall deem appropriate and (ii) to establish rules or procedures that have the effect of limiting the amount payable to each Participant to an amount that is less than the maximum amount otherwise authorized.

(f) Affirmative Discretion. Notwithstanding any other provision in the Plan to the contrary, (including, without limitation, the maximum amounts payable under Section 4(c)), but subject to the maximum number of shares available for issuance under Section 4(a) of the Plan, (i) the Committee shall have the right, in its discretion, to grant a bonus in cash, in shares of the Company’s Common Stock or in any combination thereof, to any Participant who is not a Covered Employee (as such term is defined in Section 162(m) of the Code) for the year in which the amount paid would ordinarily be deductible by the Company for federal income tax purposes in an amount up to the maximum bonus payable, based on individual performance or any other criteria that the Committee deems appropriate and (ii) in connection with the hiring any person who is or becomes a Covered Employee, the Committee may provide for a minimum bonus amount in any Performance Period, regardless of whether performance objectives are attained.

(g) Certification of Attainment of Performance Goals. As soon as practicable after the end of a Performance Cycle and prior to any payment or vesting in respect of such Performance Cycle, the Committee shall certify in writing the number of Performance Shares (or performance-based Restricted Stock or Restricted Stock Units) and the number and value of Performance Units which have been earned or vested on the basis of performance in relation to the established Performance Goals.

(h) Payment of Awards. Payment or delivery of Stock with respect to earned Performance Shares and earned Performance Units shall be distributed to the Participant or, if the Participant has died, to the Participant’s Designated Beneficiary, as soon as practicable after the expiration of the Performance Cycle and the Committee’s certification under paragraph 5(g) above, provided that (i) payment or delivery of Stock with respect to earned Performance Shares and earned Performance Units shall not be distributed to a Participant until any other conditions on payment of such Awards established by the Committee have been satisfied, and (ii) any amounts payable in respect of Performance Shares or Performance Units pursuant to Section 9(a)(ii) shall be distributed in accordance with Section 9(a)(iii). The Committee shall determine whether earned Performance Shares and earned Performance Units are to be distributed in the form of cash, shares of Stock or in a combination thereof, with the value or number of shares payable to be determined based on the Fair Market Value of Stock on the date of the Committee’s certification under paragraph 5(g) above. The Committee shall have the right to impose whatever conditions it deems appropriate with respect to the award of shares of Common Stock, including conditioning the vesting of such shares on the performance of additional service.

(i) Newly Eligible Participants. Notwithstanding anything in this Section 5 to the contrary, the Committee shall be entitled to make such rules, determinations and adjustments as it deems appropriate with respect to any Participant who becomes eligible to receive Performance Shares or Performance Units after the commencement of a Performance Cycle.

(j) Termination of Employment or Service.

(i) Termination Generally. A Participant’s rights, if any, with respect to Performance Shares and Performance Units upon termination of the Participant’s employment or service shall be determined by the Committee at the time the Award is granted and shall be set forth in the Award Agreement covering such Performance Shares or Performance Units.

(ii) Termination in Connection with a Change in Control. Notwithstanding anything to the contrary in this Section 5(j), Section 9 shall determine the treatment of Performance Shares and Performance Units upon a Change in Control.

SECTION 6. RESTRICTED STOCK AND RESTRICTED STOCK UNITS

(a) Grant. Restricted Stock and Restricted Stock Units may be granted to Participants at such time or times as shall be determined by the Committee. The grant date of any Restricted Stock or Restricted Stock Units under the Plan will be the date on which such Restricted Stock or Restricted Stock Units are awarded by the Committee, or on such other date as the Committee shall determine. Restricted Stock and Restricted Stock Units shall be evidenced by an Award Agreement that shall specify (i) the number of shares of Restricted Stock and the number of Restricted Stock Units to be granted to each Participant, (ii) the Restriction Period(s) and (iii) such other terms and conditions not inconsistent with the Plan as the Committee shall determine, including customary representations, warranties and covenants with respect to securities law matters. Grants of Restricted Stock shall be evidenced by a bookkeeping entry in the Company’s records (or by such other reasonable method as the Company shall determine from time to time). No shares of Stock will be issued at the time an Award of Restricted Stock Units is made and the Company shall not be required to set aside a fund for the payment of any such Awards.

(b) Vesting. Restricted Stock and Restricted Stock Units granted to Participants under the Plan shall be subject to a Restriction Period. Except as otherwise determined by the Committee at or after grant, and subject to the Participant’s continued employment with his or her Employer on such date, the Restriction Period shall lapse in accordance with the schedule provided in the Participant’s restricted stock agreement. For Employees of the Company, the Restriction Period for Awards that vest solely based on continued employment for a fixed period of time shall be no less than three years, except in the case of (i) Awards made to newly hired Employees in order to replace awards from a prior employer, which were forfeited, (ii) Awards made under this or any other Company incentive plans as a form of payment of earned compensation and (iii) Awards providing for an acceleration of vesting upon certain qualifying terminations of employment or upon a Change in Control, as set forth in the relevant Award Agreement. The Restriction Period may lapse with respect to portions of Restricted Stock and Restricted Stock Units on a pro rata basis, or it may lapse at one time with respect to all Restricted Stock and Restricted Stock Units in an Award. The Restriction Period shall also lapse, in whole or in part, upon the occurrence of any event or events, including a Change in Control, specified in the Plan, or specified by the Committee, in its discretion, either at or after the grant date of the applicable Award. In its discretion, the Committee may also establish performance-based vesting conditions with respect to Awards of Restricted Stock and Restricted Stock Units (in lieu of, or in addition to, time-based vesting) based on one or more of the Performance Goals listed in Section 5(c) (and meeting the corresponding requirements under Sections 5(d) and 5(g)), during a Performance Cycle selected by the Committee.

(c) Settlement of Restricted Stock and Restricted Stock Units. At the expiration of the Restriction Period for any Restricted Stock Awards, the Company shall remove the restrictions applicable to the bookkeeping entry evidencing the Restricted Stock Awards, and shall, upon request, deliver the stock certificates evidencing such Restricted Stock Awards to the Participant or the Participant’s legal representative (or otherwise evidence the issuance of such shares free of any restrictions imposed under the Plan). At the expiration of the Restriction Period for any Restricted Stock Units, for each such Restricted Stock Unit, the Participant shall receive, in the Committee’s discretion, (i) the Fair Market Value of one share of Stock as of such payment date, (ii) one share of Stock or (iii) any combination of cash and shares of Stock.

(d) Restrictions on Transfer. Except as provided herein or in an Award Agreement, shares of Restricted Stock and Restricted Stock Units may not be sold, assigned, transferred, pledged or otherwise encumbered during the Restriction Period. Any such attempt by the Participant to sell, assign, transfer, pledge or encumber shares of Restricted Stock and Restricted Stock Units without complying with the provisions of the Plan shall be void and of no effect.

(e) Termination of Employment or Service.

(i) Termination Generally. A Participant’s rights, if any, with respect to Restricted Stock and Restricted Stock Units upon termination of the Participant’s employment or service shall be determined by the Committee at the time the Award is granted and shall be set forth in the Award Agreement covering such Restricted Stock or Restricted Stock Units.

(ii) Termination in Connection with a Change in Control. Notwithstanding anything to the contrary in this Section 6(e), Section 9 shall determine the treatment of Restricted Stock and Restricted Stock Units upon a Change in Control.

SECTION 7. STOCK OPTIONS

(a) Grant. Options may be granted to Participants at such time or times as shall be determined by the Committee. Except as otherwise provided herein, the Committee shall have complete discretion in determining the number of Options, if any, to be granted to a Participant. The grant date of an Option under the Plan will be the date on which the Option is awarded by the Committee, or such other date as the Committee shall determine in its sole discretion. Each Option shall be evidenced by an Award Agreement that shall specify the exercise price, the duration of the Option, the number of shares of Stock to which the Option pertains, the conditions upon which the Option or any portion thereof shall become vested or exercisable and such other terms and conditions not inconsistent with the Plan as the Committee shall determine, including customary representations, warranties and covenants with respect to securities law matters.

(b) Exercise Price. The Committee shall establish the exercise price at the time each Option is granted, which price shall not be less than 100% of the Fair Market Value of the Stock on the date of grant. Notwithstanding the preceding sentence, Options granted as replacement Awards for Awards that are assumed, converted or substituted pursuant to a merger or acquisition may have an exercise price less than the Fair Market Value of the Stock on the date of grant.

(c) Vesting and Exercisability. Except as otherwise determined by the Committee at or after grant, and subject to the Participant’s continued employment with his or her Employer on such date, each Option awarded to a Participant under the Plan shall become vested and exercisable in accordance with the vesting schedule provided in the Participant’s option agreement, but in no event later than ten years from the date of grant. Options awarded to Employees under the Plan shall vest over a period of not less than three years from the date of grant (either on a cliff-vesting or a pro rata basis), except in the case of (i) Options granted to newly hired Employees in order to replace awards from a prior employer, which were forfeited and (ii) Options providing for an acceleration of vesting upon certain qualifying terminations of employment or upon a Change in Control, as set forth in the relevant Award Agreement. Options may also become exercisable, in whole or in part, upon the occurrence of any event or events, including a Change in Control, specified in the Plan, or specified by the Committee, in its discretion, either at or after the grant date of the applicable Option. In its discretion, the Committee may also establish performance conditions with respect to the exercisability of any Option. No Option shall be exercisable on or after the tenth anniversary of its grant date. The Committee may impose such conditions with respect to the exercise of Options, including without limitation, any relating to the application of federal or state securities laws, as it may deem necessary or advisable.

(d) Payment. No Stock shall be delivered pursuant to any exercise of an Option until payment in full of the option price therefore is received by the Company. Such payment may be made (i) in cash or its equivalent (ii) by exchanging shares of Stock owned by the optionee for at least six months (or for such greater or lesser period as the Committee may determine from time to time) and which are not the subject of any pledge or other security interest, (iii) by a combination of the foregoing, provided that the combined value of all cash and cash equivalents and the Fair Market Value of any such Stock so tendered to the Company, valued as of the date of such tender, is at least equal to such exercise price, (iv) to the extent permitted by the Committee, through an arrangement with a broker approved by the Company (or through an arrangement directly with the Company) whereby payment of the exercise price is accomplished with the proceeds of the sale of Stock, or (v) to the extent permitted by the Committee, through net settlement in Stock. The Company may not make a loan to a Participant to facilitate such Participant’s exercise of any of his or her Options or payment of taxes.

(e) Termination of Employment or Service.

(i) Termination Generally. A Participant’s rights, if any, with respect to Options upon termination of the Participant’s employment or service, shall be determined by the Committee at the time the Award is granted and shall be set forth in the Award Agreement covering such Options.

(ii) Termination in Connection with a Change in Control. Notwithstanding anything to the contrary in this Section 7(e), Section 9 shall determine the treatment of Options upon a Change in Control.

SECTION 8. DIVIDEND EQUIVALENTS

(a) In General. Dividend Equivalents may be granted to Participants at such time or times as shall be determined by the Committee. Dividend Equivalents may be granted in tandem with other Awards, in addition to other Awards, or freestanding and unrelated to other Awards. The grant date of any Dividend Equivalents under the Plan will be the date on which the Dividend Equivalent is awarded by the Committee, or such other date as the Committee shall determine in its sole discretion. Dividend Equivalents shall be evidenced in writing, whether as part of the Award Agreement governing the terms of the Award, if any, to which such Dividend Equivalent relates, or pursuant to a separate Award Agreement with respect to freestanding Dividend Equivalents, in each case, containing such provisions not inconsistent with the Plan as the Committee shall determine, including customary representations, warranties and covenants with respect to securities law matters.

SECTION 9. CHANGE IN CONTROL

(a) Accelerated Vesting and Payment.

(i) In General. Unless the individual Award Agreement provides otherwise and subject to the provisions of Sections 9(a)(ii) and 9(b), upon a Change in Control (i) all outstanding Options shall become vested and exercisable immediately prior to the Change in Control and (ii) the Restriction Period on all outstanding Restricted Stock and Restricted Stock Units scheduled to vest solely based on continued

employment or service for a fixed period of time shall lapse immediately prior to the Change in Control. Additionally, subject to the provisions of Sections 9(a)(ii) and 9(b), the Committee (as constituted prior to the Change in Control) shall provide that in connection with the Change in Control (i) each Option shall be canceled in exchange for an amount (payable in accordance with Section 9(a)(iii)) equal to the excess, if any, of the Change in Control Price over the exercise price for such Option and (ii) each such share of Restricted Stock and each such Restricted Stock Unit shall be canceled in exchange for an amount (payable in accordance with Section 9(a)(iii)) equal to the Change in Control Price multiplied by the number of shares of Stock covered by such Award.

(ii) Performance Shares, Performance Units and Performance-Based Restricted Stock and Restricted Stock Units. Unless the individual Award Agreement provides otherwise, in the event of a Change in Control, (i) each outstanding Performance Share and Performance Unit shall be canceled in exchange for a payment equal to the pro rata portion of the Performance Shares and the value of the Performance Units earned as of the date of the Change in Control, based on both performance achieved in respect of the relevant Performance Goals and the portion of the Performance Cycle that has been completed through the date of the Change in Control and (ii) each Award of Restricted Stock and Restricted Stock Units scheduled to vest based (in part or in whole) upon the achievement of specified Performance Goals shall become vested and/or paid out pro rata, based on both the performance achieved in respect of the relevant Performance Goals and the portion of the Performance Cycle that has been completed through the date of the Change in Control. With respect to the portion of any Award of Performance Shares, Performance Units, performance-based Restricted Stock or performance-based Restricted Stock Units for which Performance Goals have been partially or fully satisfied as of the Change in Control date, but which relates to the uncompleted portion of the Performance Cycle and therefore does not become earned or vested as of the Change in Control date in accordance with the preceding sentence, such unearned or unvested portion of the Award shall be converted into an equivalent valued Alternative Award (as described in Section 9(b)) of restricted stock or restricted stock units of the New Employer that will vest solely based upon the Participant’s continued employment or service through the end of the Performance Cycle to which the Award had previously been subject. If the New Employer declines to grant an Alternative Award as described in the preceding sentence, then such portion of the Award shall become fully vested and/or paid out upon such Change in Control. The intent of this Section 9(a)(ii) can be illustrated by the following example:

A Participant has been granted 60,000 Performance Shares subject to a 3-year Performance Cycle. At the end of the second year of the Performance Cycle, a Change in Control occurs and as of the Change in Control date, 50% of the relevant Performance Goals have been met. Under Section 9(a)(ii), the Participant will be entitled to receive a payment in respect of such Performance Shares equal to the value of 20,000 Performance Shares (i.e., 2/3 of 60,000, times 50%). Additionally, the Participant will be entitled to receive an Alternative Award of restricted stock or restricted stock units (or an immediate payment if the New Employer declines to grant such an Alternative Award) with a value equal to 10,000 Performance Shares (i.e., the portion of the Award that did not vest because it relates to the uncompleted portion of the Performance Cycle).

(iii) Payments. Payment of any amounts calculated in accordance with Sections 9(a)(i) and (ii) shall be made in cash or, if determined by the Committee (as constituted prior to the Change in Control), in shares of the stock of the New Employer having an aggregate fair market value equal to such amount or in a combination of such shares of stock and cash. To the extent permitted under Section 11(h), all amounts payable hereunder shall be payable in full, as soon as reasonably practicable, but in no event later than 10 business days, following the Change in Control. For purposes hereof, the fair market value of one share of stock of the New Employer shall be determined by the Committee (as constituted prior to the consummation of the transaction constituting the Change in Control), in good faith.

(b) Alternative Awards. Notwithstanding Sections 9(a)(i) and 9(a)(iii), no cancelation, acceleration of exercisability or vesting, lapse of any Restriction Period or settlement or other payment shall occur with respect to any outstanding Award (other than performance-based Awards described under Section 9(a)(ii)) if the Committee reasonably determines, in good faith, prior to the Change in Control that such outstanding Awards shall be honored or assumed, or new rights substituted therefor (such honored, assumed or substituted Award being hereinafter referred to as an “Alternative Award”) by the New Employer, provided that any Alternative Award must:

(i) be based on securities which are traded on an established United States securities market, or which will be so traded within 60 days of the Change in Control;

(ii) provide the Participant (or each Participant in a class of Participants) with rights and entitlements substantially equivalent to or better than the rights, terms and conditions applicable under such Award, including, but not limited to, an identical or better exercise or vesting schedule and identical or better timing and methods of payment;

(iii) have substantially equivalent economic value to such Award (determined by the Committee in good faith at the time of the Change in Control); and

(iv) have terms and conditions which provide that if the Participant’s employment is involuntarily terminated other than for cause within 24 months following the Change in Control, any conditions on a Participant’s rights under, or any restrictions on transfer or exercisability applicable to, each such Alternative Award shall be waived or shall lapse, as the case may be.

(c) Termination of Employment or Service Prior to Change in Control. To the extent provided by the Committee at or after the time of grant, in the event that any Change in Control occurs as a result of any transaction described in clause (ii) or (iii) of the definition of such term, any Participant whose employment or service is involuntarily terminated other than for Cause on or after the date on which the shareholders of the Company approve the transaction giving rise to the Change in Control, but prior to the consummation thereof, shall be treated, solely for purposes of this Plan (including, without limitation, this Section 9), as continuing in the Company’s employment or service until the occurrence of such Change in Control, and to have been terminated immediately thereafter.

SECTION 10. EFFECTIVE DATE, AMENDMENT, MODIFICATION, AND

TERMINATION OF THE PLAN

The Plan shall be effective on the Effective Date, and shall continue in effect, unless sooner terminated pursuant to this Section 10, until the tenth anniversary of the Effective Date. The Board of Directors or the Committee may at any time in its sole discretion, for any reason whatsoever, terminate or suspend the Plan, and from time to time may amend or modify the Plan; provided that without the approval by a majority of the votes cast at a duly constituted meeting of shareholders of the Company, no amendment or modification to the Plan may (i) materially increase the benefits accruing to Participants under the Plan, (ii) except as otherwise expressly provided in Section 4(d), materially increase the number of shares of Stock subject to the Plan or the individual Award limitations specified in Section 4(c), (iii) materially modify the requirements for participation in the Plan or (iv) materially modify the Plan in any other way that would require shareholder approval under any regulatory requirement that the Committee determines to be applicable, including, without limitation, the rules of the New York Stock Exchange. No amendment, modification, or termination of the Plan shall in any manner adversely affect any Award theretofore granted under the Plan, without the consent of the Participant.

SECTION 11. GENERAL PROVISIONS

(a) Withholding. The Employer shall have the right to deduct from all amounts paid to a Participant in cash (whether under this Plan or otherwise) any amount of taxes required by law to be withheld in respect of Awards under this Plan as may be necessary in the opinion of the Employer to satisfy tax withholding required under the laws of any country, state, province, city or other jurisdiction, including but not limited to income taxes, capital gains taxes, transfer taxes, and social security contributions that are required by law to be withheld. In the case of payments of Awards in the form of Stock, at the Committee’s discretion, the Participant shall be required to either pay to the Employer the amount of any taxes required to be withheld with respect to such Stock or, in lieu thereof, the Employer shall have the right to retain (or the Participant may be offered the opportunity to elect to tender) the number of shares of Stock whose Fair Market Value equals such amount required to be withheld.

(b) Nontransferability of Awards. No Award shall be assignable or transferable except by will or the laws of descent and distribution; provided that the Committee may permit (on such terms and conditions as it shall establish) a Participant to transfer an Award for no consideration to the Participant’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Participant’s household (other than a tenant or employee), a trust in which these persons have more than 50% of the beneficial interest and any other entity in which these persons (or the Participant) own more than 50% of the voting interests (“Permitted Transferees”). Except to the extent required by law, no right or interest of any Participant shall be subject to any lien, obligation or liability of the Participant. All rights with respect to Awards granted to a Participant under the Plan shall be exercisable during the Participant’s lifetime only by such Participant or, if applicable, his or her Permitted Transferee(s). The rights of a Permitted Transferee shall be limited to the rights conveyed to such Permitted Transferee, who shall be subject to and bound by the terms of the agreement or agreements between the Participant and the Company.

(c) No Limitation on Compensation. Nothing in the Plan shall be construed to limit the right of the Company to establish other plans or to pay compensation to its Employees, in cash or property, in a manner which is not expressly authorized under the Plan.

(d) No Right to Employment. No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Employer. The grant of an Award hereunder, and any future grant of Awards under the Plan is entirely voluntary, and at the complete discretion of the Company. Neither the grant of an Award nor any future grant of Awards by the Company shall be deemed to create any obligation to grant any further Awards, whether or not such a reservation is explicitly stated at the time of such a grant. The Plan shall not be deemed to constitute, and shall not be construed by the Participant to constitute, part of the terms and conditions of employment and participation in the Plan shall not be deemed to constitute, and shall not be deemed by the Participant to constitute, an employment or labor relationship of any kind with the Company. The Employer expressly reserves the right at any time to dismiss a Participant free from any liability, or any claim under the Plan, except as provided herein and in any agreement entered into with respect to an Award. The Company expressly reserves the right to require, as a condition of participation in the Plan, that Award recipients agree and acknowledge the above in writing. Further, the Company expressly reserves the right to require Award recipients, as a condition of participation, to consent in writing to the collection, transfer from the Employer to the Company and third parties, storage and use of personal data for purposes of administering the Plan.

(e) No Rights as Shareholder. Subject to the provisions of the applicable Award contained in the Plan and in the Award Agreement, no Participant, Permitted Transferee or Designated Beneficiary shall have any rights as a shareholder with respect to any shares of Stock to be distributed under the Plan until he or she has become the holder thereof.

(f) Construction of the Plan. The validity, construction, interpretation, administration and effect of the Plan and of its rules and regulations, and rights relating to the Plan, shall be determined solely in accordance with the laws of the State of Connecticut (without reference to the principles of conflicts of law).

(g) Compliance with Legal and Exchange Requirements. The Plan, the granting and exercising of Awards thereunder, and any obligations of the Company under the Plan, shall be subject to all applicable federal, state, and foreign country laws, rules, and regulations, and to such approvals by any regulatory or governmental agency as may be required, and to any rules or regulations of any exchange on which the Stock is listed. The Company, in its discretion, may postpone the granting and exercising of Awards, the issuance or delivery of Stock under any Award or any other action permitted under the Plan to permit the Company, with reasonable diligence, to complete such stock exchange listing or registration or qualification of such Stock or other required action under any federal, state or foreign country law, rule, or regulation and may require any Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Stock in compliance with applicable laws, rules, and regulations. The Company shall not be obligated by virtue of any provision of the Plan to recognize the exercise of any Award or to otherwise sell or issue Stock in violation of any such laws, rules, or regulations, and any postponement of the exercise or settlement of any Award under this provision shall not extend the term of such Awards. Neither the Company nor its directors or officers shall have any obligation or liability to a Participant with respect to any Award (or Stock issuable thereunder) that shall lapse because of such postponement.

(h) Compliance with Code Section 409A. No Awards shall be granted, deferred, paid out or modified under this Plan in a manner that would result in the imposition of a penalty tax under section 409A of the Code.

(i) Indemnification. Each person who is or shall have been a member of the Committee and each delegate of such Committee shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be made a party or in which he or she may be involved in by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided that the Company is given an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it personally. The foregoing right of indemnification shall not be exclusive and shall be independent of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or By-Laws, by contract, as a matter of law, or otherwise.

(j) Amendment of Award. In the event that the Committee shall determine that such action would, taking into account such factors as it deems relevant, be beneficial to the Company, the Committee may affirmatively act to amend, modify or terminate any outstanding Award at any time prior to payment or exercise in any manner not inconsistent with the terms of the Plan, including without limitation, to change the date or dates as of which (A) an Option becomes exercisable, (B) a Performance Share or Performance Unit is deemed earned, or (C) Restricted Stock and Restricted Stock Units becomes nonforfeitable, except that no outstanding Option may be amended or otherwise modified or exchanged (other than in connection with a transaction described in Section 4(d)) in a manner that would have the effect of reducing its original exercise price or otherwise constitute repricing. Any such action by the Committee shall be subject to the Participant’s consent if the Committee determines that such action would adversely affect the Participant’s rights under such Award, whether in whole or it part.

(k) Deferrals. Subject to Section 11(h), (i) the Committee may postpone the exercising of Awards, the issuance or delivery of Stock under, or the payment of cash in respect of, any Award or any action permitted under the Plan and (ii) a Participant may electively defer receipt of the shares of Stock or cash otherwise payable in respect of any Award (including, without limitation, any shares of Stock issuable upon the exercise of an Option), in each case, upon such terms and conditions as the Committee may establish from time to time.

(l) No Impact On Benefits. Except as may otherwise be specifically stated under any employee benefit plan, policy or program, no amount payable in respect of any Award shall be treated as compensation for purposes of calculating a Participant’s right under any such plan, policy or program.

(m) No Constraint on Corporate Action. Nothing in this Plan shall be construed (a) to limit, impair or otherwise affect the Company’s right or power to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets or (b) to limit the right or power of the Company, or any Subsidiary, to take any action which such entity deems to be necessary or appropriate.

(n) Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of this Plan, and shall not be employed in the construction of this Plan.

ANNUAL MEETING OF SHAREHOLDERS

Thursday, May 5, 2005

10:00 A.M.

Corporate Headquarters, 113 King Street, Armonk, NY 10504

You can view the Annual Report and Proxy Statement on the Internet at http://investor.mbia.com.

113 King Street

Armonk, NY 10504

Proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting of MBIA Inc. on May 5, 2005.

The undersigned hereby appoints David C. Clapp and John A. Rolls and each of them, the proxies and agents of the undersigned, each with power of substitution, to vote all shares of Common Stock of MBIA INC. (“the Company”), which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at MBIA INC., 113 King Street, Armonk, New York, on Thursday, May 5, 2005, at 10:00 A.M., New York time, and at any adjournment thereof, with all the powers which the undersigned would possess if personally present, hereby revoking any prior proxy to vote at such meeting and hereby ratifying and confirming all that said proxies and agents or their substitutes or any of them may lawfully do by virtue hereof, upon the following matters, as described in the MBIA INC. Proxy Statement, receipt of which is hereby acknowledged, and in their discretion, upon such other business as may properly come before the meeting or any adjournment thereof.

See reverse for voting instructions.

COMPANY #

There are three ways to vote your Proxy.

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK ««« EASY ««« IMMEDIATE

• Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 4:00 p.m. (EST) on May 4, 2005.

• Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

• VOTE BY INTERNET — http://www.eproxy.com/mbi/ —QUICK ««« EASY ««« IMMEDIATE

• Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 4:00 p.m. (EST) on May 4, 2005.

• Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

• VOTE BY MAIL

• Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to MBIA Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card

The Board of Directors Recommends a Vote FOR Items 1-6.

1. Election of directors:	01 Joseph W. Brown 02 C. Edward Chaplin 03 David C. Clapp 04 Gary C. Dunton 05 Claire L. Gaudiani	06 Daniel P. Kearney 07 Laurence H. Meyer 08 Debra J. Perry 09 John A. Rolls	☐ Vote FOR all nominees (except as marked)	☐ Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Approval of the Company’s new Annual Incentive Plan for purposes of Section 162(m) of the Internal Revenue Code.	☐	For	☐	Against	☐	Abstain
3.	Approval of the Company’s new Omnibus Incentive Plan.	☐	For	☐	Against	☐	Abstain
4.	Approval of an amendment to Section 8 of the Company’s Certificate of Incorporation.	☐	For	☐	Against	☐	Abstain
5.	Approval of an amendment to the Company’s Certificate of Incorporation to permit shareholders to act by majority written consent.	☐	For	☐	Against	☐	Abstain
6.	Approval of Appointment of PricewaterhouseCoopers LLP as independent auditors.	☐	For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box ☐ Indicate changes below:

Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.